UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         Post-Effective Amendment No. 6
                                       to
                                    Form SB-2
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                         GLOBAL AIRCRAFT SOLUTIONS, INC.

                     Trading Symbol - GACF.OB (OTCBB Market)

                             Nevada 4581 84-1108499
                             ------- ---- ----------
(State or jurisdiction            (Primary SIC Number)     (IRS Employer of
     incorporation)                                        Identification No.)

                        P.O. Box 23009, Tucson, AZ 85734
                        --------------------------------
          (Address and telephone number of principal executive offices)

                                  520-294-3481
                                  ------------
                                   (Telephone)

Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

This Post-Effective Amendment No. 6 to the Registration Statement further amends our Registration Statement declared effective on February 8, 2006 to include the Registrant's Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission on April 14 2008. This Post-Effective Amendment No. 6 to the Registration Statement also updates beneficial ownership of securities and business operations as of the filing date.

                         GLOBAL AIRCRAFT SOLUTIONS, INC.

                        Mailing Address: P.O. BOX 23009,
                        Tucson, Arizona 85734-3009 U.S.A.
                              Phone (520) 294-3481
                               Fax (520) 741-1430
                         www.globalaircraftsolutions.com


                   PRELIMINARY PROSPECTUS DATED August 1, 2008
                              SUBJECT TO COMPLETION

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the 6th Post Effective Amendment to the Registration Statement filed with the Securities and Exchange Commission is effective.

                     Trading Symbol - GACF.OB (OTCBB Market)

This prospectus relates to the resale by selling shareholders of Global Aircraft Solutions, Inc. ("Global" or "Company") of a total of 20,343,215 shares of common stock of the Company issued by us in private transactions exempt from registration with the SEC pursuant to Rule 506 under Regulation D as promulgated by the SEC Act 1933 and a total of 10,887,865 shares of common stock of the Company issueable upon exercise of all issued and outstanding warrants held by the selling shareholders. The shares of common stock are being offered for sale by the selling shareholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On July 28, 2008, the last reported sale price of our common stock was $0.25 per share. These prices will fluctuate based on the demand for the shares of common stock.

The selling shareholders named in this prospectus are offering all of the 31,348,080 shares of common stock offered through this prospectus. We will not receive any of the proceeds from the sale of the 12,715,386 shares of common stock by the selling shareholders. However, the Company may receive proceeds from the exercise of any of the 18,632,694 warrants issued unless the warrant holders elect to implement the cashless exercise option that is available for any warrants exercised prior to the existence of an effective registration statement with respect to such underlying shares. (See Section entitled "Use of Proceeds" and "Offering").

This offering and an investment in our shares involves a high degree of risk and is suitable only for those persons with substantial financial resources in relation to their investment and who understand the particular risks of this investment. Please see "Risk Factors" on pages 7-12 to read about factors you should consider carefully before buying our shares.

This preliminary prospectus is not an offer to sell these securities and it is not a soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS


SUMMARY..................................................................   1

OFFERING.................................................................   5

RISK FACTORS.............................................................   7

FORWARD LOOKING STATEMENTS...............................................  12

USE OF PROCEEDS..........................................................  13

DIVIDEND POLICY..........................................................  14

DILUTION.................................................................  14

SELLING SHAREHOLDERS.....................................................  15

PLAN OF DISTRIBUTION.....................................................  19

LEGAL PROCEEDINGS........................................................  20

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.............  22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........  24

DESCRIPTION OF SECURITIES................................................  27

INTEREST OF NAMED EXPERTS AND COUNSEL....................................  27

DISCLOSURE OF COMMISSION POSITION FOR SECURITIES ACT LIABILITY...........  27

ORGANIZATION WITHIN THE LAST FIVE YEARS..................................  27

DESCRIPTION OF BUSINESS..................................................  29

MANAGEMENT DISCUSSION AND ANALYSIS.......................................  35

DESCRIPTION OF PROPERTY..................................................  55

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................  56

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.................  56

COMPENSATION DISCUSSION & ANALYSIS.......................................  57

FINANCIAL STATEMENTS.....................................................  59

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTANT CONTROL
AND FINANCIAL DISCLOSURE.................................................  62

FURTHER INFORMATION......................................................  63

                         (PAGE INTENTIONALLY LEFT BLANK)

                                     SUMMARY

Global Aircraft Solutions, Inc. ("Global" or "Company") was incorporated in Nevada on September 5, 1997. Our principal office is located at 6901 S. Park Ave., Tucson, AZ 85706. Global is a public company that trades in the U.S. over-the-counter market. Our common stock is quoted on the OTC Bulletin Board under symbol GACF. Global was formed as a holding company to establish, maintain and administer the equity and debt funding of any acquired subsidiaries as well as maintain such capitalization of any subsidiaries. On April 12, 2002, Global acquired 100% of the common stock of Johnstone Softmachine Corporation (Johnstone) pursuant to the Stock Purchase Agreement and Plan of Reorganization by and between LogiCapital Corporation (the principal shareholder of Johnstone), an entity controlled by John Brasher who, at that time, was a director of Global (he has since resigned). Mr. Brasher was also a principal stockholder of Global prior to the merger. As such, this transaction represented a transfer between control groups and is reported on a historical cost basis. Johnstone was formed on May 8, 1996 has had no substantial operations, and is in the development stage. Johnstone currently lacks the funding necessary to commence operations.

On May 2, 2002, Global acquired newly formed Hamilton Aerospace Technologies, Inc., a Delaware corporation, located at 6901 S. Park Ave., Tucson, AZ 85706 ("HAT") in a stock-for-stock exchange. HAT was formed on April 5, 2002 and commenced operations on April 15, 2002, to create a premier provider of aircraft maintenance, repair, and overhaul ("MRO") services to owners and operators of Transport Category commercial jet aircraft. Its customers are all aircraft operators, including passenger and cargo air carriers, and aircraft leasing companies. In conjunction with commencing operations on April 15, 2002, HAT entered into an agreement to purchase the operating assets and inventory from an existing MRO, Hamilton Aviation ("Sale of Assets Agreement") as well as entering into a Lease/Purchase Agreement with Hamilton Aviation for the same assets so that HAT could commence operations pending a closing of the Sale of Assets Agreement ("Lease Agreement"). Shortly after entering into this Sale of Assets Agreement, Hamilton Aviation filed for reorganization under Chapter 11 of the United States Bankruptcy Code. The Sale of Assets Agreement was submitted to the Bankruptcy Estate for approval as part of Hamilton Aviation's plan of reorganization; and pending the Bankruptcy Estate's review and acceptance of the Sale of Assets Agreement and such plan of reorganization, HAT and Hamilton entered into an interim agreement whereby HAT agreed to assume Hamilton Aviation's service contracts pending approval of the Sale of Assets Agreement. During the Bankruptcy Estate's review of the Sale of Assets Agreement and plan of reorganization, HAT and Hamilton renegotiated the terms and purchase price of the Sale of Assets Agreement; and in March 2004, the modified Sale of Assets Agreement was approved by the Bankruptcy Estate and memorialized and finalized by the entry of a Settlement Agreement among HAT, Hamilton Aviation and the Bankruptcy Estate. This Settlement Agreement was then confirmed by Order of the Bankruptcy Court dated May 6, 2004.

On July 15, 2004, Global acquired World Jet Corporation ("World Jet") a privately owned Nevada corporation, located at 6900 S. Park Ave., Tucson, AZ 85706 pursuant to a stock purchase agreement whereby Global acquired 100% of the stock of World Jet for a total purchase price of $2,050,000.00 payable as follows: 1) $1,250,000.00 in cash, 2) $300,000.00 promissory note, and 3)
1,000,000 shares of Global stock at a price of $0.50 per share as well as assuming all liabilities of World Jet including the income tax liability for World Jet fiscal 2003. World Jet is an aircraft parts sales and aircraft parts brokerage facility servicing aircraft operators, aircraft leasing companies and MRO facilities. Tucson, Arizona is the only workplace for Global, HAT and World Jet.

On August 26, 2005, Global together with BCI Aircraft Leasing, ("BCI"), formed a joint venture Delaware limited liability company called Jetglobal, LLC. This is a special purpose LLC formed to acquire and remarket commercial jet aircraft. BCI will be primarily responsible for the marketing aspects of Jetglobal while Global will be responsible for the technical, repair and maintenance aspects associated with remarketing purchased aircraft. Global invested an initial amount of $1,125,000 for a 30% membership and profit interest and BCI invested an initial amount of $2,625,000 for a 70% membership interest in Jetglobal. Pursuant to the terms of Jetglobal's Operating Agreement, although the Company has a 30% membership interest, it is only responsible for 25% of the costs and expenses associated with Jetglobal including any business transactions.

The Company has divided its operations into the following reportable segments: aircraft maintenance, repair, and overhaul; aircraft trading (i.e. aircraft brokerage and/or the purchase for resale or lease of aircraft and/or aircraft engines); and part sales. All aircraft maintenance, repair and overhaul is performed at HAT. Beginning January 1, 2005, all of the Company's aircraft trading has been done through Global. (the Company's partnership, Jetglobal , also did aircraft trading). Prior to that date all aircraft trading transactions were handled through HAT. Subsequent to its acquisition in January 2004, substantially all part sales were done by the Company's wholly owned subsidiary, World Jet.

During the year ended December 31, 2005, 73% of the Company's operations were conducted by two operating subsidiaries: HAT which accounted for approximately 56% of the Company's revenue and Word Jet which accounted for approximately 17% of the Company's revenue. The Company's share of Jetglobal 2005 net income was over $1,000,000. Global contributed 27% of the Company's revenue through its entrance into the aircraft trading venue. In addition to the operating expenses incurred by Global for administrative, legal and accounting functions associated with Global managing the shares of its wholly owned subsidiaries as well as all activities related to capitalizing and maintaining adequate capitalization levels for its subsidiaries, Global, beginning in 2005, also reports expenses generated in the pursuit of aircraft trading.

During 2006, the Company formed Mexican corporation, Hamilton Aerospace Mexico,
S. A. de C.V. for the purpose of satisfying governmental requirements of the country of Mexico associated with HAT's Tijuana operation and the servicing of Mexican airline, Avolar Aerolineas.

Global Aircraft Leasing Partners, LLC, a Delaware limited liability company, ("GALP"), is a start-up aircraft-leasing venture formed to acquire aircraft, through a combination of debt and equity financing, and lease these commercial jet aircraft to operators throughout the world. On September 4, 2007, the Company and GALP entered into an agreement that calls for the company assuming a 40% equity interest in GALP, effective October 1, 2007. Notwithstanding the effective date of the agreement, the parties have agreed that in return for marketing and technical support provided to GALP to date, the Company will be entitled to a commission equal to 40% of the net profits earned on all transactions entered into by GALP from the date of its inception through October 1, 2007. Under the terms of the agreement, in consideration for its 40% equity participation in GALP, the company will make a one time capital contribution of $40,000. As further consideration the Company will provide to GALP ongoing technical support to facilitate GALP's commercial aircraft purchasing, leasing and sales activities. All technical services provided to GALP by HAT and World Jet will be billed at company-standard rates. The Company has made $20,000 in capital contribution as of December 31, 2007. Final agreement relative to operations has not yet been finalized and Global has no equity participation in GALP for the year ended December 31, 2007. Global will not be required to invest capital in aircraft acquired by GALP, and all debt assumed by GALP as a result of aircraft acquisitions will be non-recourse with respect to the Company. Other members of GALP will include equity funding specialists and aircraft leasing professionals. Global and GALP have also agreed that Global will have first right of refusal for all aircraft maintenance, aircraft parts and technical consulting requirements that GALP may have as a result of its aircraft acquisition and leasing activities.

During the year ended December 31, 2007, 68% of the Company's operations were conducted by two operating subsidiaries: HAT which accounted for approximately 60% of the Company's revenue and Word Jet which accounted for approximately 8% of the Company's revenue. The Company's share of Jetglobal 2007 net income was $214,800. Global contributed 32% of the Company's revenue through its aircraft-trading activity.

The following table graphically depicts the operating performance for Global, HAT and World Jet subsidiaries on a stand-alone and consolidated basis for the year ended December 31, 2007:


------------------ -------------------------- --------------- ---------------- --------------- ----------------- ----------------
       Period                                 Global          HAT              World Jet       * Eliminate       Consolidated
                                              Stand Alone     Stand Alone      Stand Alone     Intercompany
------------------ -------------------------- --------------- ---------------- --------------- ----------------- ----------------
                                              $               $                $               $                 $
------------------ -------------------------- --------------- ---------------- --------------- ----------------- ----------------
             2007  Revenues                     7,900,000       14,809,618        5,516,972      (3,483,089)      24,743,501
------------------ -------------------------- --------------- ---------------- --------------- ----------------- ----------------
         Year End  Cost of Sales               (6,848,337)     (11,440,802)      (3,872,958)      3,460,372      (18,701,725)
------------------ -------------------------- --------------- ---------------- --------------- ----------------- ----------------
          Results  Expenses                    (3,646,290)      (5,976,319)      (1,311,316)         25,185      (10,908,740)
------------------ -------------------------- --------------- ---------------- --------------- ----------------- ----------------
                   Operating Profit (Loss)     (2,594,627)      (2,607,503)         332,698          (2,468)      (4,866,964)
------------------ -------------------------- --------------- ---------------- --------------- ----------------- ----------------

The "Eliminate" column reflects the $ amounts of Inter-Company Sales by World
Jet to HAT in 2007. On a consolidated basis Revenues and Cost of Sales are reduced to reflect the Revenues and Cost of Sales for external sales only, with a zero $ impact on stand alone or consolidated profit (loss) figures.

The following table graphically depicts the operating performance for Global, HAT and World Jet subsidiaries on a stand-alone and consolidated basis for the year ended December 31, 2006:

------------------ -------------------------- --------------- ---------------- --------------- ----------------- ----------------
       Period                                 Global          HAT              World Jet       * Eliminate       Consolidated
                                              Stand Alone     Stand Alone      Stand Alone     Intercompany
------------------ -------------------------- --------------- ---------------- --------------- ----------------- ----------------
                                              $               $                $               $                 $
------------------ -------------------------- --------------- ---------------- --------------- ----------------- ----------------
             2006  Revenues                     4,475,000       26,058,040       10,591,165       (6,582,010)      34,542,195
------------------ -------------------------- --------------- ---------------- --------------- ----------------- ----------------
         Year End  Cost of Sales               (3,489,909)     (20,929,517)      (8,103,408)       6,582,010      (25,940,824)
------------------ -------------------------- --------------- ---------------- --------------- ----------------- ----------------
          Results  Expenses                    (3,394,122)      (3,342,380)      (1,866,978)                       (8,603,480)
------------------ -------------------------- --------------- ---------------- --------------- ----------------- ----------------
                   Operating Profit (Loss)     (2,409,031)       1,786,143          620,779                            (2,109)
------------------ -------------------------- --------------- ---------------- --------------- ----------------- ----------------

The following table graphically depicts the operating performance for Global, HAT and World Jet subsidiaries on a stand-alone and consolidated basis for the year ended December 31, 2005:

------------------ ------------------- --------------- ---------------- --------------- ---------------- -----------------
       Period                          Global          HAT              World Jet       * Eliminate      Consolidated
                                       Stand Alone     Stand Alone      Stand Alone     Intercompany
------------------ ------------------- --------------- ---------------- --------------- ---------------- -----------------
                                       $               $                $               $                $
------------------ ------------------- --------------- ---------------- --------------- ---------------- -----------------
             2005  Revenues              11,396,538       23,505,112       10,622,681        (4,295,683)      41,228,648
------------------ ------------------- --------------- ---------------- --------------- ---------------- -----------------
         Year End  Cost of Sales         (7,930,337)     (19,594,059)      (7,829,248)        4,295,683      (31,057,961)
------------------ ------------------- --------------- ---------------- --------------- ---------------- -----------------
          Results  Expenses              (2,489,347)       (3,692,489)     (1,599,557)                         (7,781,393)
------------------ ------------------- --------------- ---------------- --------------- ---------------- -----------------
                   Operating Profit         976,854           218,564       1,193,876                           2,389,294
------------------ ------------------- --------------- ---------------- --------------- ---------------- -----------------



                                        3


While the Company aggressively seizes revenue-producing opportunities such as aircraft trading, management gauges results by looking at what has been the core revenue producing activity to date, the sale of labor hours in our maintenance segment. In 2007, revenue produced from labor was $8.6 million; in 2006, revenue produced from labor was $14.3 million and was virtually the same in 2005 at $14.3 million. Billable hours for 2006 and 2005 were essentially the same at approximately 240,000. Billable hours for 2007 decreased about 36% or 87,000.
The comparative costs for all direct labor, including work performed by outside contractors, was $5,005,874 in 2007 compared to $8,945,712 in 2006 and $9,190,898 in 2005, representing 44% decrease in cost from 2006 to 2007 and a 3% decrease in cost from 2005 to 2006. The relationship between direct labor costs to direct labor revenues decreased approximately 4% to 58% during 2007 and 2% to about 62% in 2006 as compared with 64% in 2005. Direct labor percentages will always vary to some degree due to the nature of flat rate bidding as opposed to billing for all time and materials. Included in the operating expenses for the Company in the years ended December 31, 2007, 2006 and were $1,086,360, $617,459 and $326,594, respectively, associated with the award of stock and stock options. $581,282 of the 2007 amount was related to the options issued as part of the debenture transaction discussed earlier.

Due to the fact that World Jet's largest customer is HAT, part sales decrease as maintenance decreases. Sales by our part sales segment to our maintenance for 2007, 2006 and 2005 were $3.5M, $6.6M and $4.3M respectively. These results represent 24%, 27% and 23% of the MRO sales for the corresponding periods. This relationship will vary to a degree due to the particular mix of customers serviced during the periods. We do have some customers that typically furnish their own material to jobs. It is certain that the cash crunch experienced during late 2006 and 2007 made it necessary to curtail efforts to grow the brokering operations of our parts sales segment. Cost of parts sold were 31%, 43% and 53% of parts revenue for 2007, 2006 and 2005 respectively. The decreasing percentage indicates an increased use of owned inventory as opposed to brokered inventory.

The most significant decrease in revenue from 2005 to 2006 was experienced in aircraft sales, as most aircraft sales took place in Jetglobal. Aircraft trading in 2006 resulted in a decrease of $10 million in sales when compared to the prior year. In 2007, the Company sold one aircraft for $7.9, which is an increase in revenue for that segment of 145% over 2006. Since aircraft trading is an opportunistic venture, with the value of one type of aircraft varying substantially from the value of another, sales as well as cost of sales will vacillate based on the terms of each individual transaction.

The current registration includes 12,715,386 shares of common stock of the Company that have been issued pursuant to a private placement exempt from registration with the SEC pursuant to Rule 506 under Regulation D as promulgated by the SEC pursuant to Section 4(2), and 18,632,694 shares of common stock of the Company issueable upon exercise of warrants 7,200,000 of which were exercised by selling shareholder Barron on July 27, 2005; 399,000 of which were exercised by selling shareholder JG Capital on September 20, 2005 and 22,812 which were exercised by selling shareholder Grushko on September 14, 2005 (2).
If all warrants are exercised, the number of shares of common stock the Company is registering (31,348,080) will represent 63.6% of the authorized and outstanding shares of common stock of the Company.

Unless otherwise indicated, "Global Aircraft Solutions, Inc." "we", "us" "our"
"Company" refer to Global Aircraft Solutions, Inc. and its subsidiaries.



                                        4


                                    OFFERING

Securities Being Offered           20,343,215 shares of common stock (1) and up
                                   to 10,887,865 shares of common stock upon the
                                   exercise of all warrants (2).

Securities Issued                  40,181,301 shares of common stock were issued
and to be Issued                   and outstanding as of the date of this
                                   prospectus and an additional 10,887,865
                                   shares of common stock will be issued and
                                   outstanding if all warrants are exercised
                                   (3). Also see footnote (2)

Use of Proceeds                    We will not receive any proceeds from the
                                   sale of the private placement issue of (i)
                                   18,799,000 shares of common stock by the
                                   selling shareholders, Contrarion Equity Fund,
                                   LP ("CEF"), CRT Capital Group, LLC ("CRT"),
                                   Contrarioan Long Short, L.P. ("CLS"), Silver
                                   Point Capital Offshore Fund, Ltd. ("SPCOF"),
                                   Delta Offshore, Ltd. ("DOFS"), Delta
                                   Institutional ("DI"), Brencourt Advisors, LLC
                                   ("BA"), Brencourt Distressed Securities
                                   Master, Ltd. ("BDSM"), Loeb Partners
                                   Corporation ("Loeb"), JMG Triton Offshore
                                   Fund, Ltd. LP ("Triton"), JMG Capital
                                   Partners, LP ("JMG"), Blackmore Offshore,
                                   Ltd. ("BOFS"), Blackmore Wallace Partners, LP
                                   ("BWP"), Delta Onshore, LP ("DONS"),
                                   Blackmore Partners ("BP"), Delta Pleiades, LP
                                   ("DP"), Silver Point Capital Fund, LP
                                   ("SPCF") , AHFP Contrarian ("AHFP"), AF
                                   Capital, LLC ("AFC"), Core Fund, L.P. ("CF"),
                                   Cedarview Opportunities Master Fund ("COMF")
                                   and JG Capital, Inc. ("JG Capital") (ii)
                                   1,000,000 shares of common stock by selling
                                   shareholder Ralph Garcia; and (iii) 1,515,386
                                   shares of common stock by selling
                                   shareholders Alpha Capital ("Alpha"),
                                   Stonestreet Limited Partnership
                                   ("Stonestreet"), Whalehaven Capital Fund
                                   Limited ("Whalehaven") and Greenwich Growth
                                   Fund Limited ("Greenwich"). We will receive
                                   the proceeds from the exercise of any of the
                                   warrants issued to the selling shareholders
                                   Barron Partners, LP ("Barron"), Whalehaven,
                                   Stonestreet, Greenwich, Alpha, JG Capital,
                                   Inc., Heza Holding, Inc. and Grushko &
                                   Mittman, P.C. ("Grushko") ") unless the
                                   cashless exercise feature (which is available
                                   to all warrant holders if the registration of
                                   shares underlying such warrants is not
                                   effective at the time of a warrant exercise),
                                   is exercised by the warrant holder. See
                                   section entitled "Use of Proceeds".

--------------------------------------------------------------------------------

(1) 9,600,000 shares of common stock were issued to the selling shareholders, Barron Partners, pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933,7,200,000 shares of common stock were issued to selling shareholder Barron Partners on July 27, 2005 upon the exercise of $.68 warrants and stock issueable upon exercise of such warrants pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933 on May 31, 2004,
399,000 shares of common stock were issued to selling shareholder JG Capital on September 20, 2005 upon the cashless exercise of a $.34 warrant representing
501,000 of 720,000 shares of common stock (discounted to 399,000 shares upon a cashless exercise) issueable upon exercise of such warrants pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933 on September
2, 2004, 22,812 shares of common stock were issued to selling shareholder
Grushko on September 14, 2005 upon the cashless exercise of a $.52 warrant
(discounted to 22,812 from 31,731 shares upon a cashless exercise) issueable upon exercise of such warrants pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933 on September 2, 2004; and 21,017 shares of common stock were issued to selling shareholder Heza on December 27, 2005 upon the cashless exercise of a $.52 warrant (discounted to 21,017 from 31,731 shares upon a cashless exercise) issueable upon exercise of such warrants pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933 on September
2, 2004 . All of the 16,800,000 shares of common stock owned by Barron were sold by Barron in a private placement to Qualified Institutional Buyers CEF, CRT, CLS, DOFS, DI, BA, BDSM, Loeb, Triton, JMG, BOFS, BWP, DONS, BP DP, SPCOF , SPCF and AHFP. A total of 2,115,386 shares of common stock were issued to selling shareholders as follows: Whalehaven Capital Fund Limited ("Whalehaven") 288,462 shares; Stonestreet Limited Partnership ("Stonestreet") 384,616 shares; Alpha
Capital ("Alpha") 1,250,000 shares and Greenwich Growth Fund Limited
("Greenwich") 192,308 shares pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933. 1,000,000 shares of common stock were issued to selling shareholder Ralph Garcia pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933 as partial compensation for the acquisition of World Jet Corporation.


                                        5


(2) Warrants entitling the selling shareholder Barron Partners, JG Capital,
Inc., Alpha, Stonestreet, Whalehaven, Greenwich, Heza Holding, Inc. and Grushko
& Mittman, P.C. to an additional 10,887,865 shares of common stock upon the exercise of such warrants as follows: Barron Partners - warrants to purchase
7,200,000 shares of common stock at an exercise price of $1.36 per share; JG
Capital, Inc. - warrants to purchase 219,000 (instead of 321,000 shares due to the discount of 102,000 shares for a cashless exercise of warrants) shares of common stock at $0.34 per share, 95,192 shares of common stock at an exercise price of $0.52 per share, 540,000 shares of common stock at $0.68 per share, 47,597 shares of common stock at $1.00 per share, and 587,597 shares of common stock at $1.36 per share; ; Alpha- warrants to purchase 625,000 shares of common stock at an exercise price of $1.00 per share and 625,000 shares of common stock at an exercise price of $1.36 per share; Stonestreet - warrants to purchase
192,308 shares of common stock at an exercise price of $1.00 per share and 192,308 shares of common stock at an exercise price of $1.36 per share;
Whalehaven - warrants to purchase 144,231 shares of common stock at an exercise price of $1.00 per share and 144,231 shares of common stock at an exercise price of $1.36 per share; Greenwich - warrants to purchase 96,154 shares of common stock at an exercise price of $1.00 per share and 96,154 shares of common stock at an exercise price of $1.36 per share; Heza Holding, Inc. - warrants to purchase 15,865 shares of common stock at an exercise price of $1.00 per share, and 15,865 shares of common stock at an exercise price of $1.36 per share;
Grushko - warrants to purchase 15,865 shares of common stock at an exercise price of $1.00 per share, and 15,865 shares of common stock at an exercise price of $1.36 per share. All warrants are subject to a cashless exercise option at the election of the warrant holder if the shares issueable upon exercise of the warrants are not registered at the time such warrants are exercised.

(3) The amount of shares issued and outstanding will increase up to a maximum of 49,333,080 upon the exercise of all warrants. The amount of issued and outstanding shares includes 1.5 million shares of common stock issued to Seajay
Holding which have been voided by the Company and for which the Company has filed a lawsuit against Seajay Holdings seeking a court order for the return of the 1.5 million shares (See "Legal Proceedings" section).







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                                        6



                                  RISK FACTORS

Investing in our common stock involves a high degree of risk. Before agreeing to buy, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus:

PROBLEMS IN THE AIRLINE INDUSTRY

Problems in the airline industry could adversely affect our business. Since our customers consist primarily of passenger and cargo air carriers and aircraft leasing companies, the lingering effects of the terrorist events of September
11, 2001 continue to adversely impact the airline industry and consequently adversely impact our business. However, it does affect our business to a much lesser extent than it affects MRO firms that rely heavily on major airlines for business. When economic factors adversely affect the airline industry, they tend to reduce the overall demand for maintenance and repair services, causing downward pressure on pricing and increasing the credit risks associated with doing business with airlines. We cannot assure you that economic and other factors, which may affect the airline industry, will not adversely impact our business, financial condition or results of operations. Such adverse effects in the airline industry, can also adversely affect our aircraft parts sales business conducted by our wholly owned subsidiary, World Jet. Any event or occurrence that adversely impacts the aircraft maintenance industry will also adversely impact the aircraft parts sales industry because aircraft parts sales are directly related to the demand for maintenance of aircraft.

INCREASING COST OF JET FUEL

The potential for increasing costs in jet fuel prices may adversely affect our business. The price of jet fuel affects the maintenance and repair markets, since older aircraft, which consume more fuel and which account for most of our maintenance and repair services business, become less viable as the price of fuel increases.

TERRORIST ATTACKS

The events of September 11th have had a negative impact on the airline industry in general, and thereby indirectly on us. Factors arising (directly or indirectly) from these terrorist attacks which could affect our business may include: (i) the impact of these terrorist attacks and the impact in declines in air travel as a result of these terrorist attacks on the financial condition of one or more of our airline customers, (ii) possible increases in jet fuel prices as a result of events relating to these terrorist attacks, (iii) potential reductions in the need for aircraft maintenance due to declines in airline travel and cargo business and (iv) the adverse effect these terrorist attacks, or future events arising as a result of these terrorist attacks, on the economy in general.

AVIATION INDUSTRY IS SUBJECT TO HEAVY GOVERNMENT REGULATION

As discussed earlier, the aviation industry is highly regulated by the FAA in the United States and by similar agencies in other countries. We must be certified by the FAA, and in some cases authorized by the original equipment manufacturers, in order to repair aircraft components and to perform maintenance and repair services on aircraft. Commercial jets, like any other complex vehicles, require periodic maintenance to allow for their safe and economical operation. Unlike many vehicles, the repair and modification of such aircraft is highly regulated by the various aviation authorities in each country of operation around the world.


                                        7


In the United States, the Federal Aviation Administration (FAA) regulates the manufacture, repair, overhaul and operation of all aircraft and aircraft equipment operated in the U.S. pursuant to the Federal Aviation Regulations
(FARs). The FAA must certify each authorized repair station, and certified facilities are issued an Air Agency Certificate. Each certificate contains ratings and limitations that specifically authorize the repair station to only perform certain types of services on specific makes and models of aircraft. FAA regulations are designed to ensure that all aircraft and aircraft equipment are continuously maintained in proper condition to ensure safe operation of the aircraft. Similar rules apply in other countries. All aircraft must be maintained under a continuous condition-monitoring program and must periodically undergo thorough inspection and maintenance. The inspection, maintenance and repair procedures for the various types of aircraft and aircraft equipment are prescribed by regulatory authorities and can be performed only by certified repair facilities utilizing certified technicians. Certification and conformance is required prior to installation of a part on an aircraft. We closely monitor the FAA and industry trade groups in an attempt to understand how possible future regulations might impact us.

There is no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, will not materially adversely affect our business, financial condition or results of operations. Further, our operations are also subject to a variety of worker and community safety laws. In the United States, the Occupational Safety and Health
Act mandates general requirements for safe workplaces for all employees.
Specific safety standards have been promulgated for workplaces engaged in the treatment, disposal or storage of hazardous waste. We believe that our operations are in material compliance with health and safety requirements under the Occupational Safety and Health Act. There is no assurance that the company will retain current regulatory agency certifications or be able to obtain future required regulatory agency certifications.

DEPENDENCE ON A SMALL NUMBER OF CUSTOMERS

For the year ended December 31, 2007, our largest continuing customer accounted for 46.5% of our revenue. Three customers accounted for 76.9% or our revenue.
These results were impacted by a one-time aircraft sale to one customer of$7.85 million, which represents 31.7% of revenue. We recognize that any customer concentration creates risks and efforts are continually being made to broaden and strengthen our customer base. While the relative significance of customers varies from period to period, the loss of, or significant curtailments of purchase of our services by, one or more of our significant customers at any time could adversely affect our revenue and cash flow. The customers upon whom the Company subsidiaries relied for 10% or more of their revenue during the year ending December 31, 2007 are as follows:

HAT                                      WORLD JET

Customer                         Percentage of Revenue          Customer                     Percentage of Revenue
--------                         ---------------------          --------                     ---------------------

BCI Aircraft Leasing, Inc.       30.4%                          HAT                                0.4%
GALP                             24.6%                          Total Aircraft Support             1.9%


HAT was World Jet's largest customer for the year ended December 31, 2007, accounting for 60.4% of World Jet's revenue. Since HAT and World Jet now operate as wholly owned subsidiaries of Global, any significant adverse events that affect HAT and Global will also adversely impact World Jet. Likewise, any significant curtailment in purchases of aircraft parts by one or more of World
Jet's significant customers could adversely affect World Jet's revenues and cash flow.



                                        8


INABILITY TO COLLECT SIGNIFICANT ACCOUNTS RECEIVABLE

During 2006, Avolar's increasing fleet size resulted in increasing receivables due HAT. At the same time, Avolar's past due receivables increased significantly. In order to protect the Company's financial status, in February
2006 Management put Avolar on a COD basis and negotiated a schedule for Avolar to bring its account current. The parties also agreed that Avolar would obtain whatever services and credit it could from other maintenance service providers in order to facilitate Avolar's pay-down of monies due HAT. By the end of 2007, Avolar had made progress reducing the amount owed HAT, but Avolar is not in full compliance with the terms of its payment schedule agreed to with HAT. Avolar has stated its intention to bring its accounts current with HAT and World Jet and renew its maintenance and support agreements with both companies.

By the end of the fourth quarter 2006 and into the first quarter 2007 the past due amounts due HAY by BCI Aircraft Leasing, Inc. had also reached unacceptable levels. Additionally, BCI had failed to provide information legally demanded by the Company regarding the financial results of its joint venture with BCI, Jetglobal. On April 20, 2007 the Company entered into a settlement agreement with Jetglobal and BCI wherein in consideration for the Company's 30% ownership interest in Jetglobal, the Company received title, free and clear, to five aircraft valued at $1,500,000 each. A sixth aircraft purchased from Global by Jetglobal, and which had MRO work performed by HAT, was returned to the Company in satisfaction of money due to the Company, $1,150,000 for that particular aircraft. The Company also retains a trailing interest of 18% of any amount paid
Jetglobal under (i) satisfaction of the claim against Delta and (ii) the Jetglobal claim against AFG for breach of contract.

LEASE OF PROPERTY

Global's wholly owned subsidiary, Hamilton Aerospace Technologies, Inc. ("HAT"), is currently conducting operations on leased property at the Tucson
International Airport, ("TIA"). Currently, World Jet is also occupying space under this same lease. The lease is a one-year lease commencing March 1, 2005 and permits HAT to apply for two additional one-year options. We are in the first year of additional two years of option to renew. The rent has been paid current to date. TIA is implementing a Master Plan for airport development, which precludes issuing a long-term lease to HAT, but will not affect HAT's facilities for at least five years. Until HAT possesses a long-term lease there remains a risk that HAT will have to relocate operations which could have an adverse impact on HAT's operations.

RISK OF OPERATING IN ONE LOCATION

During 2007, Global conducted more than 68% of its operations through its two wholly owned subsidiaries, HAT and World Jet. HAT has been located at 6901 South
Park Avenue, Tucson, Arizona since its inception. During the fourth quarter of 2006, World Jet relocated its sales offices to facilities at this HAT site.
World Jet serves as HAT's parts supply facility for aircraft parts and stores its inventory at 7001 South Park Avenue, Tucson, Arizona. During 2007, World Jet accounted for 8% of Global's total revenue. The repair and maintenance operation of HAT comprised 60% of Global's revenue. By having only one location for aircraft repair and maintenance for HAT and sales offices for World Jet both are at risk of temporary or permanent cessation of all operations should they encounter an event which renders the facility unusable for any period of time or either encounters any issues or problems related to the use of the facility at this location.

World Jet stores its inventory in only one location in Tucson, Arizona at 7001
South Park. Cessation of operation at this location due to events, which render the facility unusable for any period of time or any damage to or destruction of this facility and/or the inventory, will also adversely impact the Company.


                                        9


STATUS AS A GOING CONCERN

The Company operating through its two wholly owned subsidiaries, HAT and World
Jet, engages in business operations solely related to the aviation industry. Any problems in the airline/aviation industry may have an adverse impact on our operations and ability to operate as a going concern. Any terrorist incidents, increases in the price of Jet fuel, or other economic factors which adversely impact the airline/aviation industry could effect our ability to operate as a going concern. Moreover, any events which may adversely impact our ability to continue operations at our facilities at Tucson, Arizona could also adversely affect our ability to operate as a going concern.

IMPACT OF BEING AN OTC BULLETIN BOARD STOCK

Global's common stock is quoted on the OTC Bulletin Board under the trading symbol GACF and is traded in the over-the-counter markets. Unless and until our common shares become quoted on the NASDAQ system or listed on a national securities exchange, we may at any time be subject to the "penny stock" provisions of the Exchange Act and applicable SEC rules. At any time when the market price of our common stock is below $5.00 per share, our common stock may be deemed to be a penny stock. In that event, our common stock will be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For transactions covered by the penny stock rules, the broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the SEC. So long as Global's common shares are considered "penny stocks", many brokers will be reluctant or will refuse to effect transactions in Global's shares, and many lending institutions will not permit the use of penny stocks as collateral for any loans. This could have an adverse effect on the liquidity of our common stock.

OUR COMMON STOCK IS THINLY TRADED AND OUR STOCK PRICE MAY BE MORE VOLATILE THAN
THE MARKET IN GENERAL

Because our common stock is thinly traded, its market price may fluctuate significantly more than the stock market in general or the stock prices of similar companies, which are exchanged, listed or quoted on NASDAQ. Our public float is approximately 35,822,801 shares, thus our common stock will be less liquid than the stock of companies with broader public ownership, and, as a result, the trading prices for our common stock may be more volatile. Among other things, trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger

SINCE BECOMING A PUBLIC COMPANY, WE HAVE NEVER PAID DIVIDENDS.

Since becoming a public company in September of 1997, Global has never paid a dividend and does not expect to pay a cash dividend upon its capital stock in the foreseeable future. Payment of dividends in the future will depend on our earnings (if any) and our cash requirements at that time, but we expect to retain earnings for business expansion over the foreseeable future.

RELIANCE ON EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our continued success depends significantly upon the services of our executive officers and upon our ability to attract and retain qualified personnel in all of our operations. While we have or are issuing employment agreements with each of our executive officers and certain of our key employees, most of our employees are employed on an at-will basis. The loss of one or more of our executive officers and of a significant number of our other employees without capable replacements could materially adversely affect our business, financial condition or results of operations.


                                       10


COMPETITION

The airline industry and the markets for our products and services are extremely competitive, and we face competition from a number of sources. Our competitors are other companies providing MRO services. Certain of our competitors have in the past responded to market competition and conditions by reducing prices on their services to increase or retain market share. Any material deterioration in our financial condition is likely to affect our ability to compete with price-cutting by our competitors. Some of our competitors have substantially greater financial and other resources than us. We cannot assure you that competitive pressures will not materially adversely affect our business, financial condition or results of operations.

PRODUCT LIABILITY

Our business exposes us to possible claims for personal injury or death, which may result from the failure of an aircraft or an aircraft part repaired or maintained by us or from our negligence in the repair or maintenance of an aircraft or an aircraft part. While the Company maintains what we believe to be adequate liability insurance to protect us from claims of this type, based on our review of the insurance coverage maintained by similar companies in our industry, we cannot assure you that claims will not arise in the future or that our insurance c overage will be adequate. Additionally, there can be no assurance that insurance coverage can be maintained in the future at an acceptable cost. Any liability of this type not covered by insurance could materially adversely affect our business, financial condition, results of operations or our ability to continue as a going concern.

SUSCEPTIBILITY TO OTHER LIABILITY CLAIMS

Our business exposes us to possible claims for personal injury or death, which may result if we were negligent in repairing or overhauling an airplane. We cannot assure you that claims will not arise in the future or that our insurance coverage will be adequate to protect us in all circumstances. Additionally, we cannot assure you that we will be able to maintain adequate insurance coverage in the future at an acceptable cost. Any liability claim not covered by adequate insurance could materially adversely affect our business, financial condition or results of operations.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Offering and exercise of all warrants, the Company will have outstanding 49,854,358 shares of Common Stock. Of these shares, the Common
Stock sold in the Offering will be freely tradable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company, as that term is defined in Rule
144 under the Securities Act. The Company, its executive officers, directors and stockholders, have agreed that, for a period of 180 days from the date of this Prospectus, they will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase or otherwise transfer or dispose of, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, subject to certain exceptions. The sale of a substantial number of shares of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and/or impair the Company's ability in the future to raise additional capital through the sale of its equity securities.

PRICE VOLATILITY

The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. From time to time in recent years, the securities markets have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock.


                                       11


IMPACT OF WARRANT EXERCISE ON MARKET

In the event of the exercise of a substantial number of warrants within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of our common stock in the trading market could substantially affect the market price of our common stock.

PREEMPTIVE RIGHTS

The selling shareholders, Barron Partners, Alpha, Stonestreet, Whalehaven and
Greenwich have preemptive rights/rights of first refusal with respect to all shares they hold or may acquire whereby each such investor shall have the right to participate in any equity or debt convertible into equity or equivalent financing, by the Company on a pro rata basis at 100 percent (100%) of the offering price, provided that the price of such financing is not less than $0.68 per share. If the price is less than $0.68 per share, then each investor shall have the right to invest at 80% of such price. One risk of such preemptive rights is that it may make it difficult to attract new capital since new investors could, in effect, overpay compared to those who possess preemptive rights that it may make it extremely difficult to obtain new financing unless we purchase back the issued preemptive rights. Another risk factor of the existing preemptive rights would be that dilution may occur to the extent that the selling shareholders exercise their preemptive rights/rights of first refusal
(see section titled "Dilution").

THE MARKET PRICE OF OUR COMMON STOCK COULD BE DEPRESSED BY FUTURE SALES

Future sales of our common stock, or the perception that these sales could occur, could adversely affect the market price of our common stock. We cannot assure you as to when, and how many of, the shares of our common stock will be sold and the effect these sales may have on the market price of our common stock. In addition, we may issue additional shares of common stock in connection with possible future acquisitions or other transactions. Although these securities may be subject to regulatory or contractual resale restrictions, as these restrictions lapse or if these shares are registered for sale to the public, they may be sold to the public. In the event we issue a substantial number of shares of our common stock, which subsequently become available for unrestricted resale, there could be a material adverse effect on the prevailing market price of our common stock.

                           FORWARD LOOKING STATEMENTS

This prospectus contains certain forward-looking statements and information relating to Global Aircraft Solutions, Inc. "Global" and its wholly owned subsidiaries Hamilton Aerospace Technologies Inc. ("HAT") and World Jet
Corporation , ("World Jet") that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this report, the words "anticipate", "believe", "estimate", "expect", "intend", "plan" and similar expressions, as they relate to Global, HAT, World Jet, or its management, are intended to identify forward-looking statements. These statements reflect management's current view of Global, HAT and World Jet concerning future events and are subject to certain risks, uncertainties and assumptions, including among many others relating to our results of operations: competitive factors, shifts in market demand, and other risks and uncertainties (including those described under "Risk Factors" below and elsewhere in this\report), our ability to generate sufficient working capital to meet our operating requirements and service our indebtedness, our ability to refinance our secured debt, or to convert such debt to equity, maintaining good working relationships with our vendors and customers, our ability to attract and retain qualified personnel, future terrorist-related activities, economic factors that affect the aviation industry, changes in government regulation, increases in fuel prices, and the overall economy.


                                       12


                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of (i) the 3,355,669 shares of common stock offered through this prospectus by selling shareholder CEF, (ii) the 2,500,000 shares of common stock offered through this prospectus by selling shareholder CRT, (iii) the 2,000,000 shares of common stock offered through this prospectus by Silver Point, (iv) the 1,599,900 shares of common stock offered through this prospectus by selling shareholder DOFS, (v) the 1,260,000 shares of common stock offered through this prospectus by selling shareholder SPCOF, (vi) the 650,000 shares of common stock offered through this prospectus by Alpha,
(vii) the 1,015,500 shares of common stock offered through this prospectus by selling shareholder DI, , (viii) the 1,000,000 shares of common stock offered through this prospectus by selling shareholder BA, (ix) the 1,000,000 shares of common stock offered through this prospectus by selling shareholder BDSM, (x) the 1,000,000 shares of common stock offered through this prospectus by selling shareholder Ralph Garcia, (xi) the 800,000 shares of common stock offered through this prospectus by selling shareholder Loeb (xii) the 750,000 shares of common stock offered through this prospectus by selling shareholder JMG, (xiii) the 750,000 shares of common stock offered through this prospectus by selling shareholder Triton, (xiv) the 740,000 shares of common stock offered through this prospectus by selling shareholder SPCF (xv) the 534,313 shares of common stock offered through this prospectus by selling shareholder CLS, (xvi) the 486,763 shares of common stock offered through this prospectus by selling shareholder BOFS,(xvii) the 384,616 shares of common stock offered through this prospectus by Stonestreet, (xviii) the 335,038 shares of common stock offered through this prospectus by selling shareholder BWP, (xix) the 300,000 shares of common stock offered through this prospectus by selling shareholder AFC; (xx) the 288, 462 shares of common stock offered through this prospectus by selling shareholder Whalehaven, (xxi) the 200,100 shares of common stock offered through this prospectus by selling shareholder DONS (xxii) the 200,000 shares of common stock offered through this prospectus by selling shareholder CF; (xxiii) the 192, 308 shares of common stock offered through this prospectus by selling shareholder Greenwich (xxiv) the 184,500 shares of common stock offered through this prospectus by selling shareholder DP, (xxv) the 178,199 shares of common stock offered through this prospectus by selling shareholder BP, (xxvi) the 110,018 shares of common stock offered through this prospectus by selling shareholder AHFP; (xvii) the 100,000 shares of common stock offered through this prospectus by selling shareholder COMF . We have received the proceeds of $4,896,000.00 from the exercise by Barron of a $.68 warrant to purchase
7,200,000 shares of common stock. These proceeds will be used as follows:

$3,196,000 - debt reduction (factoring, M&I credit facility and vendor debt)
$1,000,000 - HAT working capital $700,000 - World Jet working capital




                                       13


We may receive the proceeds from the exercise of any warrants issued to selling shareholders Barron, JG Capital, Inc. Whalehaven, Alpha, Stonestreet, Greenwich,
Heza Holdings or Grushko. However, all such warrants have a cashless exercise feature that may be implemented by the warrant holder in the event the shares underlying any warrants remain unregistered at the time the warrants are exercised by such shareholder. JG Capital has elected the cashless exercise option on 501,000 of the 720,000 shares underlying a $.34 warrant issued pursuant to a private placement on September 2, 2004; however, the total shares issued to JG Capital upon such exercise on September 20, 2005 was 399,000 as a consequence of the discount rate applied for exercise of the cashless feature of the warrant. Grushko has elected the cashless exercise option on 31,731 shares underlying a $.52 warrant issued pursuant to a private placement on September 2, 2004; however, the total shares issued to Grushko upon such exercise on September 14, 2005 was 22,812 as a consequence of the discount rate applied for exercise of the cashless feature of the warrant. Heza has elected the cashless exercise option on 31,731 shares underlying a $.52 warrant issued pursuant to a private placement on September 2, 2004; however, the total shares issued to Heza upon such exercise on December 27, 2005 was 21,017 as a consequence of the discount rate applied for exercise of the cashless feature of the warrant. If the remaining warrants are exercised without implementing the cashless exercise feature, these proceeds will amount to $13,700,926.00. The intended use of these proceeds will be for working capital, acquisition of assets and acquisitions of businesses. We have used the proceeds of $3,264,000.00 already received from the Barron Partners private placement equity funding and the $1,100,000.00 private placement equity funding received from Stonestreet, Alpha Capital, Whalehaven and Greenwich as follows: $3,264,000.00 - working capital and acquisition of World Jet $1,100,000.00 - purchase of operating assets from bankruptcy estate of Hamilton Aviation.

                                 DIVIDEND POLICY

The Company does not intend to pay any cash dividends with respect to its Common
Stock in the foreseeable future, Rather, the Company intends, after the consummation of the Offering, to retain its earnings, if any, for use in the operation of its business.

                                    DILUTION

The Company is a reporting Company. Dilution to our existing shareholders will occur should the selling shareholders exercise the warrants. If the selling shareholders exercise any of the warrants dilution may occur to the extent of such exercise. If all warrants are exercised in addition to any common stock currently held by any of the selling shareholders, the selling shareholders will own the following percentages of the issued and outstanding common stock of the Company:, Barron Partners, will own 14.6%; selling shareholder CEF will own
6.8%; selling shareholder CRT will own 5%; selling shareholder Alpha will own
5%; selling shareholder JG Capital, Inc. will own 4.03%; selling shareholder
DOFS will own 3.2%; selling shareholder SPCOF will own 2.55%; selling shareholder BA will own 2%; selling shareholder BDSM will own 2%; selling shareholder DI will own 2%; selling shareholder Loeb will own 1.6%; selling shareholder Stonestreet will own 1.56%; selling shareholder JMG will own 1.5%;
selling shareholder Triton will own 1.5%; selling shareholder SPCF will own
1.5%; selling shareholder Whalehaven will own 1.16%; selling shareholder AHFP will own .2%; selling shareholder CLS will own 1%; selling shareholder AFC will own .6%; selling shareholder CF will own .4%; selling shareholder DONS will own
..4%; selling shareholder DP will own .3%; selling shareholder BP will own .3%;
selling shareholder BWP will own .67%; selling shareholder BOFS will own .98%;
selling shareholder Greenwich will own .77%; selling shareholder COMF will own
..2%; selling shareholder Heza Holdings will own 0.12%; and selling shareholder
Grushko will own 0.12%. The selling shareholders, Barron, Alpha, Stonestreet,
Whalehaven and Greenwich also have preemptive rights/rights of first refusal with respect to all shares held or acquired whereby each such investor shall have the right to participate in any equity or debt convertible into equity or equivalent financing, by the Company on a pro rata basis at 100 percent (100%) of the offering price, provided that the price of such financing is not less than $0.68 per share. If the price is less than $0.68 per share, then each investor shall have the right to invest at 80% of such price. The selling shareholders, , CEF, CLS, DONS, DP, DI, DOFS, BP, BWP, BOFS, JMG, Triton, Loeb,
BA, BDSM, CRT, Silver Point, AHFP, Heza Holdings, Grushko, Ralph Garcia and JG
Capital, Inc., do not have any such preemptive rights.


                                       14


The Company has also adopted the following stock option and stock compensation plans for directors, officers and employees of Global and HAT: (i) 2002
Compensatory Stock Option Plan for directors and officers of Global and HAT which has reserved a maximum of 3,000,000 shares of common stock of which 1,920,000 shares of common stock remain available to be issued; and (ii) 2003
Employee Stock Compensation Plan for employees of HAT which has reserved a maximum of 5,000,000 shares of common stock of which no shares of common stock remain available to be issued.

                              SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 31,348,080 shares of common stock offered through this prospectus. The shares include the following:

9,600,000 shares of our common stock that selling shareholder, Barron Partners, acquired from us in an offering that was exempt from registration pursuant to
Section 4(2) as amended of the Securities Act of 1933 and completed on May 31, 2004 and 7,200,000 shares of common stock that were issued to selling shareholder Barron Partners on July 27, 2005 upon the exercise of a $.68 warrant and stock issueable upon exercise of such warrant which was issued pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933 on May 31,
2004 for a combined total of 16,800,000 shares all of which such 16,800,000 shares of common stock were sold by Barron in a private placement transaction to the following qualified institutional buyers who are selling shareholders:
3,355,669 shares of common stock to CEF; 2,500,000 shares of common stock to CRT; 1,599,900 shares of common stock to DOFS; 1,260,000 shares of common stock to SPCOF; 1,000,000 shares of common stock to BA; 1,015,500 shares of common stock to DI; 1,000,000 shares of common stock to BDSM; 800,000 shares of common stock to Loeb; 750,000 shares of common stock to JMG; 750,000 shares of common stock to Triton; 740,000 shares of common stock to SPCF; 534,313 shares of common stock to CLS; 335,038 shares of common stock to BWP; 486,763 shares of common stock to BOFS; 200,100 shares of common stock to DONS; 184,500 shares of common stock to DP;178,199 shares of common stock to BP and 110,018 shares of common stock to AHFP. A total 2,115,386 shares of our common stock that the selling shareholders Whalehaven (288,462), Stonestreet (384,616), Alpha
(1,250,000; 600,000 of which were sold by Alpha in a private placement transaction on August 4, 2005 as follows: AFC - 300,000 shares; CF - 200,000 shares; and COMF - 100,000 shares) and Greenwich (192,308) acquired from us in an offering that was exempt from registration pursuant to Section 4(2) as amended of the Securities Act of 1933 and completed on September 3, 2004;
1,000,000 shares of our common stock that the selling shareholder Ralph Garcia acquired from us in an offering that was exempt from registration pursuant to
Section 4(2) as amended of the Securities Act of 1933 as partial consideration for the purchase of World Jet; 7,200,000 shares of our common stock that selling shareholder, Barron Partners, may receive pursuant to warrants issued in conjunction with the private placement of Common Stock, warrants and shares issueable upon the exercise of warrants on May 31, 2004.
A total of 399,000 shares of our common stock that selling shareholder JG
Capital received upon exercise of a $.34 warrant issued pursuant to a private placement on September 2, 2004; A total of 22,812 shares of our common stock that selling shareholder Grushko received upon exercise of a $.52 warrant issued pursuant to a private placement on September 2, 2004 and the following shares of common stock issueable upon the exercise of warrants issued pursuant to a private placement of common stock and warrants under Rule 506 of Regulation D of SEC Act 1933 on September 2, 2004: A total of 21,017 shares of our common stock that selling shareholder Heza received upon exercise of a $.52 warrant issued pursuant to a private placement on September 2, 2004 and the following shares of common stock issueable upon the exercise of warrants issued pursuant to a private placement of common stock and warrants under Rule 506 of Regulation D of SEC Act 1933 on September 2, 2004; 1,489,386 shares of our common stock selling shareholder, JG Capital, Inc., may receive pursuant to warrants; 1,250,000 shares of our common stock selling shareholder Alpha may receive pursuant to warrants; 384,616 shares of our common stock selling shareholder Stonestreet may receive pursuant to warrants; 288,462 shares of our common stock selling shareholder Whalehaven may receive pursuant to warrants; 192,308 shares of our common stock selling shareholder Greenwich may receive pursuant to warrants;
31,731 shares of our common stock selling shareholder Heza Holdings may receive pursuant to warrants; and 31,731 shares of our common stock selling shareholder
Grushko may receive pursuant to warrants.


                                       15


The following table provides as of February 2, 2006, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

     1.   The number of shares owned by each prior to this offering;
     2.   The total number of shares that are to be offered for each;
     3. The total number of shares that will be owned by each upon completion of the offering;
     4.   The percentage owned by each; and
     5. The identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock;
however, all selling shareholders may be deemed underwriters. Based upon information provided to use by the selling shareholders, CRT Capital Group, LLC is the only selling shareholder that is a broker-dealer and therefore considered an underwriter. None of the other selling shareholders are broker-dealers or affiliates of a broker-dealer. Because the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder and they may be subject to certain statutory liabilities under the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.





                  (REMAINDER OF PAGE INTENMTIONALLY LEFT BLANK)





                                       16



The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 49,854,358 shares outstanding upon the exercise of all warrants.

Name of                                      Shares                 Total of              Total                 Percent
Selling Shareholder                          Owned Prior            Shares                Shares                 Owned
                                             to This                Offered               After                 After
                                             Offering               For Sale              Offering              Offering
------------------------------------------------------------------------------------------------------------------------

Barron Partners, LP                          7,200,000(4)           7,200,000                 0                    0
(Andrew Worden
controlling person)

Contrarian Equity Fund, L.P.                 3,355,669              3,355,669                 0                    0

CRT Capital Group, LLC                       2,500,000              2,500,000                 0                    0

Alpha Capital                                2,500,000(6)           2,500,000                 0                    0
Konrad Ackerman
and Rainer Posch
controlling persons)

JG Capital, Inc.                             1,888,386(5)           1,888,386                 0                    0
(Richard Josephberg
controlling person)

Delta Offshore, Ltd.                         1,599,900              1,599,900                 0                    0

Silver Point Capital
Offshore Fund, Ltd.                          1,260,000              1,260,000                 0                    0

Deltal Institutional, LP                     1,015,500              1,015,500                 0                    0

Ralph Garcia                                 1,000,000              1,000,000                 0                    0

Brencourt Advisors, LLC                      1,000,000              1,000,000                 0                    0

Brencourt Distressed
Securities Masters, Ltd.                     1,000,000              1,000,000                 0                    0

Loeb Partners Corporation                      800,000                800,000                 0                    0

Stonestreet                                    769,232(7)             769,232                 0                    0

JMG Capital Partners, LP                       750,000                750,000                 0                    0

JMG Triton Offshore Fund, Ltd.                 750,000                750,000                 0                    0

Silver Point Capital Fund, L.P.                740,000                740,000                 0                    0


                                                                17


Name of                                      Shares                 Total of              Total                 Percent
Selling Shareholder                          Owned Prior            Shares                Shares                 Owned
                                             to This                Offered               After                 After
                                             Offering               For Sale              Offering              Offering
------------------------------------------------------------------------------------------------------------------------

Whalehaven                                     576,924(8)             576,924                 0                     0

Contrarian Long Short, L.P.                    534,313                534,313                 0                     0

Blackmore Offshore, Ltd.                       486,763                486,763                 0                     0

Greenwich                                      384,616(9)             384,616                 0                     0

Blackmore Wallace Partners                     335,038                335,038                 0                     0

AF Capital, LLC                                300,000                300,000                 0                     0

Delta Onshore, LP                              200,100                200,100                 0                     0

Core Fund, LP                                  200,000                200,000                 0                     0

Delta Pleiades, LP                             184,500                184,500                 0                     0

Blackmore Partners                             178,199                178,199                 0                     0

AHFP Contrarian                                110,018                110,018                 0                     0

Cedarview Opportunies
Master Fund                                    100,000                100,000                 0                     0

Heza Holding, Inc.                              52,748(10)             52,748                 0                     0
(Ari Kluger
controlling person)

Grushko                                         54,543(11)             54,543                 0                     0
(Edward Grushko,
controlling person)

---------------------------------------------------------------------------------------------------------------------------

(4)  all of which is common stock issueable upon the exercise of warrants
(5)  1,489,386 of which is common stock issueable upon the exercise of warrants
(6)  1,250,000 of which is common stock issueable upon the exercise of warrants
(7)  384,616 of which is common stock issueable upon the exercise of warrants
(8)  288,462 of which is common stock issueable upon the exercise of warrants
(9)  192,308 of which is common stock issueable upon the exercise of warrants
(10) 31,731 of which is common stock issueable upon the exercise of warrants
(11) 31,731 of which is common stock issueable upon the exercise of warrants

To our knowledge, none of the selling shareholders:

     1. Has had a material relationship with Global or HAT other than as a shareholder as noted above at any time within the past three years; or
     2. Has ever been an officer or director of Global or HAT

Selling Shareholder Ralph Garcia, was the majority shareholder of the acquired company World Jet Corporation during the past three (3) years.


                                       18



                              PLAN OF DISTRIBUTION

The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions, including block transactions:

1. on such public markets or exchanges as the common stock may from time to time be trading;
2.   in privately negotiated transactions;
3.   through the writing of options on the common stock;
4.   in short sales; or
5.   in any combination of these methods of distribution.

The sales price to the public may be:

1.   the market price prevailing at the time of sale;
2.   a price related to such prevailing market price; or
3.   such other price as the selling shareholders determine from time to time.
     The shares may also be sold in compliance with the Securities and Exchange
     Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders.

Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders also may have distributed, or may distribute, shares to one or more of their partners who are unaffiliated with us. However, only those selling shareholders who are listed in this prospectus, or added through post-effective amendment or supplement, may resell through this prospectus. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling the common stock.




                                       19


The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during times that the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

     1. not engage in any stabilization activities in connection with our common stock;
     2.   furnish each broker or dealer
     3. through which common stock may be offered, such copies of this prospectus amended from time to time, as may be required by such broker or dealer; and
     4. not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

                                LEGAL PROCEEDINGS

Global

As Plaintiff:

On June 29, 2004, the Company initiated a lawsuit against Corwin Foster and Jane
Doe Foster, husband and wife, and Seajay Holdings, LLC a Michigan Limited
Liability Company (the "Defendants") in the United States District Court for the
District of Arizona requesting entry of a judgment for the return of 1,500,000 shares of common stock. Global and HAT have asserted claims that Corwin Foster
(who is the sole shareholder and president of Seajay Holdings) and Seajay
Holdings acquired 1,500,000 shares of common stock of Global as part of a Stock
Exchange Agreement without consideration for the receipt of such common stock.
The Company is pursuing the return of these shares. This lawsuit emanates from a stock exchange agreement of April 2002 whereby Old Mission Assessment ("OMAC") agreed to provide HAT financing and capital for its newly established business.
OMAC and its officers Corwin Foster and others, entered into two debenture related agreements on April 15, 2002 whereby OMAC agreed to pay to HAT the sum of $1,500,000 under each debenture agreement on or before July 15, 2002. In consideration of this agreement HAT agreed to provide to various investing parties, including Corwin Foster's entity Seajay Holdings, shares of stock of HAT. On May 2, 2002, Global acquired HAT in a stock exchange thereby entitling the investing parties, including Corwin Foster's entity Seajay Holdings, to Global stock in consideration for the $3,000,000 investment. Seajay Holdings acquired 1,500,000 shares of common stock of Global pursuant to this transaction. Although Global stock was issued to the investors, including Corwin
Foster's entity Seajay Holdings, HAT/Global only received $400,535 of the agreed upon $3,000,000 to be paid pursuant to the debenture agreements. Since payment in full was never received by Global for the shares of common stock issued as consideration for the debenture agreements, Global was able to secure the return of all common stock issued in connection with the debenture agreements except the 1,500,000 shares of common stock issued to Corwin Foster's entity Seajay
Holdings. Global agreed to return the $400,535 of the agreed upon $3,000,000 received pursuant to the debenture agreements. This sum was released from escrow and paid to United Pay Phone, an investor in OMAC, pursuant to an agreed upon order of the court.

Although Global has made repeated demands upon Corwin Foster and Seajay Holdings to return the 1,500,000 shares of common stock, Corwin Foster and Seajay
Holdings have failed and refused to return such stock. As a consequence of Corwin Foster's and Seajay Holdings failure to return the common stock received, Global initiated legal proceedings for damages in the amount of no less than $1,000,000 plus interest and fees; the return of the 1,500,000 shares of common stock; and punitive damages in the amount of $10,000,000.


                                       20


On or about July 24, 2006, which was far beyond the procedurally acceptable time within which to file a counterclaim and without the required leave of court, Corwin Foster filed a counterclaim against Global, HAT, Hamilton Aviation, Ian
Herman, Gordon Hamilton, John Sawyer, Ronald Clark, Frank Hooper, United
Payphone, Financial Capital, Interwest Transfer and the law offices of Tharpe
Howell alleging fraud, unjust enrichment, breach of contract and constructive trust.

All of these claims are categorically denied.

Global's Motion for Summary Judgment was dismissed in June 2007 and the matter is expected to proceed to trial in early 2008.

During February 2008, HAT agreed to pay $179,278 for full and final settlement of the fuel claim and the $17.5 million claim for fuel services provided to Avolar was withdrawn and dismissed with prejudice.

In re Falcon Air Express, Inc. United States Bankruptcy Court, Southern District of Florida wherein the Trustee of the Bankruptcy Court has asserted a preference under Section 547 of the Bankruptcy Code against HAT in the amount of $682,931 for payments received by HAT within 90 days of the Debtor Falcon filing for Bankruptcy under Chapter 11 of the Bankruptcy Code. HAT has asserted an exception to application of any preference as follows: Exception to preferences under Section 547 (c) (1) - Transfer was made to be a contemporaneous exchange for new value; Exception to preferences under Section 547 (c) (2) - Payments made in the ordinary course of business; and Exception to preferences under
Section 547 (c) (4) - Extension of new credit to the debtor, the value of which offsets any preference claim. This matter is currently pending discovery.

HAT

As Plaintiff:

On November 13,2006, HAT commenced a civil action in the Superior Court of Arizona against Admiral Merchants Motor Freight, Inc., vital Express, et al, to recover damages to an aircraft engine that the defendants were contracted to transport from HAT's maintenance facility in Tucson to a facility in Vancouver, B.C. HAT is alleging that the Defendants did not properly secure the engine during transport, thereby causing damage to the engine which resulted in approximately $588,127 in damages to HAT. The claim has been removed to the Federal District Court in Arizona and is currently pending discovery. A settlement agreement was reached in this matter in February 2008. The agreement stipulates that the Company will receive $200,000 within 30 days of said settlement. (See Subsequent Events in the Notes to the Financial Statements included in this filing).

World Jet

World Jet is not involved in any material legal proceedings.

There is no pending or threatened governmental or regulatory action against Global or any of its subsidiaries.




                                       21



                    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS,
                               AND CONTROL PERSONS

Article IV of the By-Laws of the Company provides that the Company's Board of Directors shall consist of not less than one (1) and not more than seven (7)
Directors and that at least one-fourth in the number of Directors shall be elected annually. In accordance with this allowance for staggered terms for Directors, the term of service as a Board Member, as voted on at the 2006 Annual
Meeting, is staggered as follows:

Gordon D. Hamilton was elected to serve a one (1) year term beginning May 2006, and is nominated for re-election. Michael Hannley, Brent Dau and Kenneth Ruff were selected to serve on the Board until such time as they can be voted on at the next annual meeting. John B. Sawyer was elected to serve a two (2) year term beginning May 2006; Ian Herman was elected to serve a three (3) year term beginning May 2006; Seymour Siegel was elected to serve a three (3) year term beginning May 2006;

NAME                    AGE        POSITION                        DATE FIRST                    TERM
                                                                   ELECTED/APPOINTED             EXPIRES
--------------------------------------------------------------------------------------------------------
Ian Herman              61         Chairman/CEO/Director           05/02                         05/09
John Sawyer             42         President/Director              05/02                         05/08
Gordon Hamilton         54         Director                        05/02                         *
Michael Hannley         58         Director                        07/07                          **
Brent Dau               ---        Director                        07/08                         **
Seymour Siegel          65         Director                        01/06                         05/09
Kenneth Raff            ---        Director                        07/08                         **

*    Gordon Hamilton is serving pending reelection at the 2008 annual meeting.
** Michael Hannley, Brent Dau and Kenneth Raff are serving pending election at the 2008 annual meeting.

Each of the foregoing persons may be deemed a "promoter" of the company, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Directors are elected to serve until the expiration of their term and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

No Executive Officer or Director of the Corporation has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No Executive Officer or Director of the corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding, which is currently pending.

No Executive Officer or Director of the corporation is the subject of any pending legal proceedings.



                                       22


Resumes

Ian Herman: CEO/CFO/Chairman. From 2002 through the present, Mr. Herman has served as the CEO/CFO and Chairman of Global Aircraft Solutions, Inc. and its subsidiaries. As of June 1, 2006, Mr. Herman resigned from his position as CFO when the Company hired Mr. Sankar to assume this position. From June 1, 2006 through the present, Mr. Herman has served as CEO and Chairman of the Company.
From 2000 through the present, Mr. Herman has been the President of The
Financial Capital, Inc., which is engaged in financial and business consulting.
From 1995-2000, Mr. Herman was Chairman and a Board Member for the British government handling major inward investments into the United Kingdom as well as administering and evaluating projects in diverse industries totaling more than $200,000,000. During his tenure with the British government, Mr. Herman was awarded the Freedom of the City of London in recognition of his services. During the period of 1990-1999, Mr. Herman was the Chief Executive Officer of his own accounting and business consulting business specializing in publishing, healthcare, telecommunications, airlines, manufacturing and information technology. From 1988-1990 Mr. Herman was Chairman and Chief Executive Officer for British World Airlines Limited.

John B. Sawyer: President, Chief Operating Officer and Director. From May 2002 through the present, Mr. Sawyer has been the President of Global Aircraft
Solutions, Inc. From 1998 through May 6, 2002, John Sawyer was Chief Operating
Officer of Hamilton Aviation, Inc. From 1996 until 1997, Mr. Sawyer was president of Matrix Aeronautica S.A. de C.V., a Mexican repair station located in Tijuana, Baja California. John received an A.A. in Aerospace Engineering from the University of Texas (Austin). In 1986 John joined Pan American World Airways based in Berlin, Germany. Subsequent to that he worked as a Production Foreman at Raytheon, a Quality Control Supervisor at TIMCO, a Heavy Maintenance
Representative for World Airways, and Director of Quality Control at Federal
Express Feeder.

Gordon D. Hamilton: Director. Gordon is the son of Hamilton Aviation founder,
Gordon B. Hamilton, and literally grew up in the aviation business. Mr. Hamilton joined Hamilton Aviation full time as Vice President, Marketing after graduating with honors from the University of Chicago in 1978 with a BA in Tutorial
Studies. Gordon became President and Chief Executive Officer of Hamilton
Aviation in 1993; a position that he held until joining Hamilton Aerospace in 2003.

Seymour Siegel: Director. Mr. Siegel is a principal in the business consulting group of Rothstein, Kass & Company, P.C. Rothstein, Kass & Company is a national firm of accountants and consultants with over 900 members and offices in 8 cities. Mr. Siegel was managing partner and founder of Siegel Rich and Co., P.C., which merged into Weiser & Co., LLP, a large regional firm where he was a senior partner until forming Siegel Rich Inc. in 1994, which in April 2000, became a division of Rothstein Kass. Mr. Siegel is also currently the Chairman of the Audit Committee of Hauppauge Digital, Inc., Emerging Vision, Inc., and
Air Industries Group, Inc.

Michael Hannley: Director. Mr. Hannley is a local Tucsonan with 35 years banking experience and is currently the President and CEO of the Bank of Tucson, which he founded in 1996. From August 1986 until December 1995, Mr. Hannley was the
Senior Vice President for National Bank of Arizona. From May 1981 until June
1986, Mr. Hannley was employed by Great American Savings, he was the Divisional
Vice President beginning in May 1981 and assumed the duties of Senior Vice
President Administration in June 1986. Prior to his employment with Great
American Savings, Mr. Hannley was employed as the Regional Vice President of
Southern Arizona Bank/First Interstate Bank from July 1972 through May 1981. Mr.
Hannley presently serves on the following corporate and community Boards of
Directors: Capitol Bancorp Limited (a multi-state bank holding company);
University of Arizona Foundation - Vice Chair; Tucson Airport Authority; Bank of
Santa Barbara; American Bankers Association; Pima County Trust Fund Board of
Trustees; University of Arizona Intercollegiate Athletics Rebounders Board Dm
50; the Assistance League of Tucson, Inc. Community Advisory Committee;
University of Arizona Department of Biochemistry and Molecular Biophysics Board.


                                       23


Brent G. Dau: Director. is a managing director at Ewing & Partners, having joined the firm in mid-1998. Ewing & Partners is the manager of the Endurance
Partnerships, which own approximately 12.5% of GACF's outstanding common shares.
In addition, Mr. Dau is a partner of Endurance General Partners, L.P. Mr. Dau was employed by American Airlines from 1989 through 1994. At American, Mr. Dau served as a fleet planning analyst and later moved to AMR's treasury where he initiated and managed American Airlines' interest rate, foreign exchange, and fuel price hedging programs. Brent Dau received a B.S.E. in Mechanical
Engineering from Princeton University in 1985 and a M.B.A. in International
Finance from the University of Chicago in 1989. He is a Chartered Financial
Analyst (CFA(TM)), and serves on the Board of Directors of the DFW CFA Society.

Kenneth Raff: Director. is an Executive Director with the Seabury Group, an aviation advisory services firm, where he has been employed since 2001. Prior to joining Seabury, Mr. Raff was employed by American Airlines, Inc. for 15 years, including 7 years as Managing Director Fleet Transactions/Planning. Mr. Raff was employed by the Boeing Company as a Flight Test Analysis Engineer from 1980 through 1983. Kenneth Raff was awarded a B.S. in Mechanical Engineering from Georgia Tech University in 1980 and received an M.B.A. in Finance from the Harvard Business School in 1985.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of July 28, 2008, the stock ownership of each officer and director of Global, of all officers and directors of Global as a group, and of each person known by Global to be a beneficial owner of 5% or more of its Common Stock, $.001 par value per share. Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power of such shares. No person listed below has any option, warrant or other right to acquire additional securities of Global, except as noted. The following calculations are based upon the Company's authorized, issued and outstanding common stock of 41,156,301 as of July 28, 2008.






                                       24


NAME AND ADDRESS OF                                 AMOUNT OF COMMON STOCK                 PERCENT OF COMMON STOCK
BENEFICIAL OWNER                                    OWNED BENEFICIALLY                     OUTSTANDING  (1)
------------------------------------------------------------------------------------------------------------------

Ian M. Herman                                        2,496,834                             (2)     6.07%
John B. Sawyer                                       2,416,666                                     5.87%
Lawrence Mulcahy                                       130,000                             (3)       *
Seymour Siegel                                          40,000                             (4)       *
All Directors and Executive Officers as a Group      5,083,500                                   12.34%
* Represents an individual as the beneficial
owner of less than 1% of the outstanding common
stock
Barron Partners                                      7,200,000                             (5)   14.89%
730 Fifth Ave.
9th Floor
New York, NY 10019

Ewing & Partners                                     5,031,425                             (6)   12.23%
4514 Cole Ave.
Suite 808
Dallas, TX 75205

Contrarian Capital Management, LLC                   4,000,000                             (7)   9.72%
411 West Putnam Ave.
Suite 225
Greenwich, CT 06830

Delta Offshore                                       3,000,000                             (8)   7.29%
900 Third Ave.
5th Floor
New York, NY 10022

Doucet Capital, LLC                                  2,706,899                             (9)   6.58%
2204 Lakeshore Drive, Suite 218
Birmingham, AL 35209




                                                   25


1 Percent of common stock is based on 41,156,301 shares of common stock issued and outstanding on July 28, 2008 with beneficial ownership being determined in accordance with the rules of the SEC and including voting or investment power with respect to securities. Securities "beneficially owned" by a person may include securities owned by or for, among others, the spouse, children or certain other relatives residing with such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of July 28, 2008. Percent of Class Owned is based on the 41,156,301 shares of common stock issued and outstanding on July 28, 2008 plus any shares that may be acquired by the stockholders as a result of the exercise of existing options or warrants within 60 days after July 28, 2008.

2    All shares of common stock are held in trust by Rochdale Investment
     Management, LLC as the trustee for the Herman Family Trust. Of the total shares, Rochdale Investment Management Group has sole voting and dispositive power over 2,313,500 shares.

3 Includes 10,000 shares of common stock issuable to Mr. Mulcahy upon exercise of options at $1.03 per share which expires August 24, 2011.

4 Includes 20,000 shares of common stock issuable to Mr. Siegel upon exercise of options granted. 10,000 shares at an exercise price of $1.03 which expires August 24, 2011 and 10,000 shares at an exercise price of $1.05 per share which expires on March 8, 2012

5 All shares of common stock underlying a warrant that may be acquired by the exercise of a $1.36 warrant which expires May 31, 2009.

6 In setting forth this information, the Company relied upon the February 6, 2008 Schedule 13D filing of Ewing & Partners, Timothy Ewing, Ewing Asset
     Management, LLC, Endurance General Partners, LP, Endurance Partners (Q.P.),
     L.P. and Endurance Partners, L.P. Of the total shares, Ewing & Partners,
     Timothy Ewing, Ewing Asset Management, LLC, Endurance General Partners, LP had sole voting and dispositive power over all the shares. Endurance
     Partners (Q.P.), L.P. had sole voting and dispositive power over 3,594,703 shares, Endurance Partners, L.P. had sole voting and dispositive power over 1,436,722 shares and there is no shared voting or dispositive power.

7 In setting forth this information, the Company relied upon the August 8, 2005 Schedule 13G filing of Contrarian Capital Management,. Of the total shares, Contrarian Capital management, LLC had shared voting and dispositive power over all the shares and Contrarian Equity Fund, LP had shared voting and dispositive power over 3,355,669 shares. No amendments have been filed to this Schedule 13G.

8 In setting forth this information, the Company relied upon the August 10, 2005, joint filing of Schedule 13G of Delta Offshore, Ltd. and Trafelet &
     Company, LLC. Of the total shares, Trafelet & Company had shared voting and dispositive power over all the shares and reporting entity Delta Offshore, Ltd. had shared voting and dispositive power over 1,599,900 shares. No amendments have been filed to this Schedule 13G.

9 In setting forth this information, the Company relied upon the January 2, 2008 filing of Schedule 13D of Doucet Capital, LLC, Doucet Asset
     Management, LLC, Christopher L. Doucet and Suzette A. Doucet. Of the total shares, Doucet Capital, LLC, Doucet Asset Management, LLC, Christopher
     Doucet (managing member of Doucet Capital, LLC and CEO of Doucet Asset
     Management) and Suzette Doucet (member of Doucet Capital and CFO of Doucet
     Asset Management) had shared voting and dispositive power over all the shares. Doucet Capital, LLC is listed as a holding company which owns
     Doucet Asset Management, LLC, a SEC registered investment advisor firm. No amendments have been filed to this Schedule 13D.




                                       26


                            DESCRIPTION OF SECURITIES

The company's Certificate of Incorporation authorizes the issuance of 100,000,000 Shares of Common Stock, .001 par value per share and 5,000,000 shares of preferred stock. On May 17, 2004, the Company cancelled all authorized shares of preferred stock. There is no preferred stock outstanding. The board of directors retains the right to issue shares of preferred stock and determine the rights associated with the preferred stock including, but not limited to rate of dividends; voting rights; priority; rights in liquidation; and any other privileges. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Barron Partners, Alpha, Stonestreet, Whalehaven, and Greenwich are the only holders of Common Stock that have preemptive or rights of first refusal with respect to such shares.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the legality of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

        DISCLOSURE OF COMMISSION POSITION FOR SECURITIES ACT LIABILITIES

Global's By-Laws allow for the indemnification of company Officers and Directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

                       ORGANIZATION WITHIN LAST FIVE YEARS

Global Aircraft Solutions, Inc. ("Global" or "Company") was incorporated in
Nevada on September 5, 1997. Our principal office is located at 6901 S. Park
Ave., Tucson, AZ 85706. Global is a public company that trades in the U.S.
over-the-counter market. Our common stock is quoted on the OTC Bulletin Board under symbol GACF. Global was formed as a holding company to establish, maintain and administer the equity and debt funding of any acquired subsidiaries as well as maintain such capitalization of any subsidiaries. On April 12, 2002, Global acquired 100% of the common stock of Johnstone Softmachine Corporation
(Johnstone) pursuant to the Stock Purchase Agreement and Plan of Reorganization by and between LogiCapital Corporation (the principal shareholder of Johnstone), an entity controlled by John Brasher who, at that time, was a director of Global
(he has since resigned). Mr. Brasher was also a principal stockholder of Global prior to the merger. As such, this transaction represented a transfer between control groups and is reported on a historical cost basis. Johnstone was formed on May 8, 1996 has had no substantial operations, and is in the development stage. Johnstone currently lacks the funding necessary to commence operations.


                                       27


On May 2, 2002, Global acquired newly formed Hamilton Aerospace Technologies,
Inc., a Delaware corporation, located at 6901 S. Park Ave., Tucson, AZ 85706
("HAT") in a stock-for-stock exchange. HAT was formed on April 5, 2002 and commenced operations on April 15, 2002, to create a premier provider of aircraft maintenance, repair, and overhaul ("MRO") services to owners and operators of Transport Category commercial jet aircraft. Its customers are all aircraft operators, including passenger and cargo air carriers, and aircraft leasing companies. In conjunction with commencing operations on April 15, 2002, HAT entered into an agreement to purchase the operating assets and inventory from an existing MRO, Hamilton Aviation ("Sale of Assets Agreement") as well as entering into a Lease/Purchase Agreement with Hamilton Aviation for the same assets so that HAT could commence operations pending a closing of the Sale of Assets
Agreement ("Lease Agreement"). Shortly after entering into this Sale of Assets
Agreement, Hamilton Aviation filed for reorganization under Chapter 11 of the United States Bankruptcy Code. The Sale of Assets Agreement was submitted to the
Bankruptcy Estate for approval as part of Hamilton Aviation's plan of reorganization; and pending the Bankruptcy Estate's review and acceptance of the Sale of Assets Agreement and such plan of reorganization, HAT and Hamilton entered into an interim agreement whereby HAT agreed to assume Hamilton
Aviation's service contracts pending approval of the Sale of Assets Agreement.
During the Bankruptcy Estate's review of the Sale of Assets Agreement and plan of reorganization, HAT and Hamilton renegotiated the terms and purchase price of the Sale of Assets Agreement; and in March 2004, the modified Sale of Assets
Agreement was approved by the Bankruptcy Estate and memorialized and finalized by the entry of a Settlement Agreement among HAT, Hamilton Aviation and the Bankruptcy Estate. This Settlement Agreement was then confirmed by Order of the Bankruptcy Court dated May 6, 2004.

On July 15, 2004, Global acquired World Jet Corporation ("World Jet") a privately owned Nevada corporation, located at 6900 S. Park Ave., Tucson, AZ
85706 pursuant to a stock purchase agreement whereby Global acquired 100% of the stock of World Jet for a total purchase price of $2,050,000.00 payable as follows: 1) $1,250,000.00 in cash, 2) $300,000.00 promissory note, and 3)
1,000,000 shares of Global stock at a price of $0.50 per share as well as assuming all liabilities of World Jet including the income tax liability for World Jet fiscal 2003. World Jet is an aircraft parts sales and aircraft parts brokerage facility servicing aircraft operators, aircraft leasing companies and MRO facilities. Tucson, Arizona is the only workplace for Global, HAT and World
Jet.

On August 26, 2005, Global together with BCI Aircraft Leasing, ("BCI"), formed a joint venture Delaware limited liability company called Jetglobal, LLC. This is a special purpose LLC formed to acquire and remarket commercial jet aircraft.
BCI will be primarily responsible for the marketing aspects of Jetglobal while
Global will be responsible for the technical, repair and maintenance aspects associated with remarketing purchased aircraft. Global invested an initial amount of $1,125,000 for a 30% membership and profit interest and BCI invested an initial amount of $2,625,000 for a 70% membership interest in Jetglobal.
Pursuant to the terms of Jetglobal's Operating Agreement, although the Company has a 30% membership interest, it is only responsible for 25% of the costs and expenses associated with Jetglobal including any business transactions.

The Company has divided its operations into the following reportable segments:
aircraft maintenance, repair, and overhaul; aircraft trading (i.e. aircraft brokerage and/or the purchase for resale or lease of aircraft and/or aircraft engines); and part sales. All aircraft maintenance, repair and overhaul is performed at HAT. Beginning January 1, 2005, all of the Company's aircraft trading has been done through Global. (the Company's partnership, Jetglobal , also did aircraft trading). Prior to that date all aircraft trading transactions were handled through HAT. Subsequent to its acquisition in January 2004, substantially all part sales were done by the Company's wholly owned subsidiary, World Jet.



                                       28


During the year ended December 31, 2005, 73% of the Company's operations were conducted by two operating subsidiaries: HAT which accounted for approximately
56% of the Company's revenue and Word Jet which accounted for approximately 17% of the Company's revenue. The Company's share of Jetglobal 2005 net income was over $1,000,000. Global contributed 27% of the Company's revenue through its entrance into the aircraft trading venue. In addition to the operating expenses incurred by Global for administrative, legal and accounting functions associated with Global managing the shares of its wholly owned subsidiaries as well as all activities related to capitalizing and maintaining adequate capitalization levels for its subsidiaries, Global, beginning in 2005, also reports expenses generated in the pursuit of aircraft trading.

During 2006, the Company formed Mexican corporation, Hamilton Aerospace Mexico,
S. A. de C.V. for the purpose of satisfying governmental requirements of the country of Mexico associated with HAT's Tijuana operation and the servicing of Mexican airline, Avolar Aerolineas.

Global Aircraft Leasing Partners, LLC, a Delaware limited liability company,
("GALP"), is a start-up aircraft-leasing venture formed to acquire aircraft, through a combination of debt and equity financing, and lease these commercial jet aircraft to operators throughout the world. On September 4, 2007, the Company and GALP entered into an agreement that calls for the company assuming a 40% equity interest in GALP, effective October 1, 2007. Notwithstanding the effective date of the agreement, the parties have agreed that in return for marketing and technical support provided to GALP to date, the Company will be entitled to a commission equal to 40% of the net profits earned on all transactions entered into by GALP from the date of its inception through October
1, 2007. Under the terms of the agreement, in consideration for its 40% equity participation in GALP, the company will make a one time capital contribution of $40,000. As further consideration the Company will provide to GALP ongoing technical support to facilitate GALP's commercial aircraft purchasing, leasing and sales activities. All technical services provided to GALP by HAT and World
Jet will be billed at company-standard rates. The Company has made $20,000 in capital contribution as of December 31, 2007. Final agreement relative to operations has not yet been finalized and Global has no equity participation in GALP for the year ended December 31, 2007. Global will not be required to invest capital in aircraft acquired by GALP, and all debt assumed by GALP as a result of aircraft acquisitions will be non-recourse with respect to the Company. Other members of GALP will include equity funding specialists and aircraft leasing professionals. Global and GALP have also agreed that Global will have first right of refusal for all aircraft maintenance, aircraft parts and technical consulting requirements that GALP may have as a result of its aircraft acquisition and leasing activities.

                             DESCRIPTION OF BUSINESS

Global is a public company that trades in the U.S. over-the-counter market. Our common stock is quoted on the OTC Bulletin Board under symbol GACF. Global was formed as a holding company to establish, maintain and administer the equity and debt funding of any acquired subsidiaries as well as maintain such capitalization of any subsidiaries.

Global subsidiaries include Hamilton Aerospace Technologies, Inc. ("HAT), which was organized on April 5, 2002 and World Jet Corporation, ("World Jet"), which was organized on April 22, 1997. On May 2, 2002, Global acquired newly formed
HAT, a Delaware corporation, in a stock-for-stock exchange. HAT was created as a provider of aircraft maintenance, repair and overhaul ("MRO") services to owners and operators of Transport Category commercial jet aircraft. Its customers are all aircraft operators or owners, including passenger and cargo air carriers, and aircraft leasing companies. On July 15, 2004, (effective as of January 1,
2004), Global acquired World Jet, a privately owned Nevada corporation pursuant to a stock purchase agreement whereby Global acquired 100% of the stock of World
Jet for a total purchase price of $2,050,000.00 payable as follows: 1)
$1,250,000.00 in cash, 2) $300,000.00 promissory note, and 3) 1,000,000 shares of Global stock at a price of $0.50 per share as well as assuming all liabilities of World Jet. World Jet is an aircraft parts sales and aircraft parts brokerage facility servicing aircraft operators, aircraft leasing companies and MRO facilities.


                                       29


On August 26, 2005, Global together with BCI Aircraft Leasing, ("BCI"), formed a joint venture Delaware limited liability company called Jetglobal, LLC, ("Jetglobal"). This was a special purpose LLC formed to acquire and remarket commercial jet aircraft. BCI was primarily responsible for the marketing aspects of Jetglobal while Global was responsible for the technical, repair and maintenance aspects associated with remarketing purchased aircraft. Global invested an initial amount of $1,125,000 for a 30% membership and profit interest and BCI invested an initial amount of $2,625,000 for a 70% membership interest in Jetglobal. Pursuant to the terms of Jetglobal's Operating Agreement, although the Company had a 30% membership interest, it was only responsible for 25% of the costs and expenses associated with Jetglobal During 2007, the Company transferred its ownership interest in Jetglobal to BCI Aircraft Leasing in consideration for aircraft inventory and trailing interest in certain Jetglobal claims against third parties. The Company and BCI executed a final agreement and a settlement on April 20, 2007, and revised it on June 29, 2007. The terms of the final agreement with BCI did not result in any impairment to the company.

During 2006, the Company formed a Mexican corporation, Hamilton Aerospace
Mexico, S. A. de C.V. for the purpose of satisfying the Mexican government requirements associated with HAT's Tijuana operation and the servicing of Mexican airline, Avolar Aerolineas.

Global Aircraft Leasing Partners, LLC, a Delaware limited liability company,
("GALP"), is a start-up aircraft-leasing venture formed to acquire aircraft, through a combination of debt and equity financing, and lease these commercial jet aircraft to operators throughout the world. On September 4, 2007, the Company and GALP entered into an agreement that calls for the company assuming a 40% equity interest in GALP, effective October 1, 2007. Notwithstanding the effective date of the agreement, the parties have agreed that in return for marketing and technical support provided to GALP to date, the Company will be entitled to a commission equal to 40% of the net profits earned on all transactions entered into by GALP from the date of its inception through October
1, 2007. Under the terms of the agreement, in consideration for its 40% equity participation in GALP, the company will make a one time capital contribution of $40,000. As further consideration the Company will provide to GALP ongoing technical support to facilitate GALP's commercial aircraft purchasing, leasing and sales activities. All technical services provided to GALP by HAT and World
Jet will be billed at company-standard rates. The Company has made $20,000 in capital contribution as of December 31, 2007. Final agreement relative to operations has not yet been finalized and Global has no equity participation in GALP for the year ended December 31, 2007. Global will not be required to invest capital in aircraft acquired by GALP, and all debt assumed by GALP as a result of aircraft acquisitions will be non-recourse with respect to the Company. Other members of GALP will include equity funding specialists and aircraft leasing professionals. Global and GALP have also agreed that Global will have first right of refusal for all aircraft maintenance, aircraft parts and technical consulting requirements that GALP may have as a result of its aircraft acquisition and leasing activities.

During the year ended December 31, 2007, 68% of the Company's operations were conducted by two operating subsidiaries: HAT which accounted for approximately
60% of the Company's revenue and Word Jet which accounted for approximately 8% of the Company's revenue. The Company's share of Jetglobal 2007 net income was $214,800. Global contributed 32% of the Company's revenue through its aircraft-trading activity.

HAMILTON AEROPSACE TECHNOLOGIES, INC.

HAT is an aircraft repair station, licensed by the Federal Aviation
Administration (FAA) and by the European Aviation Safety Agency (EASA), and is known as an "Air Agency" in FAA parlance. Its MRO services include maintenance, repair, overhaul and modification services for narrow-body Transport Category aircraft, repair and overhaul services on a wide range of aircraft components and aircraft interiors. Our major modification services include the conversion of passenger aircraft to freighter configuration and technical support for third party modification programs.


                                       30



While the airlines and large leasing operators get the lion's share of attention, aircraft repair stations, such as HAT, occupy a truly pivotal role for the following reasons:

First, no modification, service or repair can be made to any aircraft, nor can any parts be installed, inspected or certified, except by FAA-certified maintenance facilities including repair stations.

Second, aircraft require regular inspection and maintenance in accordance with FAA regulations and must regularly visit FAA-certified maintenance facilities including repair stations. Third, most operators must as a matter of economics rely on repair stations to obtain parts for them, and many operators rely on repair stations entirely to manage their parts usage and even their line fleet.

Fourth, when operator customers have parts inventories to be disposed of or planes to be torn down and parted out, repair stations are often called upon to do the work and find buyers for the parts.

Fifth, because of their closeness to their operator customers, repair stations frequently are the first to learn of bargains on parts inventories and aircraft and frequently have first crack at finding a buyer or lessee for a customer aircraft.

Sixth, repair stations can avoid many of the effects of aviation downturns because air fleets still must undergo scheduled maintenance irrespective of industry conditions. Even in a severe downturn when large numbers of aircraft are parked, aircraft storage can still be a profit center for repair stations.

Operations

As your jet rolls away from the gate and over the tarmac toward the runway, you may have noticed at some airports the hangars in which large commercial jets were being serviced. This is exactly what HAT does. HAT was created to provide aircraft maintenance, repair, overhaul and modification services to owners and operators of Transport Category commercial jet aircraft. Its customers are all aircraft operators or owners, including passenger and cargo air carriers and aircraft leasing companies.

When economic factors adversely affect the airline industry, they tend to reduce the overall demand for aircraft maintenance and repair services, causing downward pressure on pricing and increasing the credit risks associated with doing business within the industry. Additionally, the price of fuel affects the aircraft maintenance and repair markets, since older aircraft, which consume more fuel and which account for most of our aircraft maintenance and repair business, become less viable as the price of fuel increases. We cannot assure you that economic and other factors that have affected the airline market in the past and may affect the airline industry in the future will not adversely impact our business, financial condition or results of operations. However, since inception, HAT has aggressively increased its market share by focusing on quality service, turn around time and breadth of services offered.

MRO Services

HAT is a full service aviation maintenance and modification repair facility that primarily performs heavy maintenance and component overhaul of large narrow body jets, such as the Boeing 727, 737, 757, DC9 and MD80 series aircraft. HAT provides airport terminal "turn around" maintenance for most of the airlines operating into Tucson International Airport. Below is a brief description of HAT's core services:



                                       31


Routine minor and major maintenance (phase checks A, B, C and D) Line maintenance for carriers landing and taking off from Tucson International
Airport Corrosion control and prevention programs Structural inspections Avionic upgrades and modifications Interior reconfiguration and refurbishment Strip and paint services to operators' livery requirements Comprehensive systems and structural modifications Flight test support Component overhaul Installation of stage 3 hush-kits (Fed Ex, Raisbeck, ABX, Nordam and Av Aero)

Regulatory Oversight

Regulation
In the United States, the Federal Aviation Administration (FAA) regulates the manufacture, repair, overhaul and operation of all aircraft and aircraft equipment operated in the U.S. pursuant to the Federal Aviation Regulations
(FARs). The FAA must certify each authorized repair station, and certified facilities are issued an Air Agency Certificate. Each certificate contains ratings and limitations that specifically authorize the repair station to only perform certain types of services on specific makes and models of aircraft. FAA regulations are designed to ensure that all aircraft and aircraft equipment are continuously maintained in proper condition to ensure safe operation of the aircraft. Similar rules apply in other countries. All aircraft must be maintained under a continuous condition-monitoring program and must periodically undergo thorough inspection and maintenance. The inspection, maintenance and repair procedures for the various types of aircraft and aircraft equipment are prescribed by regulatory authorities and can be performed only by certified repair facilities utilizing certified technicians. Certification and conformance is required prior to installation of a part on an aircraft. We closely monitor the FAA and industry trade groups in an attempt to understand how possible future regulations might impact us.

A good working relationship with the FAA is essential to the successful operation of an FAA-approved Repair Station such as HAT. The policy of HAT management is to work closely and proactively with the FAA, which has resulted in the relationship needed to insure that when significant issues do occasionally arise between HAT and the FAA they are addressed in a reasonable and constructive nature.

HAT holds FAA Air Agency Certificate #HOCR426X ("FAA Certificate") as an authorized and approved FAA repair station, which permits HAT to service narrow body large commercial jet aircraft. This certificate grants HAT the following ratings: Instrument, Accessory, Limited Airframe, and Limited Engine for the following aircraft (with certain limitations for each rating and aircraft):

       ----------------- -- ----------------------- -- --------------------------------------
       RATING               MANUFACTURER               MAKE/MODEL
       ----------------- -- ----------------------- -- --------------------------------------

       Airframe             Boeing                     B-727-100-200 - All series
                            Boeing                     B-737-100-200-300-400-500 - All series
                            Boeing                     B-757 - All series, Limited
                            Douglas                    DC-8 - All series
                            Douglas                    DC-9 - All series
                            McDonnell Douglas          MD - 80 - All series

       Power Plant          Pratt & Whitney            JT - 3D
                            Pratt & Whitney            JT - 8D
                            General Electric           CFM -56


                                       32


HAT is inspected regularly by the FAA for conformity to federal regulations and consistently passes those inspections with no significant discrepancies. Weekly visits by the primary maintenance inspector (PMI) from the FAA provide continuous monitoring of all HAT activities. HAT maintains a working relationship with the FAA staff and all work is carried out according to the standards and requirements of the FARs.

HAT also holds an equivalent certificate in the European Economic Community.
Without the EASA certificate, HAT would not be allowed to work on aircraft that operate in European Economic Community ("EEC") airspace.

Both certificates are in good standing. Licensure and regulation of aviation companies is almost exclusively federal in nature.

Quality Assurance (which includes Quality Control and Inspection) and Production functions are separate and distinct at HAT, as required by the FAA, and the management of each is autonomous from the other, as federal law requires. Upon completion, all work will have been fully documented as to the materials used, parts and labor applied, and conformity to the approved data and FARs.

Aircraft Heavy Maintenance and Repair

Maintenance and repairs for narrow body commercial jet aircraft constitutes
HAT's core business. These services include simple repairs and servicing, heavy maintenance referred to as a "C-check" and complete overhaul referred to as a "D-check." In addition, HAT performs major configuration changes of commercial aircraft, such as interior reconfiguration and conversion from passenger service to cargo service. Each airline operator has a governmental-approved and mandated maintenance schedule for each of its commercial aircraft on the line. Certain maintenance is typically performed by the operator's maintenance personnel (for example, daily line checks), while other, more substantial maintenance can be self-performed or contracted out to certified repair stations. HAT provides services for each aircraft under a Maintenance and Service Agreement (MSA) with each operator. These contracts are generally fixed-price labor-only, with a cap on hours expended on unforeseen repairs. Parts are either provided by the operator or can be procured by HAT and resold to the operator. Delivery of the aircraft to and from HAT's facility are at the operator's cost and risk, and HAT requires each operator to execute a Final Acceptance and Release which acknowledges that the services have been performed properly, that the commercial aircraft is airworthy, and which, apart from contractual warrantees, releases
HAT from any financial or legal responsibility with respect to the aircraft and services. With certain long-term customers HAT has entered into a General Terms
Agreement, which is an umbrella agreement that covers the general framework for all services HAT expects to render to the customer.

In addition to scheduled maintenance services, HAT also offers refinishing, painting and return-to-service maintenance. HAT also offers numerous related services, such as worldwide commercial aircraft pre-purchase inspection and appraisal services, post-purchase configuration, maintenance and operational program development, post-contract and post-lease condition assessment, commercial aircraft accident assessment and recovery, flight line maintenance, termination of lease recovery, and aircraft storage and storage maintenance.

Modification Services
HAT modification services include passenger to cargo conversions, engine noise suppression, power plant retrofits, and avionics upgrades to the latest in navigation, communication, and digital technology. HAT also provides interior replacement and refurbishment services as well variety of custom seating arrangements to meet operators' requirements, including all types of commercial configurations and special purpose interiors for sports teams, humanitarian missions or VIP aircraft.

HAT plans to opportunistically grow its modification services. However, HAT intends at this time to concentrate its business-building efforts on its primary maintenance services.


                                       33


Market

Narrow body commercial airliners (Boeing 727s, 737s, 757s, DC9s, MD80s) are
HAT's primary market for selling aircraft maintenance, repair, and component overhaul services. Major commercial airlines, lower-tier airlines, package carriers, and charter operators operate these aircraft. The summer 2007 edition of MRO Management cites the industry consultancy 2007 AeroStrategy Annual
Industry Forecast as projecting 3.6% annual MRO growth over the ten years from 2006 to 2016 rising from $41 billion to $58 billion, respectively. Of those numbers 14% is classified aircraft heavy maintenance, 21% modifications, 21% line maintenance, 21% component maintenance and 35% engine maintenance. HAT's target market of specific narrow body commercial jet aircraft constitutes an estimated 25% of the worldwide commercial aircraft maintenance market. Due to the relatively small portion of its revenues that come from activities other than its core MRO services, HAT has not examined the markets for those other activities.

Customers and Revenue Streams

When it was first launched, HAT concentrated its marketing efforts on so-called
"Tier 2" operators of older, narrow-body commercial jets, particularly Boeing
727 aircraft. HAT has expanded those efforts and now pursues both Tier 1 and Tier 2 narrow-body operators of 727, 737, 757, MD80 and DC9 aircraft.

HAT's customers include: BCI Aircraft Leasing (22%), an aircraft leasing company; Global Aircraft Leasing Partners (25%); Avolar Aerolineas, S.A. de C.
..V (13%), a Mexican airline; Enterprise Aviation (5.2%); Pratt and Whitney
(3.8%); United Breweries Holding, Ltd. (5.0%); ART Portfolio (3.7%); Pegasus
Aviation (1.9%), a large aircraft leasing company and long-time Hamilton
Aviation customer; as well as a number of smaller customers. HAT also does line maintenance at Tucson International Airport for Alaska Airlines, American
Airlines, Contintental Airlines, Delta Airlines, Frontier Airlines, Jet Blue
Airlines, Northwest Airlines and United Airlines. HAT is working to increase and diversify its customer base and expects to sign more maintenance contracts.

Ancillary Activities and Services

In addition to its core maintenance, repair, component overhaul and modification services, HAT opportunistically generates additional income from the following revenue sources encountered in the course of the company's day-to-day business activities: Distress purchases: HAT is able to buy planes and parts at pennies on the dollar, re-certify parts, engines and airframes and resell them at a profit.

Parts Sales:  HAT generates revenue on all parts it installs in customer aircraft.

Commission Sales: HAT buys parts on request for customers that don't maintain parts inventory and charges a commission for that service.

Aircraft storage: HAT offers environmentally favorable aircraft storage to aircraft operators and has some 40 aircraft parked on its ramp for which the customers are paying both tarmac space rental and storage maintenance labor and components charges. Because it costs tens of thousands of dollars to fly them to another comparable facility, most of these aircraft will be returned to service at a cost of hundreds of thousands of dollars each in new work for Hamilton.

Inspection and Certification: HAT charges a service to inspect and to re-certify parts, engines and airframes for customers.


                                       34



Aircraft Sales and Leasing Commissions: HAT takes full advantage of its position as a maintenance provider to earn commissions on aircraft sales or leases.

Aircraft Ferry and Flight Crew Services: HAT offers aircraft ferry service and flight crew operations, to shuttle aircraft for maintenance or repositioning.
Contract crews are used in order not to create additional overhead.

These other services are synergistic in that each can generate additional services and opportunities. For example, as described above HAT typically gets the maintenance and overhaul work on aircraft stored on its tarmac, due to the tens of thousands of dollars often required to relocate such aircraft. HAT also frequently gets the first offer to buy or broker aircraft due to knowledge of the industry and its ability inspect, appraise, and return the aircraft to service on a turn-key basis in accordance with the new operator's specifications. These opportunities exist due to the strategic market position that aircraft repair stations, such as HAT, occupy at the center of the aviation industry.

WORLD JET CORPORATION, INC.
---------------------------

Operations and Services
-----------------------

World Jet sells and brokers the sale of aircraft parts, airframe components, engines and engine materials including Expendables, Rotables and Consumables.
Expendables are miscellaneous hardware items such as nuts, bolts, rivets, screws, etc. used as part of the aircraft part installation and service process.
Rotables are serialized aircraft parts and components that are FAA certificated and tracked as FAA certified parts. Consumables are miscellaneous supplies such as sealants, grease, oil, lubricants, tape, etc. that are used and consumed in conjunction with the installation of Expendables and Rotables. World Jet brokers the sale of aircraft parts, airframe components, engines and engine materials and also maintains an inventory of it's own overhauled aircraft parts, airframe components, engines and engine materials for re-sale. When brokering such materials and parts, World Jet introduces other aircraft parts sellers with aircraft parts consumers who are in need of certain aircraft parts and receives a brokerage commission for arranging such sale. World Jet also maintains an inventory of aircraft parts, airframe components, engines and engine materials for resale that World Jet obtains from distressed companies and by purchasing aircraft and salvaging and overhauling parts removed there from.

If any parts purchased by World Jet from distressed companies or removed and salvaged from aircraft purchased by World Jet require any repairs or overhaul, World Jet out-sources such repair and/or overhaul work to an FAA approved repair and overhaul facility which must comply with FAA regulations regarding the traceability of certificated aircraft parts. World Jet services aircraft operators, aircraft leasing companies and MRO facilities such as HAT.

                       MANAGEMENT DISCUSSION AND ANALYSIS

Global Aircraft Solutions, Inc., ("Global") formerly Renegade Venture (Nev.)
Corporation is a public company that trades in the U.S. over-the-counter market.
Our common stock is quoted on the OTC Bulletin board under the symbol GACF. On
May 2, 2002, Global acquired newly formed aviation company Hamilton Aerospace
Technologies, Inc., a Delaware corporation ("HAT") in a stock-for-stock exchange. HAT was formed on April 5, 2002, to create a premier provider of large aircraft maintenance, repair, overhaul and modification ("MRO") services to owners and operations of certain Transport Category commercial jet aircraft. Its customers are all aircraft operators, including passenger and cargo air carriers, and aircraft leasing companies. During 2004, Global acquired 100 percent of the common stock of World Jet Corporation, a privately owned Nevada
Corporation. World Jet, incorporated in 1997, is an aviation parts sales company servicing aircraft operators, aircraft leasing companies and MRO facilities.



                                       35


Global's plan of operation for the immediate future includes seeking and acquiring, if possible, aviation industry related businesses to complement its HAT and World Jet subsidiaries. Additionally, the Company will seek to expand
HAT and World Jet by organic growth. Global will not limit its search for business combination candidates to any particular geographical area. Management of Global will seek combination candidates in the United States and other countries, as available time and resources permit, through existing associations and by word of mouth. This plan of operation has been adopted in order to attempt to increase value for Global's shareholders.

Company management has rejected a policy of growth for growth's sake in favor of focusing on profitability and building a good reputation for the Company and its subsidiaries by limiting contracts to those perceived to have a high probability of success. This strategy is also beneficial to the Company's marketing efforts in that a good track record of maintenance and modification contracts, delivered successfully on-time and on-budget, is by far the most potent tool for securing new work contracts; and expedited delivery of parts at a competitive price leads to greater volume of parts sales. In managing its operations, the Company is committed to continuously evaluating the adequacy of its management structure and its existing systems and procedures.

Management is cautiously optimistic that efforts to strengthen the quality of our customer base, our adeptness at garnering jobs with the likelihood of good gross profit potential and our continued vigilance at holding down costs may enhance future results and our profitability will increase in 2007. HAT's option of being selective in the work booked is due to their growing reputation for providing quality, on-budget, on-time deliveries to their customers. HAT and World Jet are experiencing success in securing new customers and securing more business from existing customers as well.

Global's aircraft trading represents a significant niche in our business.
Successful efforts in this area will go a long way to building our company.
During 2005, aircraft trading accounted for 19% of the Company's revenue. This trading decreased in 2006 and was 9% of total revenue for the Company. The considerable impact that can be made through growth of aircraft trading is evident when you consider that fewer than 10 transactions took place in our aircraft trading segment, (which excludes any Jetglobal activity), during the year ended December 31, 2005 and fewer than 5 during the year ended December 31, 2006. Obviously, there is opportunity for a positive synergistic increase in MRO revenue and part sales revenue related to those aircraft traded with both new and continuing customers.

Gross profit levels during any particular period are dependent upon the number and type of aircraft serviced, the contract terms under which services are performed, cash availability and the efficiencies that can be obtained in the performance of such services. Significant changes in any one of these factors could have a material impact on the amount and percentage of gross profits.
Additionally, gross profit could be impacted in the future by considerations as to the value of our inventory.

HAT competes principally on the high quality of its services and its price competitiveness due to its location in the Southwest. Location related benefits include low labor rates; a dry, mild climate enabling HAT to do many MRO projects outdoors; and low overhead. World Jet competes on price competitiveness and expedited delivery of parts. World Jet has spent years acquiring inventories at deep discounts and this inventory is the type HAT uses on a daily basis.
World Jet's customer base includes airlines, aircraft leasing companies and MRO facilities. The large aircraft repair business and the aircraft parts sales business are highly competitive. Revenues are sensitive to adverse changes in the air carrier business, with factors such as airline profit levels, changes in fuel costs, average fare levels, and passenger demand. The heavily regulated airline industry, however, requires scheduled maintenance and repair services irrespective of industry economics, thus providing a reasonably steady market for HAT's and World Jet's services.



                                       36


World Jet is a seller/broker of aircraft parts which is not an operation or activity which is regulated by the FAA or any other governing body or governmental agency; however, any aircraft parts sold by World Jet must be accompanied by documentation verifying that such part is traceable to either an FAA approved manufacturer, overhaul or repair facility, or an FAA certificated operator. In furtherance of satisfying customers that World Jet does sell and broker parts that are traceable to FAA certification, World Jet voluntarily participates in the Airline Suppliers Association which requires an annual audit of suppliers of aircraft parts to verify that such supplier maintains the proper traceability documents, properly tags aircraft parts in support of such traceability and maintains proper packaging and storage of aircraft parts. In addition to the foregoing, World Jet also certifies to each customer that any part or material sold was not involved in any incident and is not government surplus.

Aircraft maintenance and modification is a highly regulated industry, and a good working relationship with the FAA is essential to the successful operation of an FAA-approved Repair Station such as HAT. The policy of HAT management is to work closely and proactively with the FAA, which has resulted in the very positive relationship needed to insure that when significant issues do occasionally arise between HAT and the FAA they are addressed in a reasonable and constructive nature.

RECENT DEVELOPMENTS AFFECTING OUR OPERATIONS

The continued alerts by the U.S. Department of Homeland Security and fears of new terrorist attacks, the U.S.-led invasion of Iraq, high fuel costs and the general state of the economy could quite possibly produce negative impact on the aviation industry.

On March 13, 2007, the Company announced that they had entered into an exclusive service agreement with, Global Aircraft Leasing Partners ("GALP"). GALP is a start-up aircraft-leasing venture formed to acquire aircraft, through a combination of debt and equity financing, and lease these commercial jet aircraft to operators throughout the world. GACF and GALP have entered into a strategic alliance wherein Global would initially acquire a 20% or 40% interest in GALP in exchange for a capital contribution of $20,000 or $40,000, together with infrastructure, industry expertise, management assistance, and other non-monetary contributions. At June 30, 2007, negotiations were still being conducted to establish an operating agreement for GALP, as well as to make final determination as to the Company's percentage of interest, which may be finalized at either the initial 20% or at 40%, depending on the result of those negotiations. The Company had not made any capital contribution as of June 30, 2007 and consequently was not a participating member of GALP during the period covered by these financial statements. Global will specifically not be required to invest capital in aircraft acquired by GALP. Other members of GALP will include equity funding specialists and aircraft leasing professionals. Global and GALP have also agreed that Global will have first right of refusal for all aircraft maintenance, aircraft parts and technical consulting requirements that GALP may have as a result of its aircraft acquisition and leasing activities.
Global expects that its strategic partnership with GALP will have a positive effect upon the volume of its MRO and parts sales businesses.

Since the formation of the Jetglobal LLC, Management has been unable to obtain timely and accurate financial information legally demanded by the Company form
Jetglobal. As a consequence, during the first quarter 2007, Management decided to transfer its ownership interest in Jetglobal , LLC, an entity in which the Company had a 30% ownership interest, to the other partner in Jetglobal, LLC, BCI Aircraft Leasing. The parties executed a final agreement and settlement on April 20, 2007 which was revised on June 29, 2007. Under the terms of the final agreement and settlement, in consideration for the Company's 30% ownership interest in Jetglobal, the Company will receive title, free and clear, to five aircraft valued at $1,500,000 each. A sixth aircraft purchased from Global by Jetglobal and which had MRO work performed by HAT, was returned to the Company in satisfaction of the $1,150,000 unpaid purchase price of the aircraft. The
Company also retained a trailing interest of 18% of any amount paid Jetglobal under (i) satisfaction of the claim against the Delta Bankruptcy Estate, estimated at $2,118,461and (ii) the Jetglobal claim against AFG for breach of contract



                                       37


Avolar's increasing fleet size resulted in increasing receivables due Hamilton
Aerospace. At the same time, Avolar's past due receivables increased significantly. In order to protect the Company's financial status, late in February Management put Avolar on a COD basis and negotiated a schedule for Avolar to bring its account current. The parties also agreed that Avolar would obtain whatever services and credit it could from other maintenance service providers in order to facilitate Avolar's pay-down of monies due Hamilton
Aerospace. During the second quarter, Avolar and the Company reassessed Avolar's payment plan and by the end of June 2007, Avolar had made progress reducing the amount owed Hamilton Aerospace, and was in full compliance with the terms of its new payment schedule. Avolar has stated its intention to bring its accounts current with Hamilton Aerospace and World Jet and continue its maintenance and support agreements with both companies. However, it remains unlikely that the income and profit contributions from Avolar to Hamilton Aerospace and World Jet in 2007 will reach the amounts previously indicated by Management.

                              RESULTS OF OPERATIONS

HAT operating revenues consist primarily of service revenues and sales of materials consumed while providing services. World Jet revenues consist primarily of sales of aircraft parts. Cost of sales consists primarily of labor and materials, cost of parts and freight charges. Operating results have fluctuated in the past and may fluctuate significantly in the future. Many factors affect our operating results, including timing of repair orders and payments from large customers, competition from other third-party MRO service providers, the state of the aviation industry and the number of customers seeking services, the impact of fixed pricing on gross margins and our ability to accurately project our costs, our ability to obtain financing and other factors.

Significant portions of our operating expenses, such as insurance, rent, debt payments, certain salaries and such, are relatively fixed. Since we typically do not obtain long-term commitments from our customers, we must anticipate the future volume of orders based upon the historic patterns of our customers and upon discussions with our customers as to their future requirements.
Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on our business, financial condition and results of operations.
During 2007, revenues were $24,743,501which represents a decrease of 28.4% from 2006's figure of $34,542.195. Revenues for 2006 decreased 16.2% from 2005's figure of $41,228,648. The Company had a net loss of $3 million in 2007, net income of $.826 million in 2006 and net income of $3.123 million in 2005. In
2006, profit from operations declined from 2005's $2.4 million to a loss from operations of $2,109. In 2007, the loss from operations was $4.9 million.

To understand the Company's path from 2005 profits to 2007 losses some of the major events that occurred during each year are as follows:

2005

In early July of 2005, The Company's subsidiary HAT, on behalf of subsidiary
World Jet, agreed to purchase the inventory held on consignment belonging to Jetran International, Ltd. plus one DC9-82, serial number 48092 for a price of $2,900,000.

On August 12, 2005, HAT entered into a five-year maintenance contract with the new Mexican airline, Avolar. Potential value of this agreement was linked to the planned growth of Avolar. The business plan of Avolar called for a thirty aircraft fleet by mid 2008.

On August 26, 2005, Global together with BCI formed Jetglobal to acquire and remarket commercial jet aircraft. On September 1, 2005, Jetglobal entered into an agreement to acquire a fleet of 26 Boeing 737-200 aircraft from Jetran
International.



                                       38


2006

The most significant event of 2006 was the erosion of the Company's cash position due to unpaid accounts receivable balances of Avolar and BCI.
Outstanding accounts receivable rose from $5 M to 7.9 M during the first nine months of 2006. Our investment in Jetglobal grew about $2 million during the same period. Our partner in Jetglobal, BCI, preferred to hold the aircraft assets rather than sell them. By the end of 2007, the parties had reached an agreement in principal wherein BCI would pay the Company cash plus transfer, free and clear, ownership to the Company of enough aircraft out of the Jetglobal assets to settle in full all amounts due the Company for services provided to BCI and from the Company's ownership in Jetglobal.

2007

Avolar's increasing fleet size resulted in increasing receivables due HAT. At the same time, Avolar's past due receivables increased significantly. In order to protect the Company's financial status, late in February Management put
Avolar on a COD basis and negotiated a schedule for Avolar to bring its account current. The parties also agreed that Avolar would obtain whatever services and credit it could from other maintenance service providers in order to facilitate
Avolar's pay-down of monies due HAT. By the end of 2007, Avolar had made progress reducing the amount owed Hamilton Aerospace, but Avolar was not in full compliance with the terms of its payment schedule agreed to with HAT.

By the end of the second quarter of 2007, the Company had received all but one of the aircraft covered by the settlement agreement with BCI, which was finalized on June 29, 2007. The book value of the aircraft to be received under this agreement was over $8.6 million.

On September 4, 2007, the Company and Global Aircraft Leasing Partners, LLC, a
Delaware limited liability company, ("GALP") reached a tentative agreement that Global would assume a 40% equity interest in GALP. GALP is a start-up aircraft-leasing venture formed to acquire aircraft, through a combination of debt and equity financing, and lease these commercial jet aircraft to operators throughout the world. It has been mutually agreed by the parties that in consideration for a 40% equity participation in GALP, the company will make a one time capital contribution of $40,000. As further consideration the Company will provide to GALP ongoing technical support to facilitate GALP's commercial aircraft purchasing, leasing and sales activities. All technical services provided to GALP by HAT and World Jet will be billed at Company-standard rates.
The Company had made $20,000 in capital contribution as of December 31, 2007. A final operating agreement has not yet been finalized and Global had no equity participation in GALP for the year ended December 31, 2007. Global will make an additional capital contribution or $20,000 upon the parties reaching a final operating agreement. Global will not be required to invest capital in aircraft acquired by GALP, and all debt assumed by GALP as a result of aircraft acquisitions will be non-recourse with respect to the Company. Other members of GALP will include equity funding specialists and aircraft leasing professionals.
Global and GALP have also agreed that Global will have first right of refusal for all aircraft maintenance, aircraft parts and technical consulting requirements that GALP may have as a result of its aircraft acquisition and leasing activities.





                                       39


On October 11, 2007, BCI presented the Company with title to the final aircraft due from the settlement agreement.

On November 1, 2007, our primary lender M&I Bank extended the matruity date of our $5 million line of credit until January 31,2008.

On December 20, 2007, the Company entered into and closed on three non-convertible secured debenture financing agreements in the total amount of $10 million (See the Liquidity section of this document for further details).
The debentures carry an interest rate of 15% per annum. The Debentures also provide for a cash flow recapture to the Holders equal to 60% of any proceeds related to the sale of Global's aircraft inventory and certain receivables. The
Debentures mature on December 19, 2008. Funds from this transaction were used to pay-off our primary lender, M&I Bank, as well as, all other short-term debt.
Additionally, the balance provides operating capital to enable us the time to sell our aircraft inventory and ramp-up operations of our HAT facility to capacities prior to the stoppage of work for Avolar and BCI.

The table below shows the sales and cost of sales for each of our operation segments for the years ended December 31, 2007, 2006 and 2005, respectively. The
2006 increase in maintenance reflects about $4.7 million in sales related to work done on Avolar in Tijuana, which began in late 2005. In 2007, sales related to our Tijuana operation fell to $2.3 million due to our temporary suspension of work due to non-payment. This only partially accounts for the 49% drop in revenue in our maintenance segment. Maintenance felt the effects of the substantial cash problems created in 2006 by the non-payment of invoicing by customers, Avolar and BCI. Our partner in Jetglobal, BCI, desired that the partnership hold aircraft assets rather than sell them. Our membership in Jetglobal had been undertaken to increase revenue and we had a sizable equity position of over $6M. Additionally, the resulting settlement reached with BCI to take-over our membership in Jetglobal, which was not finalized until mid-year, netted us an inventory of aircraft but no cash.

       ------------------------------------------- ---------------- ----------------- -----------------
                                                        2007              2006              2005
       ------------------------------------------- ---------------- ----------------- -----------------

       Sales, maintenance, repair, overhaul            $14,364,784       $24,331,466       $19,134,757
       Sales, aircraft trading                           7,900,000         3,223,000        13,550,500
       Sales, parts                                      2,239,641         4,634,155         6,388,380
       Sales, other                                        239,076         2,353,574         2,155,011
       Total sales                                     $24,743,501       $34,542,195       $41,228,648


       Cost of sales                                  $(10,758,759)     $(19,776,552)     $(16,903,015)
       Cost of sales, aircraft trading                  (6,848,254)       (3,190,369)      (10,019,728)
       Cost of sales, parts                               (693,607)       (2,012,101)       (3,389,964)
       Cost of sales, other                                 (7,353)         (769,027)         (529,754)
       Inventory write down                               (393,752)         (192,775)         (215,500)
       Total cost of sales                            $(18,701,725)     $(25,940,824)     $(31,057,961)


Those who look to revenue growth as the fundamental indication of a company's success and growth need to be aware that no matter how much revenue is generated by trading partners in which we have minority interest and no control over management, no increase in revenue will be shown on the Company's results. Net income, however, will reflect the Company's percentage of the net income of trading partners. Revenues derived from aircraft sales made by our Jetglobal partnership were $214,800 in 2007, in 2006 were $1,808,744 and in 2005 our share of the Jetglobal loss was $157,874.

Company SG&A expenses in 2007 were $10,908,740 and as a percentage of revenue were 44%. In 2006 were SG&A expenses were $8,591,738 and as a percentage of revenue were 25%. In 2005, SG&A expenses were $7,780,332, which was 19% as a percentage of revenues.

                                       40


During 2007, SG&A expenses included several unusual items:

The expense related to the warrants issued as part of the December, 2007
Debenture agreement was $581,282. The issuance of these warrants triggered a provision in some of our existing warrants that required they be repriced. The expense recorded due to the repricing was $69,241.
The Company paid $130,528 in various expenses to extend the M&I loan and to locate and secure another financing vehicle.

Bad Debt expense for 2007 was $3,610,776 as compared to $338,000 in 2006. This amount included the write-off of amounts due from the Falcon bankruptcy in the amount of $283,940, a portion of the receivable balance due from BCI, $562,384, approximately $929,000 for Avolar, approximately $775,000 in aged receivables from various customers that the Company has determined to be uncollectible and an increase to our reserve balance of about $950,000 for accounts over 90 days and another $54,000 reserve for current accounts.

During 2007, SG&A expenses included approximately $175,000 in commission expense compared with $669,500 in 2006 and $1,260,000 in 2005. Other notable increases in 2006 SG&A expenses included:

Our World Jet subsidiary had an increase in SG&A of $267,421 the largest part of which was associated with the movement of inventory to its new location at 7001
South Park coupled with the counting and classification, prior to the 2007 audit of the balance of the inventory purchased from Jetglobal.

Global had a significant increase in professional fees in the amount of $618,000 over the 2005 amount. Approximately $96,900 was related to auditing and accounting fees, $179,000 increase in legal fees, $132,000 increase in outside professional services.

Interest expense for 2007 was $1,261,813, in 2006 was $587,183 and in 2005 was $386,927. This significant increase in interest expense is directly linked to the severe cash shortages the Company experienced. Funds to operate were borrowed at higher rates.

The following table graphically depicts the operating performance for Global, HAT and World Jet subsidiaries on a stand-alone and consolidated basis for the year ended December 31, 2007:

-----------------------------------------------------------------------------------------------------------------------------
       Period                                 Global          HAT              World Jet       * Eliminate       Consolidated
                                              Stand Alone     Stand Alone      Stand Alone     Intercompany
-----------------------------------------------------------------------------------------------------------------------------
                                              $               $                $               $                 $
-----------------------------------------------------------------------------------------------------------------------------
             2007  Revenues                     7,900,000        14,809,618        5,516,972      (3,483,089)      24,743,501
         Year End  Cost of Sales               (6,848,337)      (11,440,802)      (3,872,958)      3,460,372      (18,701,725)
          Results  Expenses                    (3,646,290)       (5,976,319)      (1,311,316)         25,185      (10,908,740)
                   Operating Profit (Loss)     (2,594,627)       (2,607,503)         332,698          (2,468)      (4,866,964)

     o The "Eliminate" column reflects the $ amounts of Inter-Company Sales by World Jet to HAT in 2007.
     o On a consolidated basis Revenues and Cost of Sales are reduced to reflect the Revenues and Cost of Sales for external sales only, with a zero $ impact on stand alone or consolidated profit (loss) figures.


                                       41


The following table graphically depicts the operating performance for Global, HAT and World Jet subsidiaries on a stand-alone and consolidated basis for the year ended December 31, 2006:

------------------ -------------------------- --------------- ---------------- --------------- ----------------- ----------------
       Period                                 Global          HAT              World Jet       * Eliminate       Consolidated
                                              Stand Alone     Stand Alone      Stand Alone     Intercompany
------------------ -------------------------- --------------- ---------------- --------------- ----------------- ----------------
                                              $               $                $               $                 $
------------------ -------------------------- --------------- ---------------- --------------- ----------------- ----------------
             2006  Revenues                     4,475,000       26,058,040       10,591,165       (6,582,010)      34,542,195
         Year End  Cost of Sales               (3,489,909)     (20,929,517)      (8,103,408)       6,582,010      (25,940,824)
          Results  Expenses                    (3,394,122)      (3,342,380)      (1,866,978)                       (8,603,480)
                   Operating Profit (Loss)     (2,409,031)       1,786,143          620,779                            (2,109)


The following table graphically depicts the operating performance for Global, HAT and World Jet subsidiaries on a stand-alone and consolidated basis for the year ended December 31, 2005:

------------------ ------------------- --------------- ---------------- --------------- ---------------- -----------------
       Period                          Global          HAT              World Jet       * Eliminate      Consolidated
                                       Stand Alone     Stand Alone      Stand Alone     Intercompany
------------------ ------------------- --------------- ---------------- --------------- ---------------- -----------------
                                       $               $                $               $                $
------------------ ------------------- --------------- ---------------- --------------- ---------------- -----------------
             2005  Revenues            11,396,538       23,505,112       10,622,681         (4,295,683)      41,228,648
         Year End  Cost of Sales       (7,930,337)     (19,594,059)      (7,829,248)         4,295,683      (31,057,961)
          Results  Expenses            (2,489,347)      (3,692,489)      (1,599,557)                         (7,781,393)
                   Operating Profit       976,854          218,564        1,193,876                           2,389,294


While the Company aggressively seizes revenue-producing opportunities such as aircraft trading, management gauges results by looking at what has been the core revenue producing activity to date, the sale of labor hours in our maintenance segment. In 2007, revenue produced from labor was $8.6 million; in 2006, revenue produced from labor was $14.3 million and was virtually the same in 2005 at $14.3 million. Billable hours for 2006 and 2005 were essentially the same at approximately 240,000. Billable hours for 2007 decreased about 36% or 87,000.
The comparative costs for all direct labor, including work performed by outside contractors, was $5,005,874 in 2007 compared to $8,945,712 in 2006 and $9,190,898 in 2005, representing 44% decrease in cost from 2006 to 2007 and a 3% decrease in cost from 2005 to 2006. The relationship between direct labor costs to direct labor revenues decreased approximately 4% to 58% during 2007 and 2% to about 62% in 2006 as compared with 64% in 2005. Direct labor percentages will always vary to some degree due to the nature of flat rate bidding as opposed to billing for all time and materials. Included in the operating expenses for the Company in the years ended December 31, 2007, 2006 and were $1,086,360, $617,459 and $326,594, respectively, associated with the award of stock and stock options. $581,282 of the 2007 amount was related to the options issued as part of the debenture transaction discussed earlier.

Due to the fact that World Jet's largest customer is HAT, part sales decrease as maintenance decreases. Sales by our part sales segment to our maintenance for 2007, 2006 and 2005 were $3.5M, $6.6M and $4.3M respectively. These results represent 24%, 27% and 23% of the MRO sales for the corresponding periods. This relationship will vary to a degree due to the particular mix of customers serviced during the periods. We do have some customers that typically furnish their own material to jobs. It is certain that the cash crunch experienced during late 2006 and 2007 made it necessary to curtail efforts to grow the brokering operations of our parts sales segment. Cost of parts sold were 31%, 43% and 53% of parts revenue for 2007, 2006 and 2005 respectively. The decreasing percentage indicates an increased use of owned inventory as opposed to brokered inventory.


                                       42


The most significant decrease in revenue from 2005 to 2006 was experienced in aircraft sales, as most aircraft sales took place in Jetglobal. Aircraft trading in 2006 resulted in a decrease of $10 million in sales when compared to the prior year. In 2007, the Company sold one aircraft for $7.9, which is an increase in revenue for that segment of 145% over 2006. Since aircraft trading is an opportunistic venture, with the value of one type of aircraft varying substantially from the value of another, sales as well as cost of sales will vacillate based on the terms of each individual transaction.


Key Operational Strategies

Business Philosophy
-------------------

Management has rejected a policy of growth for growth's sake in favor of focusing on profitability and building a good reputation for Global's operations group by limiting work contracts to those perceived to have a high probability of success, or those that are supportive of Global's aircraft trading activities. This strategy is also very beneficial to the company's marketing efforts in that a good track record of maintenance and modification contracts delivered successfully on-time and on-budget is by far the most potent tool for securing new work contracts.

The principal focus of the operations group at Global is the implementation of strategies to enhance worker productivity, which include assigning dedicated crews and dedicated project managers to each aircraft in work, ongoing training for supervisors, project managers and quality control personnel, and improving material flow to each job site.

In managing its operations, the Company is committed to continuously evaluating the adequacy of its management structure and its existing systems and procedures; including its quality control, financial, and internal controls systems. Global is focused on maintaining a small, but tightly knit and multi-tasking, highly experienced management team.

Goals
-----

Corporate goals are very narrow and focused.  They are:

Maximize the profitability of the Company by identifying and developing those business opportunities that offer the highest return on investment.

Optimize the Company's debt and capital structure.

Cautiously build Company value through the strategic exploitation of synergistic arbitrage and acquisition opportunities.





                                       43


Marketing Strategies
--------------------

HAT has identified maintenance and modification of the Boeing 727, 737 and 757 and the DC-9/MD80 jet aircraft as its major target markets through at least
2008. Although aircraft maintenance is a multi-billion dollar annual industry, in many ways it is a very tightly knit community in which many key players are well known to one another. As a result, there exists a surprisingly efficient flow of information throughout the industry that makes a company's reputation by far its most important marketing asset. The market for HAT's aircraft maintenance and modification services, although global in scope, is made up of a relatively small number of aircraft owners and operators. As such, HAT does not rely on media advertising, but rather focuses its marketing efforts on building personal relationships with the aircraft owners, operators, operations managers, consultants, customer representatives and key industry vendors that make up this surprisingly tight knit international aviation community.

World Jet's marketing plan centers around building a loyal base of customers by providing quality service. World Jet strives to broaden its customer base by building inventories, through bargain purchases and securing consignment arrangements for large inventories, which provide customers with a broad range of parts availability.

While Global does provide press releases to industry trade journals, the majority of its advertising budget is spent on educating and marketing to customers and customer representatives on a face-to-face basis. Some of these meetings are made at industry trade conferences or at the customer's offices.
More frequently, these meetings take place in Tucson when the customer or its representative visits to inspect the Company's facilities or aircraft stored at the HAT facility. Since the most potent marketing tool available to any repair station is a good reputation for delivering aircraft back to its customers on time and on budget, much of HAT's "marketing" really consists of maintaining good communication, performing well and otherwise making sure that each maintenance visit is an enjoyable experience for the customer and his on-site representatives or consultants. Global regularly provides press releases on major jobs and provides interviews for trade journals as a method for maintaining visibility in the industry. Global also maintains a web site that describes its facilities, personnel and capabilities at http://www.globalaircraftsolutions.com/ .

Competition
-----------

The barriers to entry in the commercial jet maintenance and modification business are very high due to the stringency of FAA regulation, the complexity and sophistication of modern jet aircraft, and the reluctance of operators to entrust their aircraft maintenance to new, unproven start-up facilities. Even if a new entrant succeeds in completing the very costly and time consuming process of obtaining FAA approval for a new repair station, they are then faced with the difficult task of convincing operators to input aircraft into an unproven facility that may experience learning curve cost overruns and delays.

Given the many billions of aircraft maintenance dollars spent each year, and the relatively limited number of approved repair stations, much of the meaningful competition in today's aircraft maintenance industry is not so much competition for customers as it is for qualified personnel to perform the work. In view of the importance of employing highly competent personnel in the quality critical field of commercial aircraft maintenance, HAT's pay scales generally meet or exceed national standards. Also, HAT has been very successful in recruiting key personnel by focusing on providing a good quality work environment and due to the desirability of Tucson's lifestyle.
In the local area, HAT's major competitor for narrow-body aircraft maintenance work is Evergreen Air Center, which is located in Marana, Arizona and employs approximately 500 people. Evergreen Air Center services Evergreen Airline's fleet of Boeing 747 and McDonnell Douglas DC-9 commercial aircraft and provides services to outside customers.



                                       44


Nationally, HAT competes in the narrow-body segment of the market with Tramco, owned by Goodrich Corporation and located in Seattle, Washington; AAR Group,
Inc., located in Oklahoma City, Oklahoma; Mobile Aerospace, located in Mobile,
Alabama; Timco, located in Greensboro, North Carolina, Macon, Georgia and Lake
City, Florida; and FlightStar, located in Jacksonville, Florida.
Internationally, HAT competes with Coopesa, located in San Jose, Costa Rica and
Aeromar, part of the Taca Groupa, located in San Salvador, El Salvador.

Because World Jet is a parts broker, the most significant determiner of competitive advantage for World Jet is parts availability. Major parts' brokers competing in the marketplace with World Jet include: Pac Air Industries, Unical
Aviation, Pacific Air Industries, Volvo Aero, Aero Controls, AAR-Allen Aircraft,
Kellstrom Industries, Broward Aviation, Memphis Group, ABX-Air, A.J. Walter,
Turbo Resources, Jet Accessory Center, Aero Inventory-UK, American Jet
Industries, Continental A/L and Wencor West.

Operations Strategies
---------------------

Through experience, the management team at HAT has learned that, in the aircraft maintenance business, taking on too much work results in reduced profit margins, dissatisfied customers and, ultimately, the loss of future business. On the other hand, limiting work contracts to the number and type that can be performed effectively results in improved profit margins and increased future business opportunities.

Also, for budgetary purposes, most aircraft maintenance customers today prefer fixed-bid contracts on their scheduled maintenance checks. This offers efficient well-managed repair stations the opportunity to significantly improve their profit margins, while still maintaining customer satisfaction.

By maintaining small, tightly knit work crews, retaining experienced crew chiefs and carefully screening work contracts, HAT has found that it can routinely come under budget on scheduled aircraft maintenance contracts fix-priced at rates widely accepted by the industry. Accordingly, while mindful of the need for long-term growth by the Company, Management is presently focused on pursuing a strategy of maximizing operations profitability and customer satisfaction rather than rapid growth.

Financial Strategies
--------------------

The principle financial strategy of Global is to secure debt financing sufficient to insure the efficient day-to-day operation of the HAT and World Jet facilities and enable the Company to provide reasonable payment terms to creditworthy customers. Management is also interested in securing additional funding for the purpose of certain productivity-improving or synergistic acquisitions and other asset-based business opportunities.

Business Development Strategies
-------------------------------

As described in Operations Strategies above, Management is, for the foreseeable future, taking a conservative approach to growing the core aircraft maintenance services business and is focusing aggressively on seeking to increase operating profit margins and customer satisfaction. In practical terms, this translates into annual sales revenue growth rates of no more than 20% in the Company's core aircraft maintenance business and greater management focus on growing the less labor-intensive and higher-margin aircraft trading and aircraft parts sales segments of the Company. Our goal is a growth rate in both the aircraft trading and parts sales side of the business in the range of at least 10% to 25% per year over at least the next two years.



                                       45


Distressed aviation assets often come to the attention of HAT, as a maintenance service provider and aircraft storage facility, prior to becoming known to the market at large. Frequently, such assets can be placed with end-users known to HAT. These arbitrage opportunities can involve distressed parts inventories, distressed aircraft that can be torn-down for parts, or distressed aircraft that can be purchased, repaired and sold or leased at a profit. These types of arbitrage opportunities annually represent potentially tens of millions of dollars of additional lucrative potential business available to HAT. As Global gains more access to capital from outside sources or as a result of Company operating profits, management anticipates the revenue to Global from these types of opportunistic arbitrage transactions may become a significant portion of Global's future growth.

The large aircraft repair business is highly competitive. Revenues are sensitive to adverse changes in the air carrier business. The heavily regulated airline industry, however, requires scheduled maintenance and repair services irrespective of industry economics, thus providing a reasonably steady market for HAT's services and for World Jet's parts. HAT competes principally on the high quality of its services, its price competitiveness due to its location in the Southwest with its dry, mild climate and ability to do many MRO projects outdoors, and the low cost of its Tucson facility. World Jet competes on parts availability, time of delivery, and competitive pricing.

Employees and Employment

At December 31, 2007, a total of approximately 112 employees were employed by HAT, 20 of which performed administrative functions. World Jet had approximately
20 employees consisting of sales staff and administrative personnel. Global had a staff of 6.

All employees are highly trained and qualified. During the last quarter of 2003, a reassessment of the HAT business plan resulted in the decision to employ a work force whose number would be adequate to handle the workflow without downtime in slower periods. This decision was focused on increased efficiency and profitability. The employment capacity of the facilities currently occupied by HAT is estimated to be at least up to 500 full-time employees working two staggered shifts, which allows for considerable growth in the future. Global, World Jet and HAT are non-union and believe that their relationships with employees are good. HAT's management is also experienced in the hiring, training, and retention of people necessary to operate its repair, maintenance and modification facilities.

Based upon the available talent pool, Global, World Jet, and HAT believe that their needs for labor will be addressed in the future. This includes the key technical positions that require licensure by the FAA. The Company does not expect that identifying; attracting and retaining qualified personnel in any of the key areas will be difficult. In addition, Pima Community College, located in Tucson, has been training mechanics since 1991. Pima operates a major new training facility adjacent to HAT's facility. HAT works closely with Pima to apprentice new Pima students to work at HAT and to hire experienced Pima alumni.

Due to complexity of aircraft maintenance operations, it is essential that HAT employ highly experienced and highly competent people in key management positions. This is necessary both to attract and keep business and to maintain
HAT's good standing with the FAA. Accordingly, HAT has found it most cost effective to attract and keep key personnel by offering attractive salaries, while aggressively replacing those key employees who, after given a reasonable opportunity to do so, fail to successfully meet their job requirements. The critical public safety issues associated with commercial aircraft maintenance require that HAT quickly identify and address any shortcomings in the oversight of its activities.

Similarly, in an industry where aircraft down time represents tens of thousands of dollars a day in lost revenue, and a misdrilled hole or a bolt left in an engine inlet can cost tens of thousands of dollars to address, HAT has found it most cost effective to pay its production personnel wages at the higher end of national standards while demanding in return a high level of professionalism from its employees. To insure that a good level of communication is maintained with all employees, HAT provides regular written evaluations to all employees.


                                       46


Product liability

Our business exposes us to possible claims for personal injury or death, which may result from the failure of an aircraft or an aircraft part repaired or maintained by us or from our negligence in the repair or maintenance of an aircraft or an aircraft part. While HAT maintains what we believe to be adequate liability insurance to protect us from claims of this type, based on our review of the insurance coverage maintained by similar companies in our industry, we cannot assure you that claims will not arise in the future or that our insurance coverage will be adequate. Additionally, there can be no assurance that insurance coverage can be maintained in the future at an acceptable cost. Any liability of this type not covered by insurance could materially adversely affect our business, financial condition, results of operations or ability to operate as a going concern.

Industry Overview

As is the case in most industries, the aviation industry is cyclical in nature.
Historical evidence suggests that the typical business cycle in the aviation industry has duration of approximately 10 years peak to peak. The recession in the aviation industry which was triggered by terrorist activity seems to have bottomed out and the industry is rebounding evidenced by a SpeedNews report that the past two years shows the first consecutive years profit for U.S. Airlines since 1999-2000. We believe that the following trends are currently affecting the aviation industry and our operations in particular:

National Economy

The national economy appears to be trending towards recession. If this trend continues, then within two years or less, it will materially effect our business, with aircraft being withdrawn from service by the major airlines and becoming available in the secondary market. This gives rise to potential opportunity for the Company, in both aircraft trading and heavy maintenance return-to-service work.

Growth in the Market for Aircraft MRO Services

The summer 2007 edition of MRO Management cites the industry consultancy 2007
AeroStrategy Annual Industry Forecast as projecting 3.6% annual MRO growth over the ten years from 2006 to 2016 rising from $41 billion to $58 billion, respectively. Of those numbers 14% is classified aircraft heavy maintenance, 21% modifications, 21% line maintenance, 21% component maintenance and 35% engine maintenance. HAT's target market of specific narrow body commercial jet aircraft constitutes an estimated 25% of the worldwide commercial aircraft maintenance market.

We anticipate that these factors will in the long term increase the demand for maintenance and repair services. Based on this and other data, HAT estimates the worldwide market for MRO services in 2008 at over $40 billion annually and that approximately $5 billion of that amount will be provided in North America. We believe airlines perform approximately well over half of the North American services and that the balance is performed by independent facilities such as HAT.

Diversified Services and Strong Competitive Position

Our services include a wide range of aircraft maintenance and repair services across a number of different airframes. The breadth of our services allows us to be a vendor of choice to our customers in a highly fragmented industry. HAT competes principally on the high quality of its services, its price competitiveness due to its location in the Southwest with its dry, mild climate that allows services to be performed with only rare weather interruptions and to do much of its service out of doors, and the low cost of its Tucson facility.



                                       47


Emphasis on Quality

The FAA and EASA license our MRO facility. We emphasize quality and on-time delivery to our customers. We are focused on meeting and exceeding FAA and EASA requirements. As industry, regulatory and public awareness have focused on safety, our ability to meet and exceed these requirements on a consistent basis has become important to customers.

                         LIQUIDITY AND CAPITAL RESOURCES

On December 9, 2005, Global, HAT and World Jet, (collectively the "Borrowers") closed on a first Modification to the May 5, 2005 Initial Loan Agreement with M&I Marshall & Ilsley Bank ("M&I Bank"). The modification increased the $2.5 million operating line of credit to $5 million ("Line of Credit"); added a Guidance Line of Credit in the amount of $7 million ("Guidance Credit") solely for the acquisition of aircraft and Letter of Credit Facilities in combined amounts not to exceed $200,000. The Guidance Credit portion of the agreement expired mid 2007. The Letter of Credit Facility expired mid-2007 and the total amount of the Line of Credit was amended to $4,872,000. The interest rate on the Line of Credit was reduced from 3.50% per annum to 3.00% per annum in excess of the applicable LIBOR rate. At September 30, 2007 the applicable interest rate was 8.72% per annum. The Line of Credit was secured by a first priority lien on Global's, HAT's and WJ's personal property. The original term of the Line of Credit expired on October 31, 2007 and the entire outstanding principal balance, all accrued and unpaid interest, and all other sums due and payable under the Line of Credit were due on the expiration date. During the fourth quarter of 2007, M&I extended this expiration date 90 days until Jaunary 31, 2008.

On December 20, 2007, the Company secured other financing, (see Short-Term
Financing below), and satisfied the M&I obligation in full. The proceeds of this new financing also were used to satisfy the following obligations:

On June 21, 2007, the company secured a line of credit with the Frank and Maxine
Smith Family Trust in the amount of $1,000,000. The terms of the line of credit include an initial $25,000 fee, 10% of each draw-down amount as fees and simple interest on the unpaid balance at 15% per annum. The note was all due and payable November 20, 2007. John B. Sawyer was guarantor on the line of credit.

On June 30, 2007, the company entered into a note agreement with Jeffrey Ervine, a related party pursuant to the GALP partnership. The principal amount of the note was $800,000 with simple interest at 12% per annum plus a fee of $80,000.
The term of the note was six months.

During the second quarter of 2007, the Company received $100,000 from Raymon C.
Flores ("Flores"). On July 17, 2007, the Company and Flores entered into a note for $300,000. The Company received an additional $200,000 during July 2007. The interest on the note was payable at $8,000 per week and the unsecured note was due October 27, 2007. Prior to the formal agreement on July 17, 2007, the Company had agreed to pay interest on the $100,000 received during the second quarter of 2007 at a rate of $4,000 per week. On October 31, the Company paid
$200,000, plus accrued interest, and the due date for the remaining balance of $100,000 was extended sixty days.

During 2006, Avolar's increasing fleet size resulted in increasing receivables due HAT. At the same time, Avolar's past due receivables increased significantly. In order to protect the Company's financial status, late in February 2007, Management put Avolar on a COD basis and negotiated a schedule for Avolar to bring its account current. The parties also agreed that Avolar would obtain whatever services and credit it could from other maintenance service providers in order to facilitate Avolar's pay-down of monies due HAT.
The payment amount due each week on Avolar's payment schedule was reduced during the second quarter and currently Avolar is in compliance with their payment agreement. Avolar has stated its intention to bring its accounts current with HAT and World Jet and renew its maintenance and support agreements with both companies.


                                       48


By the end of the fourth quarter 2006 and into the first quarter 2007, the past due amounts due HAT by BCI had also reached unacceptable levels. The parties negotiated a settlement, which was discussed earlier, related to the transfer of certain aircraft to eliminate the Company's ownership in Jetglobal. Although BCI is presently cooperating with the Company to resolve payment issues equitably, a final agreement relative to a cash payment to settle the amounts due by BCI has not at this time been reached between the companies. Management believes that the receivable amounts reflected on the financial statements, presented herein, are recoverable

At this time, the HAT plans to expand its capabilities to include MRO servicing of new-generation aircraft. It is estimated that the necessary tooling to accomplish this expansion will cost between $200,000 and 250,000. The Company has no plans to make any other significant capital expenditures during 2008.

Our ability to make payments of principal and interest on outstanding debt will depend upon our future operating performance, which will be subject to economic, financial, competitive and other factors, some of which are beyond our control.
Our ability to repay our indebtedness is dependent on several factors: our continued ability to secure high profit margin jobs, more fully utilizing our capacities, creating a higher bottom line and consequently more cash; and our ability to establish revolving credit lines, which we can draw on as needed.

Changes in the Company's Balance Sheet for the year ended December 31, 2007 reflected several events. Total assets increased from $28,474,276 at December
31, 2006 to $29,694,148. Significant changes for the period were:

Cash on hand increased $1,117,158 due to the funding from the debenture transaction, (see Short-Term Financing below).

Accounts receivable decreased $458,679.

Total inventory increased $8,576,810, largely as a result of Global receiving aircraft valued at $8,650,000 under the settlement agreement with BCI.

The notes receivable balance of $455,859 decreased to $0 as all notes due to the company were paid off.

Due from equity investee partner decreased from the 2006 balance of $3,949,419 to $472,000 as a result of the Jetglobal settlement with BCI.

Equity in net assets of and advances to affiliates decreased $6,063,067 due to the Jetglobal Settlement Agreement.

During the year ended December 31, 2007 total liabilities increased from $12,720,070 at December 31, 2006 to $15,952,315 primarily due to:

Notes payable increased from $5,101,568 at December 31, 2006 to $10,268,091 at December 31, 2007 as a result of an additional $10,000,000 debenture agreement, (see Short-Term Financing below), and the paying off of all prior debt, with the exception of insurance financing.

Accounts Payable decreased $1,949,791.

Billings in excess of costs and estimated earnings on contracts in progress increased $598,736.


                                       49


Cash

As of December 31, 2007, we had $1,221,598 in cash on hand and approximately
$7,412,120 in accounts receivables.

During 2007, the Company experienced a major cash deficit. In December of 2007 the Company was able to find the source of funding detailed under Short-Term
Financing below. This funding was used to (i) eliminate the expensive short-term debt the Company had acquired to provide the cash necessary for day-to-day operations and (ii) pay off a $5,00,000 loan from M&I Marshall & Ilsley Bank.

The Company believes that it will fully recover from the effects of the cash shortage which they experienced for most of 2007. Management bases its assessment on several factors: The Company will continue efforts to sell the aircraft received due to the termination of its partnership in Jetglobal.
Management believes that a conservative estimate of cash realized from the sale of these aircraft will be in excess of $8.6 million.

The Company will continue to aggressively collect on our older outstanding receivable balances from Avolar and BCI.

Our HAT operation will increase its marketing effort in order to secure new customers to fill the void left by our withdrawal from Jetglobal and our temporary cessation of work for Avolar. HAT is being successful in securing profitable maintenance contracts with new customers.

Our HAT subsidiary has completed and billed over $2 million in work contracted by BCI on aircraft owned by BCI and still located in disabled condition on HAT's facility. These aircraft have been repossessed by GMAC, who plans to place them with another operator. Management has taken a firm position that all money improvements made to the aircraft will be received prior to the departure of the aircraft.

Management believes that anticipated cash flows from the operations of HAT and World Jet and from the anticipated sale of our aircraft inventory will be adequate to sufficiently provide working capital and satisfy the requirements of our short-term debt. We cannot assure you that financing alternatives will be available to us in the future to support our working capital requirements should they be needed.

Short-Term Financing

On December 20, 2007, Global and its subsidiaries HAT, World Jet and Hamilton
Aerospace S.A. de C.V. ("HATMEX") (collectively the "Companies") entered into and closed on three non-convertible secured debenture financing agreements with two accredited institutional investors ("Holders") in the total amount of $10 million (collectively the "Debentures"). These Debentures consist of (i) one non-convertible senior secured debenture in the amount of $5 million; (ii) one non-convertible senior secured debenture in the amount of $3 million; and (iii) one non-convertible junior secured debenture in the amount of $2 million. The
Debentures accrue interest at the rate of 15% per annum which is payable quarterly in arrears beginning April 1, 2008. The Debentures also provide for a cash flow recapture to the Holders equal to 60% of any proceeds related to the sale of Global's aircraft inventory. The Debentures mature on December 19, 2008.



                                       50


In connection with the Debentures, the Companies and Holders executed a Pledge and Security Agreement, Aircraft Security Agreements, Securities Purchase
Agreement, Registration Rights Agreement, and a Post Closing Agreement.
Additionally, Global issued a Warrant (as defined and detailed below) to one
Holder as an inducement to purchase a Debenture. Mr. John B. Sawyer, President of the Companies, also executed a personal guaranty for $2 million of the Debentures ("Personal Guaranty"). These transaction documents are attached hereto as Exhibits to this Form 8-K. Mr. Ian Herman, CEO of the Companies, executed an identical personal guaranty to Mr. Sawyer for $1 million of the Personal Guaranty.

Pursuant to the Pledge and Security Agreement and Aircraft Security Agreements, the Debentures are secured by (a) a first lien on all the current and future assets of the Companies including any owned aircraft; (b) the equity interests currently held by Global in HAT, WJ and HATMEX; and (c) the 40% membership interest of Global in Global Aircraft Leasing Partners, LLC. However, in the event of default, foreclosure of the foregoing equity and membership interests held by Global can only be enforced if the foreclosure on all other assets of the Companies is insufficient to satisfy repayment of the Debentures.

Similar to the foreclosure conditions set forth in the preceding paragraph, enforcement of the Personal Guaranty cannot occur until and unless the foreclosure on all other assets of the Companies is insufficient to satisfy repayment of the Debentures.

As an inducement for Holder Victory Park Master Fund, Ltd. ("Victory Park") to purchase a Debenture, Global issued Victory Park a 5-year warrant exercisable into 1,500,000 shares of Global common stock ("Common Stock") at an exercise price of $0.45 per share ("Warrant"). However, if Victory Park should choose to exercise the Warrant then it would receive a reduced number of Common Stock shares based upon the cashless exercise formula.

The Warrant also contains a contingent obligation which shall be determined pursuant to a one-time value test on December 20, 2008 ("Test Date"). In the event that the difference between the Common Stock VWAP (for the 20 trading days prior to such Test Date) and the exercise price multiplied by the number of Warrant shares is not at least equal to $750,000 ("Target Value"), then Global will be obligated to issue an additional warrant to Victory Park. If Global is obligated to issue an additional warrant (such warrant will contain identical terms and provisions as the Warrant set forth above), that warrant shall be exercisable into that number of Common Stock shares that would cause the additional warrant and the Warrant combined to equal the Target Value, but in no event shall the additional warrant be exercisable into more than 500,000 warrant shares.

Under the Registration Rights Agreement, Victory Park cannot request Global to register the underlying warrant shares for at least six months after the closing date. After June 20, 2008, Victory Park can request that Global commence the process to register the warrant shares. If Global is required to register the warrant shares subsequent to June 20, 2008, Global will be obligated to file a registration statement within 45 days of such request and cause the registration statement to become effective within 270 days of filing. In the event Global is asked to file a registration statement and fails to comply with the filing and effectiveness deadlines as set forth above, Global will be obligated to pay
Victory Park liquidated damages in the amount of 2% of the total amount of the Debentures each and every month until Global satisfies the filing and/or effectiveness requirements.

The Post Closing Agreement allows the Companies to complete certain conditions of closing within certain time frames subsequent to closing and subjects the Companies to an event of default should the Companies fail to meet such conditions within the time frames set forth in the Post Closing Agreement.


                                       51



Upon the occurrence of certain events of default as defined in the Debentures and the Post Closing Agreement, including events of default under the transaction documents related to the Debentures, the full principal amount of the Debentures, together with interest and other amounts owing become immediately due and payable. Moreover, an event of default also subjects the assets of the Companies and the equity and membership interests as well as the Personal Guaranty to foreclosure.

Proceeds of the Debentures were utilized to satisfy and terminate the Company's existing credit facility ($5,052,336.26) and other existing indebtedness as well as to pay down certain trade accounts and fund working capital.

Pursuant to the closing of this transaction, the Companies incurred a closing fee equal to 3% of the Debentures and legal and accounting costs.

M&I Marshall & Ilsley Bank has an outstanding Letter of Credit for $128,000 to
Tucson Airport Authority as part of the lease agreement for the HAT facility.
This Letter of Credit is secured by a certificate of deposit in the amount of $128,000.

Long-Term Financing

The long-term liabilities of Global primarily consist of $171K due on capitalized lease obligations.

Possible Cancellations, Reductions or Delays
--------------------------------------------

A large portion of our operating expenses is relatively fixed; therefore cancellations, reductions or delays in orders by a customer or group of customers could materially adversely affect our business, financial condition or results of operations.

Employment Contracts
--------------------

Ian Herman
----------

The Company has an employment agreement with Ian Herman that provides that he shall serve as Chairman of the Board of Directors and Chief Executive Officer of the Company until August 11, 2010, subject to successive one-year extensions, at the election of the Company and Mr. Herman, in the event that the Board of Directors fails to give him written notice, on or before August 11, 2010, of its intent not to renew the agreement or to renew on different terms. The Company has agreed to compensate Mr. Herman at a base salary of $195,000 per year plus employee benefits and has agreed to indemnify him against certain losses. Mr.
Herman is entitled to an increase in base salary based upon the performance of the Company. Mr. Herman may also be entitled to an annual discretionary cash or stock bonus as determined by the Company's board of directors. In addition to his base salary, Mr. Herman will also receive 130,000 shares of Company common stock from the Company's Employee Stock Compensation Plan at the completion of each year of service.


                                       52



John Sawyer
-----------

The Company has an employment agreement with John Sawyer that provided that he would serve as President and Chief Operating Officer of the Company until December 31, 2009, subject to successive one-year extensions, at the election of the Company and Mr. Sawyer, in the event that the Company failed to give him written notice, on or before December 31, 2009 of the Company's intent not to renew the agreement or to renew on different terms. Pursuant to this agreement, the Company agreed to compensate Mr. Sawyer at a base salary of $340,000 per year plus employee benefits and, agreed to indemnify him against certain losses.
Mr. Sawyer is entitled to an increase in base salary based upon the performance of the Company. In addition to his base salary, Mr. Sawyer will also receive
125,000 shares of Company common stock from the Company's Employee Stock
Compensation Plan at the completion of each year of service. Mr. Sawyer may also be entitled to an annual discretionary cash or stock bonus as determined by the Company's board of directors.

OFF BALANCE SHEET ARRANGEMENTS

The Company has no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CRITICAL ACCOUNTING POLICIES

Financial Reporting Release No. 60 of the SEC encourages all companies to include a discussion of critical accounting policies or methods used in the preparation of the financial statements. Our consolidated financial statements filed as part of this annual report include a summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements.

Use of Estimates: Management's Discussion and Analysis of Financial Condition or
Plan of Operation is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. Management evaluates these estimates on an on-going basis, including those related to estimated losses on disposal of discontinued operations, the allowance to reduce inventory to the lower of cost or net realizable value, the estimated profit recognized as aircraft maintenance, design and construction services are performed, the allowance for doubtful accounts and notes receivable, future cash flows in support of long lived assets, medical benefit accruals, and the estimated fair values of facilities under capital leases. Management bases its estimates on historical experience and on various other assumptions that they believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

Trade Accounts Receivable: Trade accounts receivable represent amounts billed but uncollected on both completed and in-progress aircraft repair and maintenance contracts as well as amounts billed but uncollected on parts shipped to customers.


                                       53


Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. The allowance is estimated as a percentage of accounts receivable based on a review of accounts receivable outstanding and the Company's prior history of uncollectible accounts receivable. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable.

Inventory: Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories include new, used parts and parts stripped from aircraft.
These inventory items are initially carried at original cost basis determined on the pro-rata fair value of the individual parts based on market or catalog pricing. Inventory items held for over one year are no longer classified as "inventory, non-current". All aircraft parts inventory are grouped as "Inventory, net of allowance for slow moving and obsolete inventory" and accounted under `Current Assets' category. This is based on standard aviation industry practice of showing all aircraft parts under single line item of inventory. Aircraft parts typically have more than one year of life. Rotable parts have the same life as the aircraft. Repairable parts can be repaired several times over the life of the aircraft and installed on the aircraft. This is a reclassification to conform with what we now believe is more appropriate.
This change will not impact the current quarter results or past results of the company. However in the future when the allowance for slow moving and obsolete inventory is provided for, the allowance will be a considered as an expense for the company.

The Company reviews the market value of inventories whenever events and circumstances indicate that the carrying value of inventories may not be recoverable from the estimated future sales price less cost of disposal and normal gross profit. In cases where the market values are less than the carrying value, a write down is recognized equal to an amount by which the carrying value exceeds the market value of inventories.

Property and Equipment: Property and equipment are recorded at cost.
Depreciation is provided for on the straight-line on the straight-line method over the estimated useful lives of the assets. The estimated useful life of computer equipment and software is three years at both our HAT and World Jet subsidiaries; the estimated useful life of all other categories of assets at our HAT subsidiary is five years. World Jet uses estimated useful lives of 3, 5, and 7 years for its other assets. Amortization of leasehold improvements is computed using the shorter of the lease term or the expected useful life of the assets.
Maintenance and repairs that neither materially adds to the value of the property nor appreciably prolong its life are charged to expense as incurred.
Betterments or renewals are capitalized when incurred.

The Company reviews the carrying value of property, plant and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result form its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolesce, demand, competition, and other economic factors.



                                       54


Revenue and Cost Recognition: Revenues from fixed-fee contracts or portions of contracts for MRO sales are recognized by employing the percentage-of-completion method, measured by the cost-to-cost method, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. The cumulative catch-up method is used to account for changes in estimates of total revenues, total costs or extent of progress. Each project is considered complete when the subject aircraft departs, or is cleared to depart, our facility. Revision in cost and labor hour estimates and recognition of losses, if any, on these contracts are reflected in the accounting period in which the facts become known. Revenue from part sales is recognized when parts are shipped. Revenues from time and material contracts and all other ancillary services are recognized as the services are performed. Revenue from aircraft sales is recognized when the customer accepts delivery of the aircraft and/or when title is transferred.

Value of Share-Based Payments: The value of stock issued as payment is determined by the closing price of the Company's stock at measurement date. In connection with the adoption of SFAS 123R, the company values options by application of the Black Scholes Model.

Stock-Based Compensation
------------------------

As permitted under the Statement of Financial Accounting Standards No. 123 (SFAS
No. 123), "Accounting for Stock-Based Compensation", the Company accounts for its stock-based compensation to employees in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees". As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Certain pro forma net income and EPS disclosures for employee stock option grants are also included in the notes to the financial statements as if the fair value method as defined in SFAS No. 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method.

                             DESCRIPTION OF PROPERTY

The principal executive offices for both Global and HAT are located at the HAT hangar facilities in Tucson, Arizona at Tucson International Airport. This favorable location provides 360 days of sunshine per year together with extremely low humidity year round. These facilities are situated on the northwest ramp on 22 acres of concrete within the airport proper and are patrolled by the Tucson Airport Authority police force. HAT leases these facilities at a rental rate of $25,650 per month.

The HAT facility is level and fully paved with concrete sufficient to handle the largest aircraft on any part of its 22 acres. Two hangars provide the space for any modification and maintenance work that must be performed indoors. The larger hanger has 180' clear span and is 185' deep (30,400 sq. ft.), enabling it to wholly enclose a DC9 and a 727 at the same time. The hangar has been modified to serve as a paint booth as needed.

The smaller hangar is 100' clear span by 100' deep (10,000 sq. ft.) with 2,000 square feet of office space on the north side and another 4,000 square feet of enclosed space on the south. Offices for production planning and control are in this area, as engineering, the welding shop, receiving, materials and purchasing departments. The two hangars face each other at a distance of approximately 220 feet. Numerous mobile offices have been added to provide additional space for administrative and customer representative offices.

To the southeast of the large hangar is a 12,000 foot covered building used to store aircraft components and maintenance equipment. A 9,000 square foot warehouse on the west side of the facility houses the interior department as well as additional storage for materials and records. Both main hangars are equipped with lighting, water, compressed air, and 115/220/440 volt AC electricity. All office spaces are heated and cooled.


                                       55


World Jet operates out of a 73,000 square foot facility in Tucson, Arizona. This facility consists of office space and warehouse space to accommodate the aircraft parts (Expendables, Rotables and Consumables), airframe components, engines and engine material inventory maintained by World Jet. This facility is located directly across the street from HAT which allows HAT immediate access to aircraft parts, (Expendables, Rotables and Consumables), airframe components, engines and engine material necessary to perform MRO services without incurring any costs or delays that may be related to shipping and improves the turn time of any such services provided. Additionally, World Jet is leasing 59,000 square feet adjacent to the HAT complex for the purpose of inventory storage.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Global

There were no transactions, or series of transactions, for the years ended
December 31, 2007 and 2006 to which Global was a party, in which the amount exceeds $120,000, and in which to the knowledge of Global, any director, executive officer, nominee, five percent or greater shareholder, or any member of the immediate family of any of the foregoing persons, have or will have any direct or indirect material interest.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

During the fiscal year ended December 31, 2003 through October 26, 2004, the
National Association of Securities Dealers, Inc, quoted the Common Shares under symbol "RDVN" on the OTC Bulletin Board maintained. Subsequent to October 26,
2004, as the result of the Company's name change to Global Aircraft Solutions, Inc. the common shares were quoted under the symbol "GACF" at that same location. The following information relates to the trading of our common stock, par value $.001 per share. The high and low last sales prices of our common stock for each quarter during our two most recent fiscal years, as reported by the OTC Bulletin Board to date, are set forth below:

                                                    HIGH                LOW
                                                    ----                ---
2007
                           First Quarter            $1.15               $0.54
                           Second Quarter           $0.85               $0.54
                           Third Quarter            $0.85               $0.70
                           Fourth Quarter           $0.74               $0.32

2006
                           First Quarter            $1.73               $1.37
                           Second Quarter            1.66                1.15
                           Third Quarter             1.41                  .98
                           Fourth Quarter            1.18                  .93





                                       56


                      COMPENSATION DISCUSSION AND ANALYSIS

Objectives. We design our compensation programs to maintain a performance and achievement-oriented environment throughout our company. We also design our compensation programs to attract, hire, retain and motivate talented and skilled individuals at all levels of our company. We have designed our executive compensation program with these same goals in mind.

Generally, we want to pay our executives compensation that is competitive in the marketplace. We review the median compensation paid to executives at other comparable aviation companies. We use this information as a starting point to set compensation levels for our executives. When setting compensation levels, we also take into account other factors such as the level of responsibility of the executive, the performance of the executive, the experience and tenure of the executive, the compensation of the executive compared to the compensation of other key salaried employees, and the performance of our company and our business units. In order to build a viable and commercially competitive company, our executive officers have historically agreed to accept less than the market rate for executives at similar companies.

Since our stock is traded on the OTCBB, which does not define director independence nor provide for corporate governance standards, the Company has elected to adopt corporate governance and independence standards in accordance with the standards promulgated by NASDAQ

The Compensation Committee. The Compensation Committee assists our Board of
Directors in fulfilling our Board's oversight responsibilities to administer our executive compensation program and each member of the Committee is independent as defined in the corporate governance listing standards of the NASDAQ and our director independence standards.

The Committee reports to the Board of Directors on all compensation matters regarding our executives and other key salaried employees. The Committee annually reviews and approves the compensation (including annual base salary, annual cash incentive compensation, long-term incentive compensation and other employee benefits) for our executives and other key salaried employees. You may learn more about the Committee's responsibilities by reading the Committee's
Charter, which is available in the "Corporate Governance" section of our website at www.globalaircraftsolutions.com.

Components of Compensation. The major components of our executive compensation program are the following:

o    Competitive base salaries which reflect, in part, individual performance;

o Additional annual cash incentive compensation based on the achievement of financial and other performance goals;

o Stock-based incentive compensation through the granting of stock options and performance-based restricted and S-8 stock; and

o    Other employee benefits, including perquisites.



                                       57


The 2006 Summary Compensation Table sets forth amounts for these components that we paid to our Chairman and Chief Executive Officer, our President, our Chief
Financial Officer and our three other highest paid executives for 2006. We refer to these executives as our named executives.

We compensate our executives principally by using a combination of short-term compensation (salary and annual cash incentive compensation) and long-term compensation (stock options, restricted stock and S-8 Stock). We determine the mix of short-term and long-term compensation by using market compensation information. Accordingly, we do not have a specific policy for the allocation of compensation between short-term and long-term compensation or cash and equity compensation. We tie our annual cash incentive compensation and long-term incentive compensation to the achievement of performance goals or to the value of our common stock. We believe it is important that a portion of our executives' incentive compensation is dependent upon the price of our common stock in order to align the interests of our executives with the interests of our shareholders. However, since the price of our common stock is subject to some factors outside of the control of our company and our executives, we believe it is also important that a portion of an executive's incentive compensation be tied to performance goals relating to the operations of our company. We select performance goals that we believe help to drive our business and create value for our shareholders.

Our Starting Point. We offer our executives annual base salaries, annual cash incentive compensation, long-term incentive compensation and other employee benefits that are intended to be competitive with those offered at similar aviation repair, maintenance, modification and sales companies. We review compensation paid at these companies because their business activities make them most comparable to us. Most of our direct competitors are larger companies, so we use their executive compensation figures as a starting point and then adjust downward for size. We also believe these companies likely compete with us for executive talent. These companies change from time to time. We may also use general compensation surveys sponsored by nationally recognized compensation consulting firms to assist us in making compensation decisions.

These peer companies included:

AAR

TIMCO

Tramco

In January 2007, we increased Mr. Sawyer's base salary to $340,000.00. Prior to setting Mr. Sawyer's new compensation, we compiled additional market compensation information for presidents of similarly situated companies. We discovered that the median amount of salary, annual cash incentive compensation, long-term incentive compensation and total direct compensation paid to presidents at: (a) the peer companies was in excess of $1,000,000. Using this information, we established an appropriate compensation package for Mr. Sawyer

Use of Total Compensation Evaluations. When approving changes in compensation for our named executives, we also prepare Total Compensation Evaluations for each executive. These Evaluations set forth the dollar amounts of all components of each named executive's current compensation, including salary, annual cash incentive compensation, long-term incentive compensation, retirement and savings programs, health and welfare programs and other executive benefits, including perquisites. These Evaluations allow the Committee and management to review how a change in the amount of each compensation component affects each named executive's total compensation and to review each named executive's total compensation in the aggregate. Based upon the review of the Evaluations, the Committee determined the total compensation, in the aggregate, for our named executives to be reasonable and not excessive.


                                       58



Base Salary. We pay salaries to our employees to provide them with a base compensation for the day-to-day performance of their job responsibilities. We assign pay grades to salaried positions at our company. Each pay grade has a salary range. When assigning a pay grade for an executive position, we review the salary range against size-adjusted median base salaries at the peer companies based upon the position and level of responsibility. The Committee reviews salary grades for our executives annually and makes adjustments to these grades as deemed necessary or appropriate to maintain competitiveness. Once we determine a range, we set salary levels within the range based upon other factors, including the executive's performance, experience and tenure in his particular position.

Annual salary increases are based on the overall annual salary budget guidelines for our company and an evaluation of the executive's performance. As part of our annual budget process, we review our overall salary structure to ensure that it remains competitive. Each executive undergoes a performance review. The executive's performance for the prior year is reviewed by his direct supervisor or, with respect to the performance of the Chairman and Chief Executive Officer, the President and Chief Financial Officer by the Committee. The Committee reviews and approves the base salary of each executive annually and at other times in connection with any promotion or other change in responsibility.

                           SUMMARY COMPENSATION TABLE

------------------- ------ ---------- ---------- --------- --------- ---------------- ---------------- ---------------- ---------
                                                                                      Change in
                                                                                      Pension Value
                                                                                      and
                                                                                      Non-qualified
                                                                     Non-equity       Deferred
                                                 Stock     Option    Incentive Plan   Compensation
Name and                   Salary     Bonus      Awards    Awards    Compensation     Earnings         All Other
Principal Position  Year   $          $          $         $         $                $                Compensation $   Total $
------------------- ------ ---------- ---------- --------- --------- ---------------- ---------------- ---------------- ---------

Ian Herman,         2007   165,577    50,000*                                                           3,000           218,577
Chairman & CEO
                    2006   150,967    40,000                                                            5,000           195,967


John B Sawyer,      2007   339,997    95,000*                                                          22,000           456,997
President & COO
                    2006   237,500    80,000                                                           25,000           342,500


Alan Abate, Sr.     2007   134,991    17,500*    120,000                                                                272,491
VP Administration
@ HAT
------------------- ------ ---------- ---------- --------- --------- ---------------- ---------------- ---------------- ---------
                    2006   124,077    12,500                                                                            136,577
------------------- ------ ---------- ---------- --------- --------- ---------------- ---------------- ---------------- ---------


*Awarded in 2007 for 2006.




                                                                  59


                                                 OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                           Individual Grants

(a)                      (b)                    (c)                   (d)                   (e)
Name                     Number of Securities   % of Total            Exercise or Base      Expiration Date
                         Underlying             Options/SAR's         Price ($/Sh)
                         Options/SAR's Granted  Granted to
                                                Employees in Fiscal
                                                Year

--------                 ----------------------------------------------------------------------------------

Seymour Siegel           10,000                 100                   $1.05                 3/07/2012




                      AGGREGATED OPTION' SAR EXERCISES IN LAST FISCAL YEAR and FISCAL YEAR-END OPTION/SAR VALUES


(a)                    (b)                  (c)                  (d)                      (e)
Name                   Shares Acquired on   Value Realized ($)   Exercisable              Unexercisable
                       Exercise
--------               ------------------------------------------------------------------------------------------

Ian Herman             None                 N/A                  133,334                  N/A
John B. Sawyer         None                 N/A                  766,666                  N/A
Seymour Siegel         None                 N/A                    20,000                 N/A
Alfredo Mason          None                 N/A                    10,000                 N/A
Lawrence Mulcahy       None                 N/A                    10,000                 N/A



                                       60



2002 Compensatory Stock Option Plan
-----------------------------------

Global has adopted the 2002 Compensatory Stock Option Plan for officers, employees, directors and advisors (the "2002 CSO Plan"). The shareholders have not yet approved this plan however, under our by-laws the directors are empowered to issue options and shares under the plan. Global has reserved a maximum of 3,000,000 Common Shares to be issued upon the exercise of options granted under the 2002 CSO Plan. The 2002 CSO Plan will not qualify as an "incentive stock option" plan under Section 422A of the Internal Revenue Code of 1986, as amended. The Board of Directors or other plan administrator will grant options under the 2002 CSO Plan at exercise prices to be determined. With respect to options granted pursuant to the 2002 CSO Plan, optionees will not recognize taxable income upon the grant of options granted at or in excess of fair market value. Global will be entitled to a compensating deduction (which it must expense) in an amount equal to any taxable income realized by an optionee as a result of exercising the option. The Board of Directors administers the 2002 CSO Plan. Options to purchase an aggregate of 1,035,000 shares of Global common stock have been granted under the 2002 CSO Plan Options to purchase
930,000 shares were outstanding at December 31, 2006.


2003 Employee Stock Compensation Plan
-------------------------------------

Global has adopted the 2003 Employee Stock Compensation Plan for officers, employees, directors and advisors (the "2002 ESC Plan"). The shareholders have not yet approved this plan however, under our by-laws the directors are empowered to issue options and shares under the plan. Global has reserved a maximum of 5,000,000 Common Shares to be issued upon the grant of awards under the ESC Plan. Employees will recognize taxable income upon the grant of Common
Stock equal to the fair market value of the Common Stock on the date of the grant and Global will recognize a compensating deduction at such time. The Board of Directors administers the ESC Plan. 4,657,000 shares of Common Stock available under the ESC Plan have been awarded and 4,657,500 shares had been issued at December 31, 2006.


Compensation of Directors
-------------------------

On March 27, 2006, the Compensation Committee agreed that as of the next ratification of the Board of Directors of the shareholders all outside directors shall receive uniform compensation. All outside directors shall receive a one-time award of 10,000 shares plus options for 10,000 shares upon their election. Thereafter, each shall receive an additional award of 10,000 shares plus options for 10,000 shares upon successful completion of each year of service. In addition to the award shares each member shall receive an annual retainer of $20,000. Each Audit Committee member shall receive an additional annual retainer of $6,000, while each Compensation Committee member shall receive an additional annual retainer of $4,000. All Board members shall be paid a fee of $1,000 for each scheduled meeting attended. Audit committee members will be paid a fee of $1,000 for each scheduled Audit Committee meeting attended. Compensation Committee members shall be paid a fee of $500 for each scheduled Compensation Committee meeting attended.


                                       61


                              FINANCIAL STATEMENTS

The audited consolidated financial statements of Global for the years ended
December 31, 2004, 2005 and 2006 and the unaudited financial statements for the three and six months ended June 30, 2007, and related notes which are included in this offering have been examined by Epstein, Weber and Conover, Moss Adams, LLP and Daszkal Bolton, LLP and have been so included in reliance upon the opinion of such accountants given upon their authority as an expert in auditing and accounting.


           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                        CONTROL AND FINANCIAL DISCLOSURE

On January 9, 2006, the Audit Committee of the Board of Directors of the Company voted to dismiss Larry O'Donnell, CPA, P.C. as the Company's independent registered public accountant. Larry O'Donnell, CPA, P.C. was notified of the dismissal on January 9, 2006. This dismissal followed the Audit Committee's receipt of proposals from other independent auditors to audit the Company's consolidated financial statements for the fiscal year ended December 31, 2005.
None of the reports of Larry O'Donnell, CPA, P.C. on the Company's financial statements for either of the past two years or subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified ormodified as to uncertainty, audit scope or accounting principles, except that the reports did contain a going concern paragraph. During the Company's past two fiscal years and through January 9, 2006 there have been no disagreements with Larry O'Donnell, CPA, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Larry O'Donnell, CPA, P.C.
would have caused them to make reference thereto in their reports on the financial statements of the Company for such years.

On January 9, 2006, the Audit Committee of the Board of Directors of the Company engaged Epstein, Weber & Conover, PLC ("EWC") as the Company's independent auditors with respect to the audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2005. The decision to engage
EWC was made by the Audit Committee of the Board of Directors. Neither the Company nor someone on behalf of the Company consulted with EWC regarding any of the items listed in Item 304(a)(2) of Regulation SB.

Effective January 1, 2007, Epstein, Weber & Conover, PLC ("Epstein Weber") combined its practice with Moss Adams LLP ("Moss Adams") and therefore resigned as the independent registered public accounting firm for Global Aircraft
Solutions, Inc. (the "Company"). According to information provided to the Company, all of the partners of Epstein Weber have become partners of Moss
Adams.

The reports of Epstein Weber on the Company's financial statements for the fiscal year ended December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements for the fiscal year ended December 31, 2005, and in the subsequent interim periods through January 1, 2007, (1) there were no disagreements with Epstein Weber on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of Epstein Weber, would have caused Epstein
Weber to make reference to the matter in its report and (2) there were no "reportable events" as that term is defined in Item 304 of Regulation S-K promulgated under the Securities Exchange Act of 1934 ("Item 304").

b) Effective January 19, 2007, the Company engaged Moss Adams to act as the Company's principal independent accountant. The Audit Committee of the Board of Directors of the Company approved the decision to engage Moss Adams.


                                       62


During the fiscal year ended December 31, 2005, and during all subsequent periods through January 19, 2007, the Company did not consult Moss Adams regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Company's financial statements or any matter that was the subject of a disagreement with its former accountants or a reportable event as those terms are defined in Item 304.

On June 27, 2007 the Audit Committee of the Board of Directors voted to dismiss
Moss Adams, LP as the Company's independent registered public accountant. The reports of Moss Adams, LP on the Company's financial statements do not contain any adverse opinion, disclaimer, or qualification, nor has there been any disagreements with Moss Adams, LP. On June 27, 2007 the Company engaged Daszkal
Bolton as the Company's independent registered public accountant.


                             FOR FURTHER INFORMATION

We have filed with the SEC, under the Securities Act of 1933, as amended (the
"Securities Act"), a registration statement on Form SB-2 and Post Effective
Amendments thereto with respect to the common stock offered by this prospectus.
This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC.
Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document.
You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this document. Our business, financial condition, results of operations and prospects may have changed since that date. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit.

We are a small business reporting company and file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy these reports, proxy statements, and other information at the SEC's public reference rooms at 100 F Street, N.E., Washington, D.C. 20549, and
500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the
SEC at (800) SEC-0330 for more information about the operation of the public reference rooms. You may also request copies of these documents by writing to the SEC and paying a fee for the copying cost. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov" and at our own web site at "http://www.globalaircraftsolutions.com".

If you are interested in receiving a copy of any of the Company's filings, we will provide you, without cost, with a copy of any of these filings on request made orally or in writing to us at the following addressee:


                         Global Aircraft Solutions, Inc.
                                 P.O. Box 23009
                                Tucson, AZ 85734
                            Attn: Investor Relations
                               Tel: (520) 294-3481
                               Fax: (520) 741-1430




                                       63






                         Global Aircraft Solutions, Inc.
                                    formerly,
                       Renegade Venture (NEV.) Corporation

                        CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
                                DECEMBER 31, 2006
                                DECEMBER 31, 2007






                                TABLE OF CONTENTS



      INDEPENDENT AUDITOR'S REPORT                               F-1, F-2 & F3

      CONSOLIDATED BALANCE SHEETS                                F-4 & F-5

      CONSOLIDATED STATEMENT OF OPERATIONS                       F-6

      CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY             F-7

      CONSOLIDATED STATEMENT OF CASH FLOWS                       F-8 & F-9

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                 F-10 - F-41


















                                       64


                                       F-1


             Report of Independent Registered Public Accounting Firm
             -------------------------------------------------------



To the Board of Directors and Stockholders
Global Aircraft Solutions, Inc.

We have audited the accompanying balance sheets of Global Aircraft Solutions, Inc. as of December 31, 2007, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Aircraft Solutions, Inc., as of December 31, 2007, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ Daszkal Bolton LLP
Boca Raton, Florida
April 14, 2008



                                       65


                                       F-2



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Shareholders of Global Aircraft Solutions, Inc.:

We have audited the accompanying consolidated balance sheet of Global Aircraft
Solutions, Inc. and subsidiaries (the "Company") as of December 31, 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global
Aircraft Solutions, Inc. and subsidiaries at December 31, 2006, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the consolidated financial statements the Company intends to divest its 30% ownership in Jetglobal, LLC.

As described in Note 2 to the consolidated financial statements, effective
January 1, 2006, the Company changed its method of accounting for share-based payments to conform to Statement of Financial Accounting Standards No. 123R,
Share-Based Payment.


/s/ Moss Adams LLP
Scottsdale, Arizona

April 16, 2007




                                       66


                                       F-3


             Report of Independent Registered Public Accounting Firm
             -------------------------------------------------------


To the Board of Directors and Shareholders of Global Aircraft Solutions, Inc.:

We have audited the accompanying consolidated statements of operations, shareholders' equity and cash flows of Global Aircraft Solutions, Inc. and subsidiaries for the year ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, results of operations and cash flows of Global Aircraft
Solutions, Inc. and subsidiaries for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.



/s/EPSTEIN, WEBER & CONOVER, PLC
   Scottsdale, Arizona
   April 3, 2006




                                       67


                                                                  F-4

                                           GLOBAL AIRCRAFT SOLUTIONS, INC.

                                             Consolidated Balance Sheets
                                              December 31, 2007and 2006



                                                  ASSETS

                                                              2007                         2006
                                                           -----------                 -----------
CURRENT ASSETS
Cash and cash equivalents                                  $ 1,221,598                 $   104,440
Accounts receivable                                          7,412,120                   7,870,799
Note receivable                                                   --                       455,859
Due from equity investee partner                               472,000                   3,946,414
Inventory                                                   16,429,501                   7,852,691
Restricted funds                                               196,181                      65,500
Deferred income taxes                                        1,682,948                     299,508
Other current assets                                           752,784                     191,114
                                                           -----------                 -----------

  TOTAL CURRENT ASSETS                                      28,167,132                  20,786,325

Property, plant and equipment                                1,024,837                   1,521,037
Investments in and advances to affiliates                       20,000                   6,063,067
Goodwill                                                        38,992
                                                                                            38,992
Deferred income taxes                                           76,718                        --
Other assets                                                   366,469                      64,855
                                                           -----------                 -----------

  TOTAL ASSETS                                             $29,694,148                 $28,474,276
                                                           ===========                 ===========


                                                     68




                                                    F-5

                                       GLOBAL AIRCRAFT SOLUTIONS, INC.

                                        Consolidated Balances Sheet
                                         December 31, 2007and 2006

                                    LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                       2007                     2006
                                                                  -------------             ------------

CURRENT LIABILITIES
Notes payable                                                     $ 10,268,091              $  5,101,568
Accounts payable - trade                                             3,051,776                 5,001,567
Customer deposits                                                      419,076                   541,878
Billings in excess of costs and estimated
  earnings on contracts in progress                                    822,782                   224,046
Accrued liabilities                                                    484,109                   493,404
Income taxes payable                                                   673,453                   735,466
Capital lease obligations, current portion                              62,038                    53,247
                                                                  ------------              ------------

  TOTAL CURRENT LIABILITIES                                         15,781,325                12,151,176

LONG-TERM LIABILITIES
Capitalized lease obligations, net of current portion                  170,990                   224,867
Deferred Tax Liability                                                    --                     344,027
                                                                  ------------              ------------

   TOTAL LONG-TERM LIABILITIES                                         170,990                   568,894
                                                                  ------------              ------------

  TOTAL LIABILITIES                                                 15,952,315                12,720,070

Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares
authorized, no shares issued or outstanding                               --                        --
Common stock, $0.001 par value, 100,000,000
shares authorized in 2007 and 2006; 40,181,601 and
39,587,807 shares issued and outstanding in
2007 and 2006                                                           40,181                    39,589
Additional paid-in capital                                          13,755,973                12,723,591
Contributed capital                                                    620,289                   620,289
Retained earnings                                                     (674,610)                2,370,737
                                                                  ------------              ------------

  TOTAL STOCKHOLDERS' EQUITY                                        13,741,833                15,754,206
                                                                  ------------              ------------

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $ 29,694,148              $ 28,474,276
                                                                  ============              ============

                                                     69




                                                           F-6

                                               GLOBAL AIRCRAFT SOLUTIONS, INC.

                                            Consolidated Statements of Operations
                                         Years ended December 31, 2007, 2006 and 2005

                                                                                      2007              2006               2005
   Sales                                                                         ------------       ------------       ------------
      Sales, maintenance, repair and overhaul                                    $ 14,364,784       $ 24,331,466       $ 19,134,757
      Sales, aircraft trading                                                       7,900,000          3,223,000         13,550,500
      Sales, parts                                                                  2,239,641          4,634,155          6,388,380
      Sales, other                                                                    239,076          2,353,574          2,155,011
                                                                                 ------------       ------------       ------------
   Total sales                                                                   $ 24,743,501       $ 34,542,195       $ 41,228,648
   Cost of sales
      Cost of sales, maintenance, repair and overhaul                            $(10,758,759)      $(19,776,552)       (16,903,015)
      Cost of sales, aircraft trading                                              (6,848,254)        (3,190,369)       (10,019,728)
      Cost of sales, parts                                                           (693,607)        (2,012,101)        (3,389,964)
      Cost of sales, other                                                             (7,353)          (769,027)          (529,754)
      Inventory write down                                                           (393,752)          (192,775)          (215,500)
                                                                                 ------------       ------------       ------------
   Total cost of sales                                                           $(18,701,725)      $(25,940,824)       (31,057,961)
                                                                                 ------------       ------------       ------------

   Gross profit                                                                  $  6,041,776       $  8,601,371         10,170,687

   Selling, general and administrative expenses                                   (10,908,740)        (8,591,738)        (7,780,332)
   Penalties                                                                             --              (11,742)            (1,061)
                                                                                 ------------       ------------       ------------

   (Loss) income from operations                                                 $ (4,866,964)      $     (2,109)      $  2,389,294

   Other income (expense):
     Interest income                                                             $    386,736       $     76,414       $    245,610
     Interest expense                                                              (1,261,813)          (587,183)          (386,927)
     Loss on asset disposals                                                          (17,431)
     Miscellaneous expense                                                           (111,094)          (197,932)              (110)
     Miscellaneous income                                                             107,712            114,874            130,571
     Gain on settlement with equity investee partner                                  488,441          1,268,970
     Equity in earnings of unconsolidated affiliate                                   214,800          1,808,744           (157,874)
                                                                                 ------------       ------------       ------------

   Net (loss) income, before income taxes                                        $ (5,059,613)      $  1,212,808       $  3,489,534
      Income tax benefit (expense)                                                  2,014,266           (386,500)          (366,178)
                                                                                 ------------       ------------       ------------

   Net (loss) income
                                                                                 $ (3,045,347)      $    826,308       $  3,123,356
                                                                                 ============       ============       ============

   Net (loss) income per share, Basic (2007 39,927,725 shares; 2006
   39,118,400 shares; 2005 33,848,722 shares).                                   $      (0.08)      $       0.02       $       0.09
                                                                                 ============       ============       ============

   Net (loss) income per share, Fully diluted (2007 39,927,725; 2006
   40,375,173 shares; 2005 35,260,671 shares).                                   $      (0.08)      $       0.02       $       0.09
                                                                                 ============       ============       ============


                                                                 70




                                                                  F-7

                                                    GLOBAL AIRCRAFT SOLUTIONS, INC.
                                        Consolidated Statements of Changes in Stockholders' Equity
                                              Years Ended December 31, 2007, 2006 and 2005

-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
                                 Shares       Common Stock  Additional Paid     Contributed      Accumulated        Total
                                                            in capital          capital          earnings
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
                                                $                $                  $                 $               $
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------

Balance December 31, 2004         30,650,386        31,030           7,033,950          620,289        (1,578,927)     6,106,342
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Shares sold                        7,200,000         7,200           4,644,000                                         4,651,200
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Shares issued under non-cash
warrant provisions                   442,829           443                (443)                                                0
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Options exercised                     50,000            50              14,950                                            15,000
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Shares issued, directors             200,000           200              76,800                                            77,000
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Shares vested on employment
agreements                            75,000            75              55,425                                            55,500
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Net income                                                                                               3,123,356     3,123,356
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Balance December 31,2005          38,618,215        38,998          11,824,683          620,289          1,544,429    14,028,399
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Exercise of warrants                 387,092           387              95,767                                            96,154

-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Share-based payments to
directors                             30,000            30              73,470                                            73,500
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Stock issued to employees for
compensation                         552,500           552             581,214                                           581,766
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Tax effects of share-based
payments                                                               148,079                                           148,079
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Net income                                                                                                 826,308       826,308
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Balance December 31, 2006         39,587,807        39,967          12,723,213          620,289          2,370,737    15,754,206
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Exercise of warrants (non-cash)       48,494            48                 (48)                                                0
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Share-based payments to
directors                             10,000            10              13,890                                            13,900
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Stock issued to employees for
compensation                         340,000           340             204,670                                           205,010
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Stock issued to third parties        120,000           120              94,680                                            94,800
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Stock issued to third parties
(restricted)                          75,000            75              29,465                                            29,540
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Shares vested on employment
agreements                                                             176,843                                           176,843
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Options issued to a Director                                            10,546                                            10,546
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Warrants issued with debentures                                        581,282                                           581,282
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Repricing of exiting warrants                                           69,241                                            69,241
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Tax effects of share-based
payments                                                              (148,188)                                         (148,188)
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Reclasification from common
stock to APIC                                         (379)                379                                                 0
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Net loss                                                                                               (3,045,347)    (3,045,347)
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------
Balance December 31, 2007         40,181,301        40,181          13,755,973          620,289          (674,610)    13,741,833
-------------------------------- ------------ ------------- ------------------- ---------------- ------------------ -------------

An additional 1,319,918 shares will be issued on the vesting dates of employment agreements now in force (See Earnings per Share).


                                       71


                                                                  F-8

                                      GLOBAL AIRCRAFT SOLUTIONS, INC.
                                   Consolidated Statements of Cash Flows
                               Years ended December 31, 2007, 2006 and 2005

                                                               2007                2006           2005
Increase (Decrease) in Cash and Cash Equivalents:

Cash flows from operating activities:
    Net (loss) income                                        $(3,045,347)     $   826,308      $ 3,123,356

Adjustments to reconcile net income to net cash
  provided by operating activities:
    Equity in income of unconsolidated affiliate                (214,800)      (1,808,745)         157,874
   Gain on settlement with equity investee partner              (488,441)            --         (1,268,970)
    Depreciation                                                 564,071          582,710          489,818
    Amortization                                                    --            162,377          162,376
    Write down of inventory                                      393,753          192,775          212,500
    Customer deposits forfeited                                  (50,000)
    Deferred income taxes                                           --            175,118            6,400
   Federal income tax adjustment                              (2,014,266)            --               --
    Provision for bad debts                                    3,610,776          337,508          473,208
    Loss on disposal of fixed assets/investments                  17,431           50,874             --
    Intercompany non-cash transactions                             9,205             --               --
    Expenses paid with stock                                   1,234,548          617,459          326,594
                                                             -----------      -----------      -----------
Net adjustments to reconcile Net Income to net cash            3,062,277          310,076          559,800

Changes in Assets and Liabilities:
    Accounts receivable                                       (4,003,930)      (2,775,131)      (1,568,540
    Prepaid expenses                                             (82,147)         190,625         (115,149)
    Inventory                                                   (320,563)         721,969       (5,260,186)
    Restricted funds                                            (130,681)          33,000          (98,500)
    Other current assets                                        (110,510)            --             56,384
    Other non-current assets                                        --            127,027         (177,788)
    Accounts payable - trade                                   2,368,573)      (2,235,466)       4,535,546
    Accounts payable - related parties                              --               --             (6,219)
    Customer deposits                                            197,462          541,878         (280,537)
    Billings in excess of cost and estimated
       earnings on contracts in progress                         598,736          200,588         (942,780)
    Income Taxes Payable                                            --             49,563          374,722
    Accrued liabilities                                           (9,294)         (77,320)        (272,908)
                                                              -----------      -----------      -----------
 Net cash used by operating activities                        (3,777,180)      (3,315,682)      (1,279,390)

Cash flows from investing activities:
    Purchase of property, plant and equipment                    (73,947)        (187,261)        (499,827)
    Payments received on notes receivable                        473,098        1,547,010          196,390
    Distributions from Jetglobal, LLC                               --            300,000             --
    Investment in GALP                                           (20,000)            --               --
    Investment in Jetglobal, LLC                                  48,973         (867,046)      (5,222,594)
                                                             -----------      -----------      -----------
Net cash provided/(used) by investing activities                 428,124          792,703       (5,526,031)


                                                         72



                                                                  F-9


Cash flows from financing activities:
    Proceeds from issuance of common stock                      --                  96,154             4,911,000
    Payments related to common stock issued                     --                    --                (244,800)
    Proceeds from bank loans                                 141,994             5,746,247             7,511,373
    Repayments of bank loans                              (4,956,391)           (3,419,839)           (4,949,634)
    Proceeds from Notes Payable                           12,535,000                  --                    --
    Proceeds from Note Payable - related party             1,250,000                  --                    --
    Due to factor                                               --                    --                (604,409)
    Payments on notes payable                             (3,022,520)             (280,496)                 --
    Pyaments on notes payable - related party             (1,260,000)                 --                    --
    Payments on capital lease obligations                    (56,442)              (25,846)                 --
    Excess tax benefits from stock options                  (148,188)              148,188                  --
      exercised
    Other financing activities, net                          (17,239)               (5,002)                 --
                                                        ------------          ------------          ------------
Net cash provided by financing activities                  4,466,214             2,259,406             6,623,530

Net increase (decrease) in cash and cash                    (263,573)             (181,891)
equivalents                                                1,117,158
Cash and cash equivalents at beginning of period             104,440               368,013               549,904
                                                        ------------          ------------          ------------

Cash and cash equivalents at end of period              $  1,221,598          $    104,440          $    368,013
                                                        ============          ============          ============


     1.   Interest paid in 2007 was $1,227,001, in 2006 was $558,644 and in 2005
          was $375,745.
     2. No taxes were paid in 2007, $14,351 was paid in 2006 and $121,473 was paid in 2005.

Schedule of non-cash investing and financing activities:

     o During the 4th quarter of 2005 $1,475,000 in accounts receivable was transferred to a Note receivable. The Note stipulated weekly payments of $52,993.76, had an interest rate of 8 % per annum, and was all due and payable on or before June 9, 2006. The Note was paid.
     o During the 4th quarter of 2005, a note receivable in the amount of $600,000 was issued to Avolar Aero Lineas SA de CV. The principal balance at December 31, 2007 was $0.
     o During 2007, $8,650,000 of aircraft inventory was received as part of a Settlement Agreement wherein BCI, Global's partner in Jetglobal, transferred assets to Global in return for Global's interest in Jetglobal.

Property, plant and equipment increased $11,355 during 2007 as a result of capital lease agreements. Net asset value of machinery and equipment acquired under capital leases totaled $235,670 and net asset value of office equipment acquired under capital leases totaled $77,604 at December 31, 2007. Amortization of assets under capital leases is included in depreciation expense. The actual cash payouts for capital lease obligations are reflected in cash flow statement.


The accompanying notes are an integral part of these consolidated financial statements.





                                       73


                                      F-10


                         GLOBAL AIRCRAFT SOLUTIONS, INC.
                          Notes to Financial Statements
           December 31, 2007, December 31, 2006 and December 31, 2005

1.  BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

These consolidated financial statements include the accounts of Global Aircraft
Solutions, Inc., and its wholly owned subsidiaries, Hamilton Aerospace
Technologies, Inc. ("HAT") and Johnstone Softmachine Corporation ("Johnstone"), and World Jet Corporation ("World Jet"), collectively, the "Company". HAT and
Johnstone were acquired by Global on May 2, 2002. Johnstone is currently inactive. All material transactions and accounts with the subsidiaries have been eliminated from the consolidated financial statements.


2.  ORGANIZATIONS AND NATURE OF OPERATIONS

Global Aircraft Solutions, Inc., formerly Renegade Venture (Nev.) Corporation, formerly Renegade Venture Corporation, was incorporated on February 13, 1989, as a Delaware corporation. In 1997, the Company was re-domiciled as a Nevada
Corporation through a merger with a newly formed Nevada Corporation, Renegade
Venture (NEV.) Corporation, a wholly owned subsidiary of Renegade Venture
Corporation.

On May 2, 2002, the Company acquired 100% of the common stock of Hamilton
Aerospace Technologies Inc. ("HAT") pursuant to a Stock Exchange Agreement whereby the former shareholders of HAT received 12,500,000 common shares of Renegade Venture (NEV.) Corporation, now Global Aircraft Solutions, Inc.
Subsequent to this reverse merger there were 16,200,000 total common shares outstanding. HAT was formed on April 5, 2002 and commenced operations on April
15, 2002. HAT provides large aircraft maintenance, repair and modification services to owners and operators of large transport-category commercial jet aircraft. Services of this nature are required and needed by passenger and cargo air carriers, aircraft lessors, and governmental entities. HAT provides services to both domestic and foreign customers.

On April 12, 2002, Renegade Venture (NEV.) Corporation, now Global Aircraft
Solutions, Inc., acquired 100% of the common stock of Johnstone Softmachine
Corporation (Johnstone) pursuant to the Stock Purchase Agreement and Plan of
Reorganization by and between LogiCapital Corporation (the principal shareholder of Johnstone), an entity controlled by John Brasher, who, at that time, was a director of Renegade Venture (NEV.) Corporation (he has since resigned) and Renegade Venture (NEV.) Corporation. Mr. Brasher was also a principal stockholder of Renegade Venture (NEV.) Corporation prior to the merger. As such, this transaction represented a transfer between control groups and is reported on a historical cost basis. Johnstone was formed on May 8, 1996 has had no substantial operations, and is in the development stage. Johnstone currently lacks the funding necessary to commence operations.



                                       74



                                      F-11


On July 15, 2004, the Company finalized an agreement to buy 100% of the common stock of World Jet Corporation, a privately held aircraft parts and brokerage company for $2.05 million payable as follows: $1,250,000 in cash at closing, $300,000 in the form of a note maturing January 27, 2005, and 1,000,000 shares of restricted common stock valued at $0.50 per share for the purposes of this transaction ($500,000). The effective date of this agreement is January 1, 2004.
The shares were issued in July 2004. As a result of the acquisition, the Company expected to increase its sales to existing customers as well as those serviced by World Jet by combining the products and services of the two companies. It also expected to lower its parts costs through World Jet's purchasing abilities.

During 2006, the Company formed Mexican corporation, Hamilton Aerospace Mexico,
S.A. de C.V. The purpose of the new corporation was to satisfy Mexican governmental requirements related to the flight line servicing of Mexican airline, Avolar Aerolineas, S.A. de C.V.

During 2007, Global transferred its ownership interest in Jetglobal, LLC, an entity in which the Company had a 30% ownership interest, to BCI Aircraft
Leasing, the other partner in Jetglobal, LLC in consideration for aircraft inventory and trailing interest in certain claims of Jetglobal against third parties. The Company and BCI executed a final agreement and settlement on April
20, 2007, and revised on June 29, 2007. The terms of the final agreement with BCI did not result in any impairment to the Company. On September 4, 2007, the Company and Global Aircraft Leasing Partners, LLC, a Delaware limited liability company, ("GALP") reached a tentative agreement that Global would assume a 40% equity interest in GALP. GALP is a start-up aircraft-leasing venture formed to acquire aircraft, through a combination of debt and equity financing, and lease these commercial jet aircraft to operators throughout the world. It has been mutually agreed by the parties that in consideration for a 40% equity participation in GALP, the company will make a one time capital contribution of $40,000. As further consideration the Company will provide to GALP ongoing technical support to facilitate GALP's commercial aircraft purchasing, leasing and sales activities. All technical services provided to GALP by HAT and World
Jet will be billed at Company-standard rates. The Company had made $20,000 in capital contribution as of December 31, 2007. A final operating agreement has not yet been finalized and Global had no equity participation in GALP for the year ended December 31, 2007. Global will make an additional capital contribution or $20,000 upon the parties reaching a final operating agreement.
Global will not be required to invest capital in aircraft acquired by GALP, and all debt assumed by GALP as a result of aircraft acquisitions will be non-recourse with respect to the Company. Other members of GALP will include equity funding specialists and aircraft leasing professionals. Global and GALP have also agreed that Global will have first right of refusal for all aircraft maintenance, aircraft parts and technical consulting requirements that GALP may have as a result of its aircraft acquisition and leasing activities.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

We consider cash and investments in securities with maturities at the date of purchase of three months or less to be cash and cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.


                                       75



                                      F-12


Reclassifications

Certain amounts in the accompanying financial statements as of December 31, 2006 have been reclassified to conform to the current year presentation, with no effect on reported net income.

Inventory

Inventories are stated at the lower of cost (first-in, first-out) or market.
Inventories include new, used parts and parts stripped from aircraft. These stripped parts inventory items are initially carried at original cost basis determined on the pro-rata fair value of the individual parts based on market or catalog pricing. All aircraft parts inventory are grouped as "Inventory" and accounted under `Current Assets' category. This is based on standard aviation industry practice of showing all aircraft parts under a single line item of inventory. Aircraft parts typically have more than one year of life. Rotable parts have the same life as the aircraft. Repairable parts can be repaired several times over the life of the aircraft and installed on the aircraft. It has been and remains our policy to expense any items that we determine to be obsolete, damaged or unlikely to sell. The Company has an allowance for slow moving and obsolete parts inventory in the amount of $125,980. This allowance was expensed during 2007.

The Company reviews the market value of inventories whenever events and circumstances indicate that the carrying value of inventories may not be recoverable from the estimated future sales price less cost of disposal and normal gross profit. In cases where the market values are less than the carrying value, a write down is recognized equal to an amount by which the carrying value exceeds the market value of inventories

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided for on the straight-line on the straight-line method over the estimated useful lives of the assets. The estimated useful life of computer equipment and software is three years at both our HAT and World Jet subsidiaries; the estimated useful life of all other categories of assets at our HAT subsidiary is five years. World Jet uses estimated useful lives of 3, 5, and 7 years for its other assets.
Amortization of leasehold improvements is computed using the shorter of the lease term or the expected useful life of the assets. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred.

The Company reviews the carrying value of property, plant and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.



                                       76



                                      F-13


Revenue and Cost Recognition

Revenues from fixed-fee contracts or portions of contracts for MRO sales are recognized by employing the percentage-of-completion method, measured by the cost-to-cost method, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. The cumulative catch-up method is used to account for changes in estimates of total revenues, total costs or extent of progress. Each project is considered complete when the subject aircraft departs, or is cleared to depart, our facility. Revision in cost and labor hour estimates and recognition of losses, if any, on these contracts are reflected in the accounting period in which the facts become known. During the periods covered by these financial statements, no material prior period revisions were necessary. As of December 31, 2007, there are no material amounts in excess of the agreed contract price that the Company seeks to collect from customers or others for customer-caused delays, errors in specifications or designs, contract termination, change orders in dispute or unapproved as to both scope and price, or other causes of unanticipated additional costs.

Revenue from part sales is recognized when parts are shipped. All parts are shipped FOB shipping point; title passes at time of shipping and the Company has no further contractual or legal obligation to the customer upon shipping.
Revenues from time and material contracts and all other ancillary services are recognized as the services are performed. Revenue from aircraft sales is recognized when the customer accepts delivery of the aircraft and/or when title is transferred.

Earnings per share

Basic earnings per share includes no dilution and is computed by dividing net earnings available to common stockholders by the weighted number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the Company's earnings.
Reconciliation of EPS for 2007, 2006 and 2005 are as follows:

--------------------------------------------------- -- ------------------------------------------------------------------------
                                                                               For the Year Ended 2007
--------------------------------------------------- -- ------------------------------------------------------------------------
                                                        Income (Numerator)       Shares (Denominator)        Per-Share Amount
--------------------------------------------------- -- ---------------------- - ------------------------ -- -------------------

Net loss                                                         (3,045,347)
Basic and diluted EPS
Income available to common stockholders                          (3,045,347)                 39,927,725                $(0.08)
--------------------------------------------------- -- ------------------------------------------------------------------------


                                                                               For the Year Ended 2006
--------------------------------------------------- -- ------------------------------------------------------------------------
                                                        Income (Numerator)       Shares (Denominator)        Per-Share Amount
--------------------------------------------------- -- ---------------------- - ------------------------ -- -------------------

Net income                                                          $826,308
Basic EPS
Income available to common stockholders                             $826,308                  39,118,400               $0.02

Warrants                                                                                        414,022
Options                                                                                         780,491
Unvested employment agreement shares                                                             62,260

Diluted EPS
Income available to common stockholders and                         $826,308                  40,375,173               $0.02
assumed conversions


                                                                     77


                                                                      F-14

-------------------------------------------------------------------------------------------------------------------------------
                                                                               For the Year Ended 2005
-------------------------------------------------------------------------------------------------------------------------------
                                                           Income (Numerator)       Shares (Denominator)       Per-Share Amount
-------------------------------------------------------------------------------------------------------------------------------

Net income                                                        $3,123,356
Basic EPS
Income available to common stockholders                           $3,123,356                 33,848,722                  $0.09


Warrants                                                                                        639,449
Options                                                                                         772,500


Diluted EPS
Income available to common stockholders and                       $3,123,356                 35,260,671                  $0.09
assumed conversions


The total weighted average shares outstanding for the diluted earning per share calculation for the year ended December 31, 2006 was 40,375,173. Total weighted average shares outstanding for the diluted earning per share calculation for the year ended December 31, 2005 was 35,260,671.




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                                       78


                                      F-15


        --------------------- --------------- -------------- ------------- --------------

                                 Share value   Vesting Date                 Antidilutive
                                          on                                   warrants,
                                 Measurement                                    options,
                                        Date                                     pending
                                                                              employment
                                                                               shares at
                                                                            December 31,
                                                                                    2007
        --------------------- --------------- -------------- ------------- --------------

               Common Shares
                  Issued and
              Outstanding at
           December 31, 2007                                   40,181,301
        --------------------- --------------- -------------- ------------- --------------

                 Unconverted
            Warrants Issued:
                      @$0.45           $0.65         Vested     2,177,886
                      @$0.45           $0.41         Vested     1,500,000
                      @$0.68           $0.50         Vested       300,000
                      @$1.36           $0.50         Vested     7,740,000      7,740.000

                    Subtotal                                   11,717,886


             Options Issued:
                      @$0.17           $0.23         Vested       900,000
                      @$1.03           $1.03         Vested        30,000         30,000
                      @$1.05           $1.03         Vested        10,000         10,000

                    Subtotal                                      940,000
        --------------------- --------------- -------------- ------------- --------------

             Awards of stock
               pending under
                  employment
                   contracts
        --------------------- --------------- -------------- ------------- --------------
                                                   2007           190,000
                                                   2008           454,918
                                                   2009           425,000
                                                   2010           250,000

                    Subtotal                                    1,319,918

                       Total                                   54,159,105      7,780,000
        --------------------- --------------- -------------- ------------- --------------


                                       79



                                      F-16


Recently Issued Accounting Pronouncements

In June 2006, FASB Interpretation No. 48, "Accounting for Uncertainty in Income
Taxes." This interpretation clarifies the accounting for uncertainty in income taxes recognized by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The Interpretation is effective for fiscal years beginning after December 15, 2006. The Company adopted this Interpretation for the year ended December 31, 2007. See Note 14 under "Tax
Uncertainties" for the effects of this adoption.

In September 2006, FASB issued SFAS No. 157, "Fair Value Measurements." This
Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. The Statement does not require any new fair value measurements but could change the current practice in measuring current fair value measurements. The Statement is effective for fiscal years beginning after November 15, 2007. The Company does not anticipate that the adoption of this Statement will have a material impact on the Company's consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for
Defined Benefit Pension and Other Postretirement Plans. The Company does not anticipate that the adoption of this Statement will have a material impact on the Company's consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for
Financial Assets and Financial Liabilities ("SFAS 159") which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 will be effective for us on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS 159 on the Company's financial position, cash flows, and results of operations.

Stock-Based Compensation

During 2007, there were options for 10,000 shares, at an option price of $1.05, granted. The options expire in five years from date of issuance and were immediately vested. Using the Black Scholes Model with the monthly stock-prices as variable from April 2002, the call option value of these options were calculated to be $1.05. $10,546 was expensed during 2007 relative to these options. In connection with the adoption of SFAS123R we assessed our valuation technique and related assumptions. Consistent with the provisions of SFAS 123R, Staff Accounting Bulletin #107 (SAB 107), we estimated the fair value of stock option on the date of grant using the Black Scholes Options Valuation Model and the following assumptions: Risk free interest rate of 4.54%, Expected life of
2.5 years, Dividend rate of 0% and expected volatility of 283.137%.

Effective January 1, 2006, the Company adopted Statement of Financial Accounting
Standards No. 123 (revised 2004), Share-Based Payment ("SFAS 123R"), which requires the Company to measure the cost of employee services received in exchange for all equity awards granted including stock options based on the fair market value of the award as of the grant date. SFAS 123R supersedes Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based
Compensation ("SFAS 123") and Accounting Principles Board Opinion No. 25,
Accounting for Stock Issued to Employees ("APB 25"). The Company has adopted
SFAS 123R using the modified prospective method. Accordingly, prior period amounts have not been restated. Under the modified prospective method, stock options awards that are granted, modified or settled after December 31, 2005 will be valued at fair value in accordance with provisions of SFAS 123R and recognized on a straight line basis over the service period of the entire award.
At December 31, 2005, all outstanding stock options were fully vested.


                                       80



                                      F-17

Prior to January 1, 2006, the Company accounted for stock based compensation under the recognition and measurement provisions of APB 25 and related interpretations, as allowed by SFAS 123. The Company had adopted the disclosure-only provisions of SFAS 123 as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure". Prior to 2006, the
Company accounted for stock-based compensation in accordance with APB 25 using the intrinsic value method, which did not require compensation cost to be recognized for the Company's stock options as all options previously granted had an exercise price equal to the market value of the underlying common stock on the date of the grant. There were no options granted in the year ended December
31, 2005 nor was there vesting of prior year option grants. Therefore, there was no pro-forma effect for the year ended December 31, 2005.


4.  SEGMENT INFORMATION

The company has divided its operations into the following reportable segments:
(i) Aircraft maintenance, repair, and overhaul; (ii) Aircraft Brokerage; (iii) and Part sales. Each segment represents distinct product lines, marketing, and management of its business. Limited other services for each company, which represent a small percentage of income, have been shown in the aggregate.

The reporting segments follow the same accounting policies used for the Company's consolidated financial statements and described in the summary of significant accounting policies.

Selected information by business segment is presented in the following tables for the years ended December 31, 2007, December 31, 2006 and December 31, 2005.





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                                       81



                                      F-18

-------------------------------------------------------------------------------------------------
                                                        2007             2006            2005
                                                     ($millions)     ($millions)      ($millions)
-------------------------------------------------------------------------------------------------

Segment sales:
   Aircraft maintenance                                14.365              24.331          19.135
   Aircraft trading                                     7.900               3.223          13.551
   Part sales                                           5.723              11.216          10.684
   Other                                                 .239               2.354           2.155

Sub Total                                              28.227              41.124          45.525

Elimination of intersegment sales                      -3.483              -6.582          -4.296

Total consolidated sales                               24.744              34.542          41.229

Operating income:
   Aircraft maintenance                                 3.606               4.554           2.232
   Aircraft trading                                     1.052                .033           3.531
   Part sales                                           1.152               2.429           2.783
   Other                                                 .232               1.585           1.625

   Sub total                                            6.042               8.601          10.171

   Selling, general, administrative expense           -10.909              -8.591          -7.780
   Penalties                                             --                 -.012           -.001
   Other, net                                           -.896               -.584           -.012
   Share of Jetglobal net income (aircraft trading)      .215               1.809           1.111
   Gain on sale of interest in Jetglobal                 .488

Consolidated earnings/(loss) before taxes              -5.060               1.213           3.489

Interest income by segment
   Aircraft maintenance                                  .367                .029
   Aircraft trading                                                          .011
   Part sales
   Corporate                                             .020                .036            .246

Total interest income                                  .387                  .076            .246

Interest expense by segment
   Aircraft maintenance                                .757                  .059
   Aircraft trading                                                          .083
   Part sales                                          .008                  .005
   Corporate                                           .497                  .440            .387
Total interest expense                               1.262                   .587            .387


                                       82


                                      F-19


----------------------------------------------------------------------------------------------
                                                  2007             2006              2005
----------------------------------------------------------------------------------------------
                                               ($millions)      ($millions)        ($millions)
----------------------------------------------------------------------------------------------

Depreciation and amortization by segment
   Aircraft maintenance                           .418                 .410              .330
   Aircraft brokerage
   Part sales

Corporate                                         .146                 .335              .322

Total                                             .564                 .745              .652

Net asset values:
   Aircraft maintenance                          8.617                8.872             6.986
   Aircraft trading                              8.989                1.308             1.225
   Part sales                                    6.939                6.822             8.147

   Corporate                                     5.149               11.472             8.697

Total                                           29.694               28.474            25.055

Capital expenditures:
   Aircraft maintenance                           .036                 .320              .345
   Aircraft brokerage
   Part sales

Corporate                                         .050                 .167              .155
Total                                             .086      *          .487   *          .500
----------------------------------------------------------------------------------------------

*Includes $.011in 2007 and $.300 in 2006 purchased through capital leases
(non-cash).




                                       83


                                      F-20


The Company's facilities and assets are primarily located in the United States.
During 2006, the Company formed a Mexican corporation, Hamilton SA de C.V.
Minimal supplies are secured from local dealers using the foreign currency but all major revenue and expense transactions are transacted in U.S. dollars. The
Company sells and ships to several foreign countries. All foreign revenues are collected and recorded in U.S. dollars. Geographic information regarding sales to foreign countries is presented in the following table:

                                  Year                      Year                      Year
                                  Ended                    Ended                     Ended
                           December 31, 2007        December 31, 2006         December 31, 2005
                                 Dollars                  Dollars                   Dollars

Afghanistan                  $   897,905
Angola                            63,524               $    54,232               $    62,028
Australia                                                                              1,700
Belgium                           55,819
Brazil                                                                                 5,100
Canada                               150                        75                       688
Cambodia                                                    73,041
Columbia                                                                              24,904
Costa Rica                         3,152
Germany                                                      1,220                    28,025
Hong Kong                             30
Indonesia                          2,450                                                 835
Ireland                                                                              224,141
Israel                            42,057                        25
Italy                                158                       955                    62,357
Jordan                             4,629                 2,032,460                 2,468,915
Kenya                              2,320
Korea                                                      154,010
Lebanon                          107,344                   290,088                   264,681
Lithuania                         98,473
Malawi                                                     111,000                   868,943
Mexico                         3,270,844                 6,942,499                 2,810,753
Nigeria                                                                              308,755
Pakistan                         285,520                    68,000                   382,795
Philippines                                                230,916
Romania                                                                               27,000
Scotland                                                                              30,969
Singapore                         48,973
South Africa                                                                          17,345
Spain                                                       32,600                     2,200
Ukraine                           13,680
United Arab Emirates              66,869                   111,848                 9,191,462
United Kingdom                     4,360                    98,383                    61,654
Venezuela                                                                             39,704
                             -----------               -----------               -----------

TOTALS                       $ 4,968,257               $10,201,352               $16,884,954
                             ===========               ===========               ===========



                                       84


                                      F-21


5.   EQUITY IN NET ASSETS AND ADVANCES TO AFFILIATES

On August 26, 2005, the Company together with BCI Aircraft Leasing, ("BCI"), formed a joint venture, Jetglobal, LLC, a Delaware limited liability company.
This was a special purpose LLC formed to acquire and remarket commercial jet aircraft. BCI was primarily responsible for the marketing aspects of Jetglobal while the Company was responsible for the technical, repair and maintenance aspects associated with remarketing purchased aircraft. The Company invested an initial amount of $1,125,000 for a 30% membership interest and BCI invested an initial amount of $2,625,000 for a 70% membership interest in Jetglobal.
Pursuant to the terms of Jetglobal's Operating Agreement, although the Company had a 30% membership and profit interest, it was only responsible for 25% of the costs and expenses associated with Jetglobal including any business transactions. Management has transferred its ownership interest in Jetglobal, LLC to the other partner, BCI Aircraft Leasing, in consideration for aircraft inventory and a trailing interest in certain claims of Jetglobal against third parties. The parties executed a final agreement and settlement on April 20, 2007, which was revised on June 29, 2007. The terms of the final agreement with BCI did not result in any impairment to the Company. The final agreement calls for a transfer of 6 aircraft with a total value of $8,650,000 and a trailing interest of 18% in the Delta Airlines bankruptcy claim originally estimated to be valued at $2,118,461. (There is also an 18% trailing interest in a lawsuit against AFG for which no value can be estimated at this time.) The gain on this transaction, recorded during the second quarter of 2007 was $27,210. During the third quarter of 2007, BCI, as the appropriately authorized party, began negotiating an agreement with a third party to cash-out the Delta claim. As a result of this transaction, the Company's share of the Delta claim is $622,000.
Additionally, during the third quarter of 2007, a reclassification of funds received from BCI in earlier periods reduced the amount due from investee partner by $1,957,692. These funds had been applied to BCI's regular account receivable with HAT rather than to its "due from investee partner" account.
These two events resulted in a revised amount of gain to the Company from the divestiture of its interest in Jetglobal to $488,441; $466,231 was recorded in the third quarter of 2007.




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                                       85


                                      F-22


The table below shows the items received by Global as part of the settlement as well as the calculation of the gain on this transaction.

Items/Cash to Global under settlement:
--------------------------------------
Aircraft N937AS            $1,150,000               2nd Quarter 2007
Aircraft N302DL            $1,500,000               2nd Quarter 2007
Aircraft N305DL            $1,500,000               2nd Quarter 2007
Aircraft N306DL            $1,500,000               2nd Quarter 2007
Aircraft N308DL            $1,500,000               2nd Quarter 2007
Aircraft N312DL            $1,500,000               4th Quarter 2007
Delta claim                $  622,000*
-------------------------- ------------------------ ------------------------ ----------
     Total                 $9,272,000                                        $9,272,000

Application to:
---------------
Equity in net assets and   $6,428,895*
advances to affiliates

Due from equity investee   $2,354,664
partner
-------------------------- ------------------------ ------------------------ -----------
     Total                 $8,783,559                                        $8,783,559
-------------------------- ------------------------ ------------------------ -----------
                  GAIN                                                       $   488,441
-------------------------- ------------------------ ------------------------ -----------

*As of December 31, 2007, the only outstanding amount is the amount received by BCI for the Delta claim. On December 10, 2007, the Company received $150,000.
The remaining $472,000 is to be paid in three installments: two equal installments of $150,000 and a final installment of $172,000. Installments are due each 30 days, commencing January 10, 2008.

**See table below for 2007 activity.




                                       86



                                      F-23


Rollforward of investment balance at December 31, 2006 through the date of the settlement:

                           December 31, 2006
------------------------ ---------------------- --------------------- --------------------- ----------------
                                Balance                Debit                 Credit                Balance
------------------------ ---------------------- --------------------- --------------------- ----------------

Equity in net assets
of and advances to
affiliates                    $6,063,067                                                         $6,063,067

Global's share of
Jetglobal's net
income, 1st Qtr 2007                                  $214,800                                   $6,277,867

Investment in Jetglobal                               $200,000                                   $6,477,867


Distribution to Global                                                      $48,972              $6,428,895
------------------------ ---------------------- --------------------- --------------------- ----------------

6. GOODWILL

The Company evaluates the carrying value of goodwill annually and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its goodwill-carrying amount. Such circumstances could include but are not limited to:

     1.   a significant adverse change in legal factors or in business climate
     2.   unanticipated competition
     3.   an adverse action or assessment by a regulator

When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to that unit's carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured.
The total of the implied fair value of all of the other assets and liabilities of the unit, based on their fair value, less the total amount assigned to those assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value.


                                       87


                                      F-24


7. INVENTORY

Inventories include new, used parts and parts stripped from aircraft. These stripped parts inventory items are initially carried at original cost basis determined on the pro-rata fair value of the individual parts based on market or catalog pricing. All aircraft parts inventory are grouped as "Inventory" and accounted under `Current Assets' category. This is based on standard aviation industry practice of showing all aircraft parts under a single line item of inventory. Aircraft parts typically have more than one year of life. Rotable parts have the same life as the aircraft. Repairable parts can be repaired several times over the life of the aircraft and installed on the aircraft. It has been and remains our policy to expense any items that we determine to be obsolete, damaged or unlikely to sell. The Company has an allowance for slow moving and obsolete parts inventory in the amount of $125,980. This allowance was expensed during 2007.

The Company reviews the market value of inventories whenever events and circumstances indicate that the carrying value of inventories may not be recoverable from the estimated future sales price less cost of disposal and normal gross profit. In cases where the market values are less than the carrying value, a write down is recognized equal to an amount by which the carrying value exceeds the market value of inventories.
Inventories consisted of the following:

                                                     2007               2006
                                                 -----------         -----------

Maintenance Hardware                             $   912,745         $ 1,030,465
Parts for Resale                                 $ 6,527,947         $ 6,554,455
Aircraft & Engine                                $ 8,988,809         $   267,771
                                                 -----------         -----------

                                                 $16,429,501         $ 7,852,691
                                                 ===========         ===========
Management reviews listed inventory items to determine whether there are slow moving or obsolete items. At December 31, 2006, it was management's determination that the carrying value of the inventory items is appropriate and that there were no items requiring an allowance because the carrying value exceeds net realizable value.
The Significant increase in inventory valve was due to the receipt of aircraft upon disposal by the Company of it's interest in Jetglobal (see Note 5).



                                       88


                                      F-25

8. PROPERTY AND EQUIPMENT

                                                   2007              2006
                                               -----------        -----------
             Gross Asset Values

Land and improvements                               25,094        $   25,094
Buildings and improvements                         208,542           201,080
Vehicles                                            66,028            78,161
Machinery and equipment                          2,082,521         2,058,291
Computers and software                             145,602           332,755
Other office equipment                             332,155           112,638
Equipment under capital lease                      313,274           305,219
                                                ----------        ----------
     Subtotal                                    3,173,216         3,113,238
Less accumulated depreciation                    2,148,379         1,592,201
                                                ----------        ----------


  Property and equipment, Net                   $1,024,837        $1,521,037
                                                ==========        ==========

During 2007, 2006 and 2005 depreciation expense was $564,071, $582,710 and
$489,818 respectively.

Property, plant and equipment include gross assets acquired under capital leases of and $305,219 and $316,574 at December 31, 2006 and December 31, 2007,
respectively. Related amortization, which is included in accumulated depreciation, was $24,385 and $88,055 at December 31, 2006 and December 31,
2007, respectively. Net asset value of machinery and equipment acquired under capital leases totaled $235,670 and net asset value of office equipment acquired under capital leases totaled $77,604 at December 31, 2007. Amortization of assets under capital leases is included in depreciation expense.

9.  LEASES AND CAPITAL LEASES

Global's wholly owned subsidiary, HAT, currently conducts operations on leased property at the Tucson International Airport, ("TIA"). Currently, World Jet is occupying space under this same lease. The lease is a one-year lease commencing
March 1, 2005 and permits HAT to apply for two additional one-year options. TIA is implementing a Master Plan for airport development, which precludes issuing a long-term lease to HAT, but will not affect HAT's facilities for at least five years. There is also executive office space leased at 6451 South Country Club under a five-year lease. Below is a table showing the total of lease commitments at December 31, 2007.


                                       89



                                      F-26

Operating Leases
------------------- ------------- -------------- ----------- ------------ ------------ -----------
                     Min Lease      Min Lease    Min Lease    Min Lease    Min Lease     TOTALS
                      Payments      Payments      Payments    Payments     Payments
                        2008          2009          2010        2011         2012
------------------- ------------- -------------- ----------- ------------ ------------ -----------
                         $              $            $            $            $           $
------------------- ------------- -------------- ----------- ------------ ------------ -----------

Premises 6901 S.         318,228         53,038                                           371,266
Park

Office space 6451
S. Country Club           39,628         41,006      42,436       36,385                  159,455

Inventory storage
7001 S Park              210,912         35,152                                           246,064
------------------- ------------- -------------- ----------- ------------ ------------ -----------
Total Operating          568,768        129,196      42,436       36,385                  776,785
Lease Commitments

The Company has entered into capital lease agreements to facilitate the purchase of various types of equipment. Below is a table showing the total lease commitments under those agreements and the present value of those lease commitments.

Capital Leases
------------------- -------------- -------------- ----------- ------------ ----------- -----------
                      Min Lease      Min Lease    Min Lease    Min Lease   Min Lease     TOTALS
                      Payments       Payments      Payments    Payments     Payments
                        2008           2009          2010        2011         2012
------------------- -------------- -------------- ----------- ------------ ----------- -----------
                          $              $            $            $           $           $
------------------- -------------- -------------- ----------- ------------ ----------- -----------

Telephone systems          15,699         15,699      15,699        9,367                  56,464

Office equipment            7,641          6,557         402                               14,600

A/C maintenance
equipment                  58,470         58,470      58,470       34,107                 209,517

Total Capital
Lease Commitments          81,810         80,726      74,571       43,474                 280,581

Present Value of           62,038         67,282      67,366       36,043                 232,729
Capital Lease
Commitments


Rent expense paid during the years ended December 31, 2007, 2006 and 2005 was $598,639, $821,277 and $720,263 respectively.


                                                                  90



                                      F-27

10.  SHAREHOLDERS' EQUITY

On August 3, 2005, warrants were converted to 7,200,000 shares of common stock at $.68 per share.

On August 30, 2005, warrants were converted to 399,000 shares of common stock under the non-cash conversion terms of the original agreement of issue. No expense was recorded relative to this transaction.

On September 14, 2005, outstanding warrants were converted to 22,812 shares of common stock under the non-cash conversion terms of the original agreement of issue. No expense was recorded relative to this transaction.

On November 23, 2005, 60,000 shares were issued to employees pursuant to 2004 employment agreements. The shares had been fully expensed at issuance.

In the year ended December 31, 2005 the Company granted 200,000 shares under restricted stock awards to two directors. The price at measurement date was $.80 per share 100,000 shares were vested in 2005, $80,000 was expensed in 2005 and 100,000 shares were vested in 2006 and $80,000 was expensed at a rate of 1/12 per month during 2006.

On November 23, 2005 15,000 share of common stock were issued to an employee as a bonus. The price per share at measurement date was $1.30 and the Company has recorded a $19,500 expense in connection with the transaction.

On December 27, 2005, outstanding warrants were converted to 21,017 shares of common stock under the non-cash conversion terms of the original agreement of issue.

During the first quarter of 2006, 10,000 shares of common stock were issued to a new director as a signing bonus. The price of the stock at measurement date was $1.39.

On March 9th of 2006, 100,000 shares of common stock were issued pursuant to the completion of services contracted for under two separate agreements. The expense under the agreement was $70,000.00.

On April 4, 2006, 96,154 shares of common stock were issued for a consideration of $96,154. These shares were relative to warrants that had been outstanding at $1.00 per share.

On April 7, 2006, 100,000 shares of common stock were issued as compensation for outside consultancy services. The services are to be performed during 2006 and 1/12 of the related expense was taken monthly during 2006. The value of the shares at measurement date was $153,000.

On May 9, 2006, 165,814 shares of common stock were issued under the non-cash provisions of warrants @$.34 per share. The non-cash calculation eliminated all of the availability of 219,000 shares under the warrants.

Under the terms of a new three-year employment contract, which begins June 1, 2006, 75,000 shares of common stock vested on May 31, 2007, 100,000 shares of common stock will vest on May 31, 2008 and 125,000 shares of common stock will vest on May 31, 2009. The measurement date for this transaction is May 3, 2006.



                                       91



                                      F-28

Under the terms of a new three-year employment agreement, which begins June 1, 2006, 10,000 shares of common stock vested during the first quarter of 2007 and 10,000 shares will vest on each of two anniversary dates beginning June 1, 2007, (30,000 shares). The value of the shares at measurement date was $36,900, which will be expensed in equal monthly amounts over the term of the agreement.

Under the terms of a new employment contract, which began July 1, 2006, 20,000 shares of common stock were issued to an employee on August 28, 2006. The agreement calls for 20,000 shares to be earned during the second year and issued
July 1, 2007 and 20,000 shares to be earned during the third year and issued
July 1, 2008. The price of the stock at measurement date was $1.20 per share.
Expenses for the stock will be entered into the financial statements on a monthly basis during the three-year term of the agreement.

On August 8, 2006, 125,124 shares of common stock were issued under the non-cash provisions of warrants @ $0.68 per share. The non-cash calculation eliminated all of the availability of 240,000 shares under the warrants. No expense was recorded relative to this transaction.

On August 28, 2006, 270,000 shares of common stock were issued pursuant to the vesting of shares granted under employment contracts entered into in 2004. The price of the shares at measurement date was $0.60 pre share. The appropriate expense has been entered into the Company's financial statements, on a monthly basis, during the two-year vesting period.

On September 1, 2006, 20,000 shares of common stock were issued to two directors, 10,000 shares each, under the terms of the director compensation plan approved by the shareholders in the annual meeting held May of 2006. The price of these shares at measurement date was $1.35 per share. Appropriate expenses have been recorded in the Company's financial statements for the third quarter of 2006

Under the terms of a new three-year employment agreement, which begins December
1, 2006, 10,000 shares of common stock will vest on each of three anniversary dates beginning December 1, 2007, (30,000 shares). The value of the shares at measurement date was $29,100, which will be expensed in equal monthly amounts over the term of the agreement.

On December 29, 2006, 62,500 shares of common stock were issued under an employment agreement. The price at measurement date was $.95. The terms of the employment contract, originally dated June 1, 2006 were amended at this time and 62,500 shares will vest and subsequently be issued each six months during the contract term for a total of $375,000 shares.

On January 24, 2007, warrants were converted under the non-cash conversion terms of the original agreement of issue. A warrant for 95,192 shares was reduced to 48,494 shares under the cashless exercise formula and 48,494 shares were issued.
No expense was recorded for this transaction.

On March 29, 2007, 10,000 shares of common stock were issued from the Company's registered 2003 Employee Stock Compensation Plan under the terms of a Director's agreement. The value of the shares had been fully expensed when earned.


                                       92


                                      F-29

On May 15, 2007, 210,000 shares of common stock were issued. These shares included 10,000 shares of common stock that were issued from the Company's registered 2003 Employee Stock Compensation Plan pursuant to a 2006 employment agreement. The value of the shares was $1.23 per share resulting in an expense in the amount of $12,300. The remaining 200,000 shares of common stock were issued in conjunction with two new employment agreements dated April 9, 2007, the measurement date. The value of the shares was $.60 each, resulting in expense in the amount of $120,000 during the second quarter of 2007.

On May 25, 2007, 20,000 shares of common stock were issued from the Company's registered 2003 Employee Stock Compensation Plan pursuant to an employment agreement. The value of the stock at measurement date was $1.01 per share. The
Company recorded share-based compensation of $20,200 during the second quarter of 2007.

On June 4, 2007, the company issued 100,000 shares of common stock from the Company's registered 2003 Employee Stock Compensation Plan pursuant to a separation agreement with a former employee. The value of the stock at measurement date, May 25, 2007, was $.75 per share and a total of $75,000 was expensed in the second quarter relative to this transaction.

On June 8, 2007, the Company issued 75,000 restricted shares of common stock for services to be rendered under the terms of an agreement for services. The value of the stock at measurement date was $80,250, ($1.07 per share), which Management determined to be the value of the services to be rendered. The
Company is recording the expense over the duration of the agreement.

On June 8, 2007, the Company issued 10,000 shares of common stock from the Company's registered 2003 Employee Stock Compensation Plan pursuant to vesting under a 2006 employment agreement. The stock had been expensed fully at issuance.

On September 14, 2007, The Company issued 120,000 shares of common stock from the Company's registered 2003 Employee Stock Compensation Plan pursuant to an agreement with a provider of legal services. The closing price of the stock on the date of issue was $0.79. The agreement calls for the stock to be issued as a substitute payment for a portion of existing attorney's fees and costs. The issuance of the stock reduces the accounts payable account with the legal firm in the amount of $79,226. The Company recorded an additional $15,574 of expense in connection with this transaction.


Options

In January 2005, 50,000 options, issued as compensation for outside consultancy services, were exercised at the option price of $.30 per share.

During 2006, there were options for 30,000 shares at an option price of $1.03 granted. The options are good for a term of five years and were immediately vested. Using the Black Scholes Model with the monthly stock prices as variable from April 2002, the call option value of these options were calculated to be $1.09. $32,600 was expensed during 2006 relative to these options. In connection with the adoption of SFAS123R we assessed our valuation technique and related assumptions. Consistent with the provisions of SFAS123R, Staff Accounting
Bulletin #107 (SAB 107), we estimated the fair value of stock options on the date of grant using the Black Scholes Options Valuation Model and the following assumptions: Risk free interest rate of 4.76%, Expected Life of 2.5 years, Dividend rate of 0% and expected volatility of 91.98%.



                                       93


                                      F-30

On March 9, 2007, options for 10,000 shares, at an exercise price of $1.05 per share, granted to a Director pursuant to a compensation agreement. The options are exercisable for a term of five years and were immediately vested. Using the Black Scholes Model, the call option value of these options was calculated to be $1.05. $10,546 was expensed during 2007 relative to these options. Consistent with the provisions of SFAS 123R, Staff Accounting Bulletin #107 (SAB 107), we estimated the fair value of stock option on the date of grant using the following assumptions: Risk free interest rate of 4.54%, Expected life of 2.5 years, Dividend rate of 0% and Expected volatility of 283.137%.

On December 20, 2007, options for 1,500,000 shares at an exercise price of $0.45 per share were granted as part of a Debenture Agreement discussed in these financial statements under Note 12, Notes Payable. The options are exercisable for a term of five years and were immediately vested. . Using the Black Scholes
Model, the call option value of these options was calculated to be $0.39.
$581,282 was expensed during 2007 relative to these options. Consistent with the provisions of SFAS 123R, Staff Accounting Bulletin #107 (SAB 107), we estimated the fair value of stock option on the date of grant using the following assumptions: Risk free interest rate of 3.43%, Expected life of 2.5 years, Dividend rate of 0% and Expected volatility of 170.247%.

On December 20, 2007, warrants for 1,040,866 shares at an exercise price of $1.00 per share and warrants for 1,137,020 shares at an exercise price of $1.36 per share were repriced under the terms of the warrants that were triggered by the issuance discussed above to an exercise price of $0.45 per share. These options are fully vested and are exercisable until September 2, 2009.






                  (REMAINDER OF PAGE INTENTIONALLLY LEFT BLANK)







                                       94




                                      F-31

The following table shows the shares issued for non-cash transactions, other than warrants, and the expense recorded in each of the years 2005, 2006, 2007 as well as the total recognizable expense of each transaction:

                                                    COMMON STOCK - SHARE-BASED PAYMENTS
------------------------------------------------------------------------------------------------------------------------------------
                                            Total Fair
                              Price of      Value/                                  Date of
                               shares       Expense                                 Share/
                Shares      (measurement    to be         Measurement      Shares   Option
                granted         date)       recognized    date             issued   Issuance              Amount expensed
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    2005        2006        2007
------------------------------------------------------------------------------------------------------------------------------------

Third parties,
for services:
-----------------------------------------------------------------------------------------------------------------------------------
                1,200,000       $0.18       $216,000  10/15/2003*      1,200,000  10/23/2003       $69,912     $61,233
-----------------------------------------------------------------------------------------------------------------------------------
                  400,000       $0.23        $92,000  07/08/2004*        400,000  07/09/2004       $46,020     $16,692
-----------------------------------------------------------------------------------------------------------------------------------
                  100,000       $0.70        $70,000  03/09/2006         100,000  03/09/2006                   $70,000
-----------------------------------------------------------------------------------------------------------------------------------
                  100,000       $1.53       $153,000  04/04/2006         100,000  04/07/2006                  $153,000
-----------------------------------------------------------------------------------------------------------------------------------
                                                                          75,000
                   75,000       $1.07        $80,250                  restricted  06/08/2007                               $40,865
-----------------------------------------------------------------------------------------------------------------------------------
Third party
options:
-----------------------------------------------------------------------------------------------------------------------------------
Repricing of
warrants                                      69,241                                                                       $69,241
-----------------------------------------------------------------------------------------------------------------------------------
Options
(1,500,000))                                 581,282                                                                      $581,282
-----------------------------------------------------------------------------------------------------------------------------------
Employees,
employment
agreements:
-----------------------------------------------------------------------------------------------------------------------------------
                  180,000       $0.30        $54,000  12/05/2002*        180,000  08/26/2003
-----------------------------------------------------------------------------------------------------------------------------------
                1,000,000       $0.32       $320,000  10/07/2003*      1,000,000  07/27/2004
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         2 issue
                  330,000       $0.60       $198,000  07/12/2004*         dates:                  $114,162     $46,378
-----------------------------------------------------------------------------------------------------------------------------------
                                                                          60,000  11/23/2005
                                                                         270,000  08/28/2006
-----------------------------------------------------------------------------------------------------------------------------------
                   15,000       $1.30        $19,500  10/24/2005          15,000  11/23/2005       $19,500
-----------------------------------------------------------------------------------------------------------------------------------
                  375,000       $0.95       $356,250  05/03/2006**        62,500  12/29/2006                   $71,751   $(12,376)
-----------------------------------------------------------------------------------------------------------------------------------
                   30,000       $1.23        $36,900  06/01/2006          10,000  05/15/2007                   $10,781     $18,449
-----------------------------------------------------------------------------------------------------------------------------------
                                                                          10,000  06/08/2007
-----------------------------------------------------------------------------------------------------------------------------------
                   60,000       $1.20        $72,000  07/01/2006**        20,000  08/28/2006                   $33,334    $(8,334)
-----------------------------------------------------------------------------------------------------------------------------------
                   40,000       $1.01        $40,400  10/01/2006          20,000  05/25/2007                               $40,199
------------------------------------------------------------------------------------------------------------------------------------


                                                                   95


                                                                   F-32


------------------------------------------------------------------------------------------------------------------------------------
                   30,000       $0.97        $29,100  12/01/2006             ---  ---                             $790      $9,698
-----------------------------------------------------------------------------------------------------------------------------------
                   30,000       $0.97        $29,100  12/01/2006             ---  ---                                      $10,510
-----------------------------------------------------------------------------------------------------------------------------------
                   30,000       $0.97        $29,100  12/01/2006             ---  ---                                      $10,510
-----------------------------------------------------------------------------------------------------------------------------------
                   30,000       $1.15        $34,500  02/11/2007             ---  ---                                      $10,541
-----------------------------------------------------------------------------------------------------------------------------------
                  325,000       $0.60       $195,000  04/09/2007         150,000  05/15/2007                              $128,104
-----------------------------------------------------------------------------------------------------------------------------------
                  200,000       $0.60       $120,000  04/09/2007          50,000  05/15/2007                               $51,536
-----------------------------------------------------------------------------------------------------------------------------------
                  100,000       $0.67        $67,000  05/04/2007         100,000  06/04/2007                               $67,000
-----------------------------------------------------------------------------------------------------------------------------------
                   80,000       $0.71        $56,800  08/28/2007             ---  ---                                      $19,103
-----------------------------------------------------------------------------------------------------------------------------------
                  105,000       $0.71        $74,550  08/28/2007             ---  ---                                       $8,041
-----------------------------------------------------------------------------------------------------------------------------------
Directors,
under
agreements:
-----------------------------------------------------------------------------------------------------------------------------------
Options                                      $32,600  08/25/2006                  Unexercised                  $32,600
(30,000)
-----------------------------------------------------------------------------------------------------------------------------------
Options
(10,000)                                     $10,546                              Unexercised                              $10,546
-----------------------------------------------------------------------------------------------------------------------------------
                  200,000       $0.80       $160,000  01/21/2005         200,000  11/23/2005       $77,000     $80,000
-----------------------------------------------------------------------------------------------------------------------------------
                   10,000       $1.39        $13,900  11/21/2005          10,000  03/09/2006                   $13,900
-----------------------------------------------------------------------------------------------------------------------------------
                   20,000       $1.35        $27,000  05/13/2006          20,000  09/01/2006                   $27,000     $17,545
-----------------------------------------------------------------------------------------------------------------------------------
                   10,000       $1.39        $13,900  11/21/2005          10,000  03/29/2007                               $13,900
-----------------------------------------------------------------------------------------------------------------------------------

*Shares granted in years prior to 2005 that were under multi-year agreements and expensed in year of grant and applicable succeeding years. **Underlying contract voided and a new agreement reached due to change in employment circumstances.

Expense of share-based payment transactions is calculated by multiplying the number of shares granted by the closing price of our stock on the measurement date related to the particular transaction.



                                       96



                                      F-33

  SUMMARY OF EQUITY COMPENSATION STOCK-OPTION PLANS


                                       TOTAL SHARES         ISSUED                  AVAILABLE


                        PLAN NAME

2002 Compensatory Stock Option Plan         3,000,000       1,045,000               1,955,000

2003 Employee Stock Compensation Plan       5,000,000       4,987,500                    12,500

The following table shows the activity of the outstanding warrants during the years ended December 31, 2007 and 2006:

------------------------------------------------------------------------------------------------------------------------------------
Warrant holder        Exercise     Shares             Repriced December    Exercise      Exercised    Shares        Expiration
                      Price        underlying,        24, 2007             date                       issued
                                   beginning of
                                   year 2006
------------------------------------------------------------------------------------------------------------------------------------

Barron Partners       $0.68                7,200,000                       08/03/05        7,200,000     7,200,000  --
                      $1.36                7,200,000                                                                05/30/09
------------------------------------------------------------------------------------------------------------------------------------
J G Capital           $0.34                  720,000                       08/26/05*         501,000       399,000  05/30/09
                                                                           05/08/06*         219,000       219,000  --
                      $0.68                  540,000                       08/08/06          240,000       125,124  05/30/09
                      $1.36                  540,000                                                                05/30/09
------------------------------------------------------------------------------------------------------------------------------------
Alpha Capital         $1.00                  625,000  625,000                                                       --
                      $1.36                  625,000  625,000                                                       --
                      $0.45                  625,000                                                                09/02/09
                      $.045                  625,000                                                                09/02/09
------------------------------------------------------------------------------------------------------------------------------------
Greenwich Growth      $1.00                   96,154                       03/30/06           96,154        96,154  09/02/09
                      $1.36                   96,154    96,154                                                      --
                      $0.45                   96,154                                                                09/02/09
------------------------------------------------------------------------------------------------------------------------------------
Grushki & Mittman,    $0.52                   31,731                       09/14/05*          31,731        22,812
PC
                      $1.00                   15,865  15,865                                                        --
                      $1.36                   15,865  15,865                                                        --
                      $0.45                   15,865                                                                09/02/09
                      $0.45                   15,865                                                                09/02/09
------------------------------------------------------------------------------------------------------------------------------------
Heza Holding          $0.52                   31,731                       12/27/05*          31,731        21,017
                      $1.00                   15,865  15,865                                                        --
                      $1.36                   15,865  15,865                                                        --
                      $0.45                   15,865                                                                09/02/09
                      $0.45                   15,865                                                                09/02/09

                                                                 97




------------------------------------------------------------------------------------------------------------------------------------
J G Capital           $0.52                   95,192                       01/23/07*          95,192        48,494  09/02/09
                      $1.00                   47,597  47,597                                                        --
                      $1.36                   47,597  47,597                                                        --
                      $0.45                   47,597                                                                09/02/09
                      $0.45                   47,597                                                                09/02/09
------------------------------------------------------------------------------------------------------------------------------------
Stonestreet           $1.00                  192,308  192,308                                                       --
                      $1.36                  192,308  192,308                                                       --
                      $0.45                  192,308                                                                09/02/09
                      $0.45                  192,308                                                                09/02/09
------------------------------------------------------------------------------------------------------------------------------------
Whalehaven            $1.00                  144,231  144,231                                                       --
                      $1.36                  144,231  144,231                                                       --
                      $0.45                  144,231                                                                09/02/09
                      $0.45                  144,231                                                                09/02/09
------------------------------------------------------------------------------------------------------------------------------------
Victory Park          $0.45                1,500,000                                                                12/19/12
------------------------------------------------------------------------------------------------------------------------------------

         *   Denotes cashless exercise

The following table shows options granted during the years ended December 31, 2007 and 2006:

               Option date     Underlying   Option price   Expensed under:    Per share   Amount expensed
                                Shares                                         expense
               --------------- ------------ -------------- ------------------ ----------- -------------------

               3/09/2007       10,000       $1.05          Black Scholes      $1.05       $10,546
               8/25/2006       30,000       $1.03          Black Scholes      $1.09       $32,600


Stock-based Compensation Disclosure

Stock issued under plans to employees was issued at the value of the stock at the measurement date. All options issued were immediately exercisable. Until
2004, options issued were immediately exercised. Those options issued to employees that were not immediately exercised remained outstanding at December
31, 2007 and are summarized below:

                                                          2007
------------------------- ---------------------------------------------------------------------
                                                 Weighted Average
                                                 Exercise Price
------------------------- ---------------------- ----------------------- ---------------------

Options outstanding at     930,000              $0.198                   Exercisable on grant
beginning of year                                                        date
------------------------- ---------------------- ----------------------- ----------------------
Granted during year         10,000               $1.05                   Exercisable on grant
                                                                         date
------------------------- ---------------------- ----------------------- ----------------------
Exercised year              None
------------------------- ---------------------- ----------------------- ----------------------
Forfeited year              None
------------------------- ---------------------- ----------------------- ----------------------
Outstanding at            940,000               $0.207                   Exercisable on grant
12/31/2007                                                               date
------------------------- ---------------------- ----------------------- ----------------------
Options exercisable at    940,000               $0.207
year end
------------------------- ---------------------- ----------------------- ----------------------
Weighted average fair       $1.05
value of options
granted during the year
------------------------- ---------------------- ----------------------- ----------------------

The aggregate remaining contractual lives in years for the 900,000, 30,000 and 10,000 options outstanding and exercisable on December 31, 2007 was 2.47 and 4.85, respectively. Aggregate intrinsic value represents total pretax intrinsic value (the difference between Global's closing stock price on December 31, 2006 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders executed their options on December 31, 2007. This amount changes based on the fair market value of Global's stock. The total intrinsic value of options outstanding as of December 31, 2007 was $783,300. The total intrinsic value of options exercisable on December 31, 2007 was $783,300. There were no options exercised during the year ended December 31, 2007. The Company issues new shares of common stock upon the exercise of stock options.


                                       98



                                      F-35

The 900,000 options issued in 2004 were issued at $0.06 below the share price on the measurement date. Expense in the amount of $54,000 was included in selling, general and administrative expenses for 2004. Because the options were immediately available the intrinsic value and the fair value of the options is calculated at the same $.23 per share.

                                                          2006
------------------------- ---------------------------------------------------------------------
                                                 Weighted Average
                                                 Exercise Price
------------------------- ---------------------- ----------------------- ----------------------

Options outstanding at     900,000               $0.17                   Exercisable on grant
beginning of year                                                        date
------------------------- ---------------------- ----------------------- ----------------------
Granted during year         30,000               $1.03                   Exercisable on grant
                                                                         date
------------------------- ---------------------- ----------------------- ----------------------
Exercised during year       None
------------------------- ---------------------- ----------------------- ----------------------
Forfeited during year       None
------------------------- ---------------------- ----------------------- ----------------------
Outstanding at              930,000              $0.198                  Exercisable on grant
12/31/2006                                                               date
------------------------- ---------------------- ----------------------- ----------------------
Options exercisable at      930,000              $0.198
year-end
------------------------- ---------------------- ----------------------- ----------------------
Weighted average fair     $1.09
value of options
granted during the year
------------------------- ---------------------- ----------------------- ----------------------


11. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents, accounts receivable, notes receivable and accounts payable and notes payable approximate fair values due to the short-term maturities of these instruments. The fair value of notes payable approximates the carrying value because of the current market value interest rates applied to those obligations. The fair value of capital leases approximates the carrying value of these instruments because the terms are similar to those in the marketplace under which they could be replaced.

12.  NOTES PAYABLE

On December 20, 2007, Global and its subsidiaries HAT, World Jet and Hamilton
Aerospace S.A. de C.V. ("HATMEX") (collectively the "Companies") entered into and closed on three non-convertible secured debenture financing agreements with two accredited institutional investors ("Holders") in the total amount of $10 million (collectively the "Debentures"). These Debentures consist of (i) one non-convertible senior secured debenture in the amount of $5 million; (ii) one non-convertible senior secured debenture in the amount of $3 million; and (iii) one non-convertible junior secured debenture in the amount of $2 million. The
Debentures accrue interest at the rate of 15% per annum which is payable quarterly in arrears beginning April 1, 2008. The Debentures also provide for a cash flow recapture to the Holders equal to 60% of any proceeds related to the sale of Global's aircraft inventory. The Debentures mature on December 19, 2008.


                                       99



                                      F-36

In connection with the Debentures, the Companies and Holders executed a Pledge and Security Agreement, Aircraft Security Agreements, Securities Purchase
Agreement, Registration Rights Agreement, and a Post Closing Agreement.
Additionally, Global issued a Warrant (as defined and detailed below) to one
Holder as an inducement to purchase a Debenture. Mr. John B. Sawyer, President of the Companies, also executed a personal guaranty for $2 million of the Debentures ("Personal Guaranty"). These transaction documents are attached hereto as Exhibits to this Form 8-K. Mr. Ian Herman, CEO of the Companies, executed an identical personal guaranty to Mr. Sawyer for $1 million of the Personal Guaranty.

Pursuant to the Pledge and Security Agreement and Aircraft Security Agreements, the Debentures are secured by (a) a first lien on all the current and future assets of the Companies including any owned aircraft; (b) the equity interests currently held by Global in HAT, WJ and HATMEX; and (c) the 40% membership interest of Global in Global Aircraft Leasing Partners, LLC. However, in the event of default, foreclosure of the foregoing equity and membership interests held by Global can only be enforced if the foreclosure on all other assets of the Companies is insufficient to satisfy repayment of the Debentures.

Similar to the foreclosure conditions set forth in the preceding paragraph, enforcement of the Personal Guaranty cannot occur until and unless the foreclosure on all other assets of the Companies is insufficient to satisfy repayment of the Debentures. As an inducement for Holder Victory Park Master
Fund, Ltd. ("Victory Park") to purchase a Debenture, Global issued Victory Park a 5-year warrant exercisable into 1,500,000 shares of Global common stock
("Common Stock") at an exercise price of $0.45 per share ("Warrant"). However, if Victory Park should choose to exercise the Warrant then it would receive a reduced number of Common Stock shares based upon the cashless exercise formula contained therein.

The Warrant also contains a contingent obligation which shall be determined pursuant to a one-time value test on December 20, 2008 ("Test Date"). In the event that the difference between the Common Stock VWAP (for the 20 trading days prior to such Test Date) and the exercise price multiplied by the number of Warrant shares is not at least equal to $750,000 ("Target Value"), then Global will be obligated to issue an additional warrant to Victory Park. If Global is obligated to issue an additional warrant (such warrant will contain identical terms and provisions as the Warrant set forth above), that warrant shall be exercisable into that number of Common Stock shares that would cause the additional warrant and the Warrant combined to equal the Target Value, but in no event shall the additional warrant be exercisable into more than 500,000 warrant shares.

Under the Registration Rights Agreement, Victory Park cannot request Global to register the underlying warrant shares for at least six months after the closing date. After June 20, 2008, Victory Park can request that Global commence the process to register the warrant shares. If Global is required to register the warrant shares subsequent to June 20, 2008, Global will be obligated to file a registration statement within 45 days of such request and cause the registration statement to become effective within 270 days of filing. In the event Global is asked to file a registration statement and fails to comply with the filing and effectiveness deadlines as set forth above, Global will be obligated to pay
Victory Park liquidated damages in the amount of 2% of the total amount of the Debentures each and every month until Global satisfies the filing and/or effectiveness requirements.

The Post Closing Agreement allows the Companies to complete certain conditions of closing within certain time frames subsequent to closing and subjects the Companies to an event of default should the Companies fail to meet such conditions within the time frames set forth in the Post Closing Agreement.




                                       100


                                      F-37

Upon the occurrence of certain events of default as defined in the Debentures and the Post Closing Agreement, including events of default under the transaction documents related to the Debentures, the full principal amount of the Debentures, together with interest and other amounts owing become immediately due and payable. Moreover, an event of default also subjects the assets of the Companies and the equity and membership interests as well as the Personal Guaranty to foreclosure.

Proceeds of the Debentures will be utilized to satisfy and terminate the Companies' existing credit facility ($5,052,336) and other existing indebtedness as well as to pay down certain trade accounts and fund working capital.

Pursuant to the closing of this transaction, the Companies incurred a closing fee equal to 3% of the Debentures and legal and accounting costs.

M&I Marshall & Ilsley Bank has an outstanding Letter of Credit for $128,000 to
TAA as part of the lease agreement for the HAT facility. This Letter of Credit is secured by a certificate of deposit in the amount of $128,000.


13. RELATED PARTY TRANSACTIONS

BCI Aircraft Leasing, Inc.

BCI Aircraft Leasing, Inc., Global's former partner in Jetglobal, see Note 5, accounted for 17.4% of Company revenue during 2007 and 16.6% during 2006. The account receivable from BCI at December 31, 2007 was $3,895,149 and at December
31, 2006 was $1,827,482. The Company had no revenue from Jetglobal in 2007.
Jetglobal, LLC accounted for 7.2% of the Company's revenue in 2006. The total amount due to the Company from Jetglobal was $1,093,316 at December 31, 2006.
Jetglobal had no accounts receivable balance at December 31, 2007.
New customer GALP accounted for 46.5% of the Company's revenue in 2007, which included a $7,850,000 aircraft purchase, representing about 32% of revenues.

14. CONTRACTS IN PROGRESS

At December 31, 2007 and December 31, 2006, costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings on uncompleted contracts consist of the following:

                                                     2007               2006
                                                 -----------        -----------

Costs incurred on uncompleted                    $ 1,670,556        $ 1,486,387
contracts
Profit earned to date                              1,630,873            521,378
                                                 -----------        -----------

                                                 $ 3,301,329        $ 2,007,765

   Less: Billings to date                         (4,124,191)        (2,314,710)
                                                  -----------        -----------

                                                 $  (822,762)       $  (306,945)


                                       101



                                      F-38

Included in the accompanying balance sheet at December 31, 2007 and 2006 under the following caption: Billings in excess of costs and estimated earnings on uncompleted contracts

                                                       2007             2006
                                                     ---------        ---------

Billings in excess from above                        $(822,762)       $(306,945)
Time and material earnings unbilled                                      82,899
                                                     ---------        ---------

Net                                                  $(822,762)       $(224,046)
                                                     =========        =========

Billings in excess are the result of amounts due from customers under contractual terms, which can be, in some cases, in advance of actual work performed.


15. TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable represent amounts billed but uncollected on both completed and in-progress aircraft repair and maintenance contracts as well as amounts billed but uncollected on parts shipped to customers. Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. The allowance is estimated as a percentage of accounts receivable based on a review of accounts receivable outstanding and the Company's prior history of uncollectible accounts receivable. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Changes in the valuation allowance were material to the financial statements in 2007 and 2006. During
2007, the Company had bad debt expense of $3,610,776. During 2006, the Company had bad debt expense of $338,000. The Company believes its allowance at December
31, 2007 is adequate based upon review of our outstanding accounts receivable at December 31, 2007.

As of December 31, 2007 and December 31, 2006, trade accounts receivable consist of the following:

                                                     2007               2006
                                                 ------------      ------------

Contracts in progress                            $  2,393,224      $  1,158,998
Completed contracts                              $  7,789,974      $  7,185,118
                                                 ------------      ------------

                                                 $ 10,183,198      $  8,344,116

Less: allowance for doubtful accounts              (2,771,078)         (473,317)
                                                 ------------      ------------

                                                 $  7,412,120      $  7,870,799
                                                 ============      ============


                                       102



                                      F-39

The amounts charged to the allowance for doubtful accounts are as follows for the years ended December 31:

 Year              Balance at the            Charged to                Deductions            Balance at the
                 Beginning of Year            Expense                                         End of Year
-----------------------------------------------------------------------------------------------------------

 2005              $    53,149              $   473,208              $  (233,850)              $   292,507
 2006              $   292,507              $   337,508              $  (156,697)              $   473,318
 2007              $   473,318              $ 3,610,776              $(1,313,016)              $ 2,771,078

Deductions represent recovery of previously reserved amounts.

16. INCOME TAXES

The following table summarized components of income tax expense for the years ended December 31, 2007, 2006 and 2005:

                                         2007             2006          2005
                                     -----------     -----------    -----------

Current provision/(benefit)          $  (476,480)    $   211,382    $   372,578
Deferred provision/(benefit)          (1,537,786)        175,118         (6,400)
                                     -----------     -----------    -----------

                                     $(2,014,266)    $   386,500    $   366,178
                                     ===========     ===========    ===========

Below is a reconciliation of the differences between the effective and statutory rates as follows for the years ended December 31, 2007, 2006 and 2005:

                                                                          2007             2006               2005
                                                                      -----------       -----------       -----------

Federal income tax expense (benefit) at statutory rate (34%)          $(1,736,804)      $   412,355       $ 1,186,442
State income tax expense (benefit) net of federal tax effect             (145,734)           84,654           174,476
Benefit of net operating loss carryover                                                                      (951,200)


Other                                                                    (180,074)          (57,000)
Permanent differences                                                      48,345            31,145           (43,540)
Tax credits                                                                                 (84,654)
                                                                      -----------       -----------       -----------

Net income tax expense                                                $(2,014,266)      $   386,500       $   366,178
                                                                      ===========       ===========       ===========



                                                                  103


                                      F-40

The components of deferred taxes at December 31, 2007 and 2006 in the accompanying balance sheet is summarized below:

                                                       2007             2006
                                                     ----------      -----------
Deferred tax assets
Allowance for bad debts                              $1,127,829      $  186,802
Amortization of intangibles                             155,149         164,069
Accrued vacation and compensation                        33,113          85,413
Inventory reserve                                        51,274
Fixed asset basis                                       120,748
Stock compensation                                      215,804
Other                                                    55,749          27,293
                                                     ----------      ----------
Deferred tax assets                                  $1,759,666      $  463,577

Deferred tax liabilities

Depreciation                                                            139,911

Investment in affiliate                                                 368,185
                                                     ----------      ----------

Deferred tax liabilities                                      0         508,096

Valuation allowance                                           0               0
                                                     ----------      ----------

Deferred tax assets (liabilities), net               $1,759,666      $  (44,519)
                                                     ==========      ==========

During 2007, the Company was notified of an Internal Revenue Service, ("IRS"), examination for the 2005 tax year

The income tax payable reflects liabilities related to the 2005 and 2006 tax years including preliminary adjustments resulting from the 2005 IRS audit. The income tax payable also includes the tax benefit related to the 2-year carryback of the 2007 tax net operating loss, ("NOL"). The Company expects to realize the benefit of the 2007 NOL carryback in conjunction with the settlement of adjustments resulting from the IRS audit. The Company's current taxes payable also includes $81,208 and $63,192 of interest related to the 2005 and 2006 tax years respectively, and includes amounts resulting from the preliminary adjustments related to the 2005 audit.


                                       104




                                      F-41
17. CONCENTRATIONS

Revenues

The Company's top four customers accounted for 80.5% of sales during the year ended December 31, 2007. The Company's top four customers accounted for 52.4% of sales during the year ended December 31, 2006 and 37.6% during the same period in 2005. Three customers accounted for 63.8% of the Company's accounts receivable at December 31, 2006. Five customers accounted for 45% of the Company's accounts receivable at December 31, 2005. The broadening of our customer base will spread the risk associated with a potential failure of a significant customer. Efforts are continually being made to broaden our customer base. While the relative significance of customers varies period to period, the loss of, or significant curtailments of purchase of our services by, one or more or our significant customers at any time could adversely affect our revenue and cash flow. The top four customers reference above for 2007, 2006 and 2005 are listed in the table below:


2007-Top Four            2007- % Of          2006-Top Four          2006- % Of         2005-Top Four          2005- % Of
Customers                Revenues            Customers              Revenues           Customers              Revenues
------------------------ ------------------- ---------------------- ------------------ ---------------------- ---------------

Customer I                      46.5         Customer E                   18.4         Customer A                    16.7
Customer F                      17.4         Customer F                   20.3         Customer B                    8.3
Customer E                      13.9         Customer G                    7.2         Customer C                    6.6
Customer J                      3.6          Customer H                    6.5         Customer D                    6.0

 Top Four-2007 Total %          80.5            Top Four-2006             52.4            Top Four-2005              37.6
                                             Total %                                   Total %


Cash

We are potentially subjected to concentration of credit risks through our cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited or managed by major financial institutions and at times are in excess of FDIC insurance limits. At December 31, 2007 and 2006 cash and cash equivalents held in excess of FDIC insurance limits were approximately $900,000 and $0, respectively.

18. SUBSEQUENT EVENTS

A settlement agreement was reached in HAT's suit against Admiral Merchants Motor
Freight, Inc. in February 2008. On April 9, 2008, the Company received $149,258, representing payment in full, less legal fees.

During February 2008, HAT reached a settlement agreement related to the complaint filed by Petro Energy Corporation in June of 2007. HAT paid $179,278 on March 28, 2008 for full and final settlement of the fuel claim and the $17.5 million claim for fuel services provided to Avolar was withdrawn and dismissed with prejudice.



                                       105


                                      F-42



                                    JETGLOBAL

                              FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
                                DECEMBER 31, 2006






                                TABLE OF CONTENTS



         INDEPENDENT AUDITOR'S REPORT                             F-43

         BALANCE SHEETS                                           F-44 & F-45

         STATEMENT OF OPERATIONS                                  F-46

         STATEMENT OF STOCKHOLDER'S EQUITY                        F-47

         STATEMENT OF CASH FLOWS                                  F-48

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS               F-49 - F-54






                                       106


                                      F-43



                        Report of Independent Accountants
                        ---------------------------------

To the Members
  of Jetglobal, LLC:

We have audited the accompanying balance sheets of Jetglobal, LLC (the
"Company") as of December 31, 2006 and 2005, and the related statements of operations and members' equity and cash flows for the year ended December 31, 2006 and for the period from inception (August 26, 2005) to December 31, 2005.
These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with accordance with generally accepted auditing standards of the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position JETGLOBAL, LLC as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006 and for the period from inception (August 26, 2005) to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.


 /s/ Moss Adams LLP
 ------------------
     April 17, 2007
     Scottsdale, Arizona




                                       107



                                      F-44

                                 JETGLOBAL, LLC
                                  BALANCE SHEET
                     December 31, 2006 and December 31, 2005


                                     ASSETS


                                                     2006               2005
                                                 -----------         -----------
      CURRENT ASSETS

Accounts receivable                              $   830,445         $
Inventory                                         16,234,615           9,578,842
Deposits                                             350,000           5,488,468
Prepaid insurance                                    103,950
                                                 -----------         -----------

  TOTAL CURRENT ASSETS                           $17,519,010         $15,067,310
                                                 -----------         -----------

  TOTAL ASSETS                                   $17,519,010         $15,067,310
                                                 ===========         ===========





                                       108



                                      F-45

                                 JETGLOBAL, LLC
                                  BALANCE SHEET
                     December 31, 2006 and December 31, 2005


LIABILITIES AND MEMBERS' EQUITY
                                                                           2006                     2005
                                                                       ------------             ------------
      CURRENT LIABILITIES
      Notes payable - short term                                       $  1,427,189             $
      Accounts payable - trade                                              800,434                   76,055
      Due to related parties                                              1,091,316
      Commitments and contingencies
                                                                       ------------             ------------

        TOTAL CURRENT LIABILITIES                                      $  3,318,939             $     76,055
                                                                       ------------             ------------

        TOTAL LIABILITIES                                              $  3,318,939             $     76,055


      MEMBERS' EQUITY
      BCI Aircraft Leasing                                                3,596,247               11,156,444
      Global Aircraft Solutions                                           5,100,918                4,361,056
      BCI Aircraft Leasing Retained Earnings (Loss)                       3,852,034                 (368,372)
      Global Aircraft Solutions Retained Earnings (Loss)                  1,650,872                 (157,873)
                                                                       ------------             ------------


        TOTAL MEMBERS' EQUITY                                          $ 14,200,071             $ 14,991,255
                                                                       ------------             ------------

        TOTAL LIABILITIES AND MEMBERS' EQUITY                          $ 17,519,010             $ 15,067,310
                                                                       ============             ============


The accompanying notes are an integral part of these financial statements.


                                       109



                                                F-46


                                            JETGLOBAL, LLC
                                        STATEMENT OF OPERATIONS
                     For the Years ended December 31, 2006 and the Period from Inception
                                 (August 26, 2005) to December 31, 2005


                                                                                   From Inception
                                                                                  (August 26, 2005)
                                                                                        To
                                                                                     December 31,
                                                             2006                       2005
                                                         ------------                ------------

Revenue
Net aircraft sales                                       $ 12,429,860                $
Net aircraft leases                                         1,893,232
                                                         ------------                ------------
Total revenue                                            $ 14,323,092

Cost of sales                                              (7,150,356)
                                                         ------------                ------------

Gross profit                                                7,172,736

Selling, general and administrative expense                (1,012,979)                   (526,245
                                                         ------------                ------------

Gain /(loss) from operations                                6,159,757

Other income (expense):
     Interest expense                                        (130,606)
                                                         ------------                ------------
Net income/(loss)                                        $  6,029,151                $   (526,245)
                                                         ============                ============


The accompanying notes are an integral part of these financial statements.



                                       110



                                                       F-47


                                                  JETGLOBAL, LLC
                                          STATEMENT OF MEMBERS' EQUITY

              For the year ended December 31, 2006 and the Period from Inception (August 26, 2005)
                                               To December 31, 2005


                                                        BCI                    GLOBAL                   TOTAL
                                                   ------------             ------------             ------------

Members' equity August 26, 2005                               0                        0                        0
Capital contributions                              $ 15,423,750             $  4,576,440             $ 20,000,190
Distributions                                        (3,621,152)                (861,538)              (4,482,690)
Other payments                                         (646,154)                 646,154
Net loss                                               (368,372)                (157,873)                (526,245)
                                                   ------------             ------------             ------------

Members' Equity, December 31, 2005                 $ 10,788,072             $  4,203,183             $ 14,991,255

Capital contributions                                 4,287,451                2,258,612                6,546,063
Distributions                                       (11,066,398)                (300,000)             (11,366,398)
Other payments                                         (781,250)                 781,250
                                                   ------------             ------------             ------------
Net profit                                            4,220,406                1,808,745                6,029,151
                                                   ------------             ------------             ------------

Members' Equity, December 31, 2006                 $  7,448,281             $  6,751,790             $ 14,200,071
                                                   ============             ============             ============


The accompanying notes are an integral part of these financial statements.




                                                         111



                                                  F-48


                                             JETGLOBAL, LLC
                                Consolidated Statement of Cash Flows
         For the Years ended December 31, 2006 and the Period from Inception (August 26, 2005) to
                                           December 31, 2005


                                                                                           From Inception
                                                                                        (August 26, 2005) to
                                                                     2006                 December 31, 2005
                                                                 ------------             -----------------
Cash flows from operating activities:
    Net income (loss)                                            $  6,029,151              $   (526,245)

Adjustments to reconcile net profit to net cash                             0                         0
  provided (used) by operating activities:


Changes in Assets and Liabilities:
    Accounts receivable                                              (830,445)
    Prepaid expenses                                                 (103,950)
    Inventory                                                      (2,028,843)              (13,886,532)
    Deposits                                                         (350,000)               (5,488,468)
    Accounts payable-trade                                          1,815,695                    76,055
                                                                 ------------              ------------

Net cash provided by/(used for) operating activities                4,531,608               (19,825,190)
                                                                 ------------              ------------

Cash flows from investing activities:
Net cash used for investing activities                                      0                         0
                                                                 ------------              ------------

Cash flows from financing activities:
    Cash in by partners                                             4,546,064                20,000,190
    Cash out by partners                                          (10,504,861)                 (175,000)
    Funds received on notes payable                                 4,257,000
    Payments made on notes payable                                 (2,829,811)
                                                                 ------------              ------------

Net cash provided by (used for) financing activities               (4,531,608)               19,825,190
                                                                 ------------              ------------

Net increase in cash and cash equivalents                                   0                         0

Cash and cash equivalents at beginning of period                            0                         0

Cash and cash equivalents at end of period                       $          0              $          0


Supplemental schedule of non-cash financing activities
   Aircraft inventory distributed to members                     $    861,538              $  4,307,690


Interest paid for the year ended December 31, 2006 was $130,606. No interest was paid for the year ended December 31, 2005.

The accompanying notes are an integral part of these condensed consolidated financial statements.


                                       112


                                      F-49

                                 JETGLOBAL, LLC
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2006 and 2005


1. BASIS OF PRESENTATION

Jetglobal, LLC (the "Company") was formed on August 26, 2005 to operate as an aircraft trading and leasing company. The Company's members are BCI Aircraft
Leasing Company, ("BCI"), which owns 70% and Global Aircraft Solutions, Inc.,
("Global"), which owns 30%. The Company's customers are international second and third tier airlines and leasing companies, who are located and operate worldwide. As a limited liability company, the liability of any individual member for the obligations of the Company is limited to the extent of capital contributions to the Company by the individual member

The Company operated in a single business segment, aircraft trading. However, as discussed in Note 5, 12 aircraft acquired remained under lease arrangements with Delta Airlines. As a result, the Company had residual lease income from those lease arrangements. As the leases expired during 2006 the lease income ceased.
The Company does not intend to enter into other leasing activity.

Subsequent to December 31, 2006, the two members agreed to wind up the operations of the Company in 2007. The members are negotiating a settlement to distribute all of the assets of the Company to the two members. The distribution of the net assets to the two members is intended to be based upon the carrying value of those net assets.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents We consider cash and investments in securities with maturities at the date of purchase of three months or less to be cash and cash equivalents. Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Trade Accounts Receivable

Trade accounts receivable represent amounts billed but uncollected on the sale of aircraft.


                                       113



                                      F-50


Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. The allowance is estimated as a percentage of accounts receivable based on a review of accounts receivable outstanding and the Company's prior history of uncollectible accounts receivable. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable.

Inventory

Inventories are stated at the lower of cost or market. Inventories include used aircraft purchased for resale that are available for sale as well as aircraft that have been leased under a short-term operating lease contract.

The Company reviews the market value of inventories whenever events and circumstances indicate that the carrying value of inventories may not be recoverable from the estimated future sales price less cost of disposal and normal gross profit. In cases where the market values are less than the carrying value, a write down is recognized equal to an amount by which the carrying value exceeds the market value of inventories.

Revenue and Cost Recognition

Revenues from aircraft sales are recognized upon the customer's acceptance of the particular aircraft. Rental income for aircraft leased on short-term leases is recognized monthly in accordance with those lease agreements.

Income Taxes

The Company is a limited liability company and has elected to be taxed as a partnership under the Internal Revenue Code of 1986. As such, the Company is not a tax paying entity for U.S. federal and state income tax purposes and accordingly, the accompanying balance sheets do not reflect any assets or liabilities for federal or state income taxes. Member's allocable share of taxable income or loss is reported on the members' tax returns.

Fair Value of Financial Instruments

The carrying values of accounts receivable and accounts payable and notes payable approximate fair values due to the short-term maturities of these instruments.

Recently Issued Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid
Financial Instruments - an amendment of SFAS No. 133 and 140." This Statement simplifies accounting for certain hybrid financial instruments, eliminates the interim guidance in Statement 33 Implementation Issue No. D1, "Application of
Statement 133 to Beneficial Interest in Securitized Financial Assets," and eliminates a restriction of the passive derivative instruments that a qualifying special-purpose entity may hold. The Statement is effective for fiscal years beginning after September 15, 2006. The adoption of this Statement is not anticipated to have a material impact on the Partnership's financial statements.


                                       114



                                      F-51

In June 2006, FASB Interpretation No. 48, "Accounting for Uncertainty in Income
Taxes." This interpretation clarifies the accounting for uncertainty in income taxes recognized by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The Interpretation is effective for fiscal years beginning after December 15, 2006. This Interpretation is not anticipated to have a material impact on the Partnership's financial statements.

In September 2006, FASB issued SFAS No. 157, "Fair Value Measurements." This
Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. The Statement does not require any new fair value measurements but could change the current practice in measuring current fair value measurements. The Statement is effective for fiscal years beginning after November 15, 2007. The Company does not anticipate that the adoption of this Statement will have a material impact on the Partnership's financial statements.


3. TRADE ACCOUNTS RECEIVABLE

As of December 31, 2006, trade accounts receivable consisted of the amount owed on a single aircraft sale. The customer is in possession and has the risks and the rewards of aircraft ownership but the Company is holding title to the aircraft until payment in full is received.


4. NOTES PAYABLE

On May 18, 2006, Jetglobal, LLC signed a Term Note and Agreement with ComVest
Capital, LLC. This original agreement was amended May 22, 2006. The final terms of this note included a principal sum of $4,257,000 all due and payable on or before May 10, 2007. The interest rate is 7% per annum during the original term of the loan. The interest rate increases to 7% until July 31, to 9.5% thereafter until October 31, 2006, and to 11.5% for any amounts due after November 1, 2006.
Twelve aircraft that were part of the Omnibus Sale Agreement, mentioned in the note below on inventory, were conveyed as collateral security to ComVest. All interest payments were current at December 31, 2006.






                                       115


                                      F-52

5.  INVENTORY

Inventories consisted of the following aircraft with associated costs:

                                              December 31,      December 31,
                                                  2006             2005
                                              -----------       -----------

         N301DL               737-200           861,538
         N302DL               737-200           861,538
         N303DL               737-200           861,538
         N304DL               737-200           861,538
         M305DL               737-200           861,538
         N306DL               737-200           861,538
         N307DL               737-200           861,538            861,538
         N308DL               737-200           861,538
         N309DL               737-200           861,538
         N314DL               737-200           861,539
         N316DL               737-200           861,539            861,538
         N317DL               737-200           861,539            861,358
         N318DL               737-200           861,539            861,538
         N320DL               737-200                              861,538
         N321DL               737-200                              861,538
         N322DL               737-200                              861,538
         N323DL               737-200           775,000            775,000
         N326DL               737-200           861,539
         N327DL               737-200                              861,538
         N328DL               737-200                              861,538
         N329DL               737-200           861,539
         N330DL               737-200           861,539
         N332DL               737-200           525,000            525,000
         N334DL               737-200                              525,000
         N382DL               737-200
         N937AS                  MD80         1,150,000
                                       ----------------    ---------------

                                       $     16,234,615    $     9,578,842
                                       ================    ===============

The Company acquired 26 aircraft that were all held in separate equipment trusts administered by Wilmington Trust Company through an Omnibus Sale Agreement. The aircraft were divided into two categories: one with 14 aircraft and one with 12.
The 14 were conveyed by bill of sale. The 12 were used as collateral security to ComVest Capital, LLC.

The current inventory also has 2 aircraft that were part of the same fleet originally but were purchased by the company on the open market from other parties, as was the one MD80 in the inventory.



                                       116


                                      F-53

Delta Lease

Aircraft N301DL, N302DL, N303DL, N304DL, N305DL, N306DL, N308DL, N309DL, N314DL,
N326DL, N329DL & N330DL were continued to be operated and leased by Delta
Airlines for during most of year 2006. They were returned to Jetglobal during the 4th quarter of 2006. The total rent paid by Delta Airlines during the tenure of the lease was $1,893,232. These funds were paid directly to ComVest Capital and applied as principal and interest payment on the note discussed under Notes
Payable above.


6. MEMBER EQUITY ACCOUNTS

The operating agreement calls for member BCI Aircraft Leasing to be responsible for 75% of the costs and member Global Aircraft Solutions to be responsible for 25% of the costs for the partnership. However the profits and liquidation are to be split 70% to BCI and 30% to Global. An analysis of the partnership Cash
In/Out accounts, at December 31, 2006, is presented below:

                                             75%/25% of total     Due from/(Due to)
                                             Cash In/ Cash Out          Member
   ---------------------- --------------------- -------------------- --------------

   BCI Aircraft Leasing   3,596,247             6,522,874            (2,926,627)
   Cash In/Out

   Global Aircraft        5,100,918             2,174,291             2,926,627
   Solutions Cash In/Out
   ---------------------- --------------------- -------------------- --------------
   Total Cash in/Out      8,697,165


As mentioned earlier, the two members agreed to wind up the operations of the Company in 2007. The members are negotiating a settlement for the exchange of consideration for the membership interest held by Global. (See Note 1.)


7.  DEPOSITS

At December 31, 2005, the Company had $5.4 million on deposit in escrow related to the purchase of the 26 aircraft bought under the Omnibus Sales Agreement. At
December 31,2006, these deposits had been used and the purchase of the original
26 aircraft was complete. At December 31, 2006, the Company had $350,000 on deposit related to supplying DIP financing for bankrupt Falcon Airlines.
Subsequent to December 31, 2006, the presiding judge in the case has ordered the return of the $350.000.


8. RELATED PARTY TRANSACTIONS

During 2005, Jetglobal had a sale rescinded due to a customer c anceling a sales agreement. This sale was guaranteed by BCI. In settlemelnt of the guarantee commitment to Jetglobal, BCI agreed to take the aircraft in a distribution from Jetglobal and provide Global with a payment equal to the share of lost earnings.
As a result, BCI and Global entered into a settlement agreement for $1,957,692.
This transaction was accounted for as a distribution to BCI in 2005 at the aircraft carrying value of $2,100,000. BCI settled its guarantee obligation directly with Global. The payment of $1,957,962 was made by BCI to Global in January 2006.


                                       117

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                                      F-54


9. CONCENTRATION OF REVENUES

During 2006,I sales to Northern Air Cargo comprised for 38% of Company revenue,
Air Philippines comprised 30%, Royal Khmer Airlines comprised 19% and RAVSA comprised 14%.











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                                       118




                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


INDEMNIFICATION OF DIRECTORS AND OFFICERS

Global's By-Laws allow for the indemnification of Company Officers and Directors in regard to their carrying out the duties of their offices. The Board of Directors will make determination regarding the indemnification of the director, officer or employee as is proper under the circumstances if he/she has met the applicable standard of conduct set forth in subsections (a) and (b) of Section
145 of the Nevada General Corporation Law.

Section 78.751 of the Nevada Business Corporation Act provides that each corporation shall have the following powers:

"1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of any fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had a reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.




3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys fees, actually and reasonably incurred by him in connection with the defense.


4. Any indemnification under sections 1 and 2, unless ordered by a court or advanced pursuant to section 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

          (A) By the stockholders;
          (B) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;
          (C) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or
          (D) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5. The certificate of articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than director or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

     (a) Does not include any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 2 or for the advancement of expenses made pursuant to section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omission involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     (b) Continues for a person who has ceased to be a director, officer employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     (c) The Company's Articles of Incorporation provides that "the Corporation shall indemnify its officers, directors, employee and agents to the fullest extent permitted by the General Corporation Law of Nevada, as amended from time to time."




As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling the company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and unenforceable. See section entitled
"Disclosure of Commission Position on Indemnification for Securities Act
Liabilities".


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of the offering are denoted below. Please note all amounts are estimates other than the Commission's registration fee.

SEC Registration Fee - $2,998.26

State of New York Registration Fee - $2,250.00

Accounting Fees: - $2,500.00

Global will pay all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders.

                     RECENT SALES OF UNREGISTERED SECURITIES

The following represents unregistered sales of securities within the last 3 years:

On May 31, 2004, the shareholders authorized the issuance of 9,600,000 shares of common stock and 16,200,000 shares of common stock issueable upon the exercise of warrants pursuant to a private placement to accredited investors, Barron
Partners and JG Capital. The Company relied upon Section 4(2) of Securities Act of 1933, as amended (the "Act"). The Company issued the 9,600,000 shares of common stock and 16,200,000 shares of common stock issueable upon the exercise of warrants pursuant to an exemption from registration under Regulation D, Rule
506. Barron Partners received a warrant for 7,200,000 shares of common stock at an exercise price of $.68 and a warrant to receive 7,200,000 shares of common stock at an exercise price of $1.36. JG Capital received a warrant for 720,000 shares of common stock at an exercise price of $.34; 540,000 shares of common stock at an exercise price of $.68; and 540,000 shares of common stock at an exercise price of $1.36 On June 15, 2004, the shareholders authorized the issuance of 1,000,000 shares of common stock pursuant to a private placement to accredited investor, Ralph Garcia. The Company relied upon Section 4(2) of
Securities Act of 1933, as amended (the "Act"). The Company issued the 1,000,000 shares of common stock pursuant to an exemption from registration under Regulation D, Rule 506. On August 15, 2004, the shareholders authorized the issuance of 2,115,386 shares of common stock and 2,432,694 shares of common stock issueable upon the exercise of warrants pursuant to a private placement to accredited investors, Alpha Capital, Stonestreet, Whalehaven , Greenwich, JG
Capital, Heza Holdings and Grusko. The Company relied upon Section 4(2) of
Securities Act of 1933, as amended (the "Act"). The Company issued the 2,115,386 shares of common stock and 2,432,694 shares of common stock issueable upon the exercise of warrants pursuant to an exemption from registration under Regulation
D, Rule 506. Alpha received a warrant for 625,000 shares of common stock at an exercise price of $1.00 and 625,000 shares of common stock at an exercise price of $1.36; Stonestreet received a warrant for 192,308 shares of common stock at an exercise price of $1.00 and 192,308 shares of common stock at an exercise price of $1.36; Whalehaven received a warrant for 144,231 shares of common stock at an exercise price of $1.00 and 144,231 shares of common stock at an exercise price of $1.36; Greenwich received a warrant for 96,154 shares of common stock at an exercise price of $1.00 and 96,154 shares of common stock at an exercise price of $1.36; JG Capital received a warrant for 95,192 shares of common stock at an exercise price of $.52, 47,597 shares of common stock at an exercise price of $1.00, and 47,597 shares of common stock at an exercise price of $1.36; Heza
Holdings received a warrant for 31,731 shares of common stock at an exercise price of $.52, 15,865 shares of common stock at an exercise price of $1.00, and 15,865 shares of common stock at an exercise price of $1.36; and Grushko received a warrant for 31,731 shares of common stock at an exercise price of $.52, 15,865 shares of common stock at an exercise price of $1.00, and 15,865 shares of common stock at an exercise price of $1.36. On July 27, 2005, 7,200,000 shares of common stock were issued to selling shareholder Barron
Partners upon the exercise of $.68 warrants and the stock issueable upon exercise of such warrants was issued pursuant to a private placement under Rule
506 of Regulation D of SEC Act of 1933 on May 31, 2004

The Company relied upon Section 4(2) of the Securities Act of1933, as amended
(the "Act"). Each prospective investor was given a private placement memorandum designed to disclose all material aspects of an investment in the Company, including the business, management, offering details, risk factors and financial statements. Each investor also completed a subscription confirmation letter and private placement subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent and that each investor was either "accredited", or were "sophisticated" purchasers, having prior investment experience or education, and having adequate and reasonable opportunity and access to any corporate information necessary to make an informed investment decision. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.

On December 20, 2007, the Company entered into and closed on three non-convertible secured debenture financing agreements with two accredited institutional investors ("Holders") in the total amount of $10 million. As an inducement for Holder Victory Park Master Fund, Ltd. ("Victory Park") to purchase a Debenture, Global issued Victory Park a 5-year warrant exercisable into 1,500,000 shares of Global common stock ("Common Stock") at an exercise price of $0.45 per share ("Warrant"). However, if Victory Park should choose to exercise the Warrant on a cashless basis then it would receive a reduced number of Common Stock shares based upon the cashless exercise formula contained therein.

The Warrant also contains a contingent obligation which shall be determined pursuant to a one-time value test on December 20, 2008 ("Test Date"). In the event that the difference between the Common Stock VWAP (for the 20 trading days prior to such Test Date) and the exercise price multiplied by the number of Warrant shares is not at least equal to $750,000 ("Target Value"), then Global will be obligated to issue an additional warrant to Victory Park. If Global is obligated to issue an additional warrant (such warrant will contain identical terms and provisions as the Warrant set forth above), that warrant shall be exercisable into that number of Common Stock shares that would cause the additional warrant and the Warrant combined to equal the Target Value, but in no event shall the additional warrant be exercisable into more than 500,000 warrant shares.

The issuance of the Debentures, Warrant and Warrant Shares to Victory Park are exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 506 promulgated thereunder. Each investor also completed a private placement subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent and that each investor was either "accredited", or were "sophisticated" purchasers, having prior investment experience or education, and having adequate and reasonable opportunity and access to any corporate information necessary to make an informed investment decision. This offering was not accompanied by general advertisement or general solicitation.

Under the Securities Act of 1933, all sales of an issuers' securities or by a shareholder, must either be made (i) pursuant to an effective registration statement filed with the SEC, or (ii) pursuant to an exemption from the registration requirements under the 1933 Act.





Rule 144 under the 1933 Act sets forth conditions which if satisfied, permit persons holding control securities (affiliated shareholders, i.e., officers, directors or holders of at least ten percent of the outstanding shares) or restricted securities (non-affiliated shareholders) to sell such securities publicly without registration. Rule 144 sets forth a holding period for restricted securities to establish that the holder did not purchase such securities with a view to distribute. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities an Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year hold period, subjected to certain volume limitations, and resales by non-affiliates holders without limitations after two years; ( c ) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer;
or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

EXHIBITS
(previously filed)

     3.1.............Amended and Restated Articles of Incorporation
     3.2.............By Laws
     4.1.............Stock Purchase Agreement (Barron Partners)
     4.2.............2002 Compensatory Stock Option Plan
     4.3.............2003 Employee Stock Compensation Plan
     4.4.............Common Stock Purchase Warrant Issued May 31, 2004
     4.5.............Common Stock Purchase Warrant Issued May 31, 2004
     4.6.............Common Stock Purchase Warrant Issued May 31, 2004
     4.7.............Form of Subscription Agreement (Alpha, Whalehaven,
                     Stonestreet, Greenwich)
     4.8.............Form of Stock Purchase Agreement (Acquisition of World Jet
                     Corporation)
     4.9.............Loan Agreement American Capital Ventures
     4.10............World Jet Factoring Agreement
     5.1.............Opinion re: Legality
     10.1............Property Lease
     10.2............Employment Agreement Dated July 21, 2003 by and between Ian
                     Herman and Global
     10.3............Employment Agreement Dated July 21, 2003 by and between
                     John B. Sawyer and Global
     11.1............Statement re: computation of per share earnings
     13.1............2004 Annual report (See also 10KSB & 10QSB Filings)
     21.1............Subsidiaries of the registrant
     23.1............Consent of experts and counsel (Included in Exhibit 5.1)
     99.1............Court Order canceling 8.1 million shares of common stock &
                     returning the stock to Global
     99.2............Lawsuit filed by Global against Corwin Foster, Jane Doe
                     Foster and Seajay Holdings
     99.3............Sale of Assets Agreement between HAT Hamilton Aviation
     99.4............Lease/Purchase Agreement between HAT and Hamilton Aviation
     99.5............Service Agreement between HAT and Hamilton Aviation
     99.6............Settlement Agreement among HAT, Hamilton Aviation and the
                     Bankruptcy Estate
     99.7............Bankruptcy Court Order re: Settlement Agreement
     99.8............Lawsuit filed by HAT against Aero Micronesia




UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule
               424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) To deem, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the end of the offering.




(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, to undertake that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

         (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.






                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing Form SB-2A and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Tucson, state of Arizona, on August 1, 2008.

 Registrant

 /s/ John B. Sawyer
 John B. Sawyer, President/Director
 Principal Executive Officer


Date: August 1, 2008

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


/s/ Ian Herman                                        August 1, 2008
Ian Herman, Chairman/CEO/Director                     Date


/s/ John B. Sawyer                                    August 1, 2008
John B. Sawyer, President/Director                    Date
Principal Executive Officer


/s/ Patricia Graham                                   August 1, 2008
Patricia Graham, Chief Financial Officer/             Date
Chief Accounting Officer


/s/ Gordon D. Hamilton                                August 1, 2008
Gordon D. Hamilton, Director                          Date


/s/ Michael Hanley                                    August 1, 2008
Michael Hanley                                        Date


/s/ Brent Dau                                         August 1, 2008
Brent Dau, Director                                   Date


/s/ Kenneth Raff                                      August 1, 2008
Kenneth Raff, Director                                Date

